SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549



                                 FORM 8-K

                              CURRENT REPORT


                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  October 22, 1996


                            HSBC AMERICAS, INC.
            (Exact name of registrant as specified in charter)


DELAWARE                      I-2940         22-1093160
(State or other juris-        (Commission    (IRS Employer
diction of incorporation)     File Number)   Identification No.)


ONE MARINE MIDLAND CENTER, BUFFALO, NEW YORK 14203
(Address of principal executive offices)

Registrant's telephone number, including area code:  (716) 841-2424


                              Not Applicable
                      (Former name or former address,
                         if changed since report)






                                                                        2.


Item 2.  Acquisition or Disposition of Assets

  On August 29, 1996, HSBC Americas, Inc. (the "Company") filed a Form 8-K reporting that on August 21, 1996, the Company and CT Financial Services Inc., a federal corporation organized under the laws of Canada (the "Seller"), had entered into a Stock Purchase Agreement pursuant to which the Company agreed to purchase from the Seller all of the issued and outstanding common shares of CTUS Inc. ("CTUS"), a unitary thrift holding company. CTUS owns approximately 99% of the issued and outstanding shares of First Federal Savings and Loan Association of Rochester ("First Federal"), a thrift institution which, at June 30, 1996 had approximately $7.2 billion in assets and operated 80 branches across New York State, including 31 branches in Monroe and Erie counties. The purchase price to be paid by the Company to the Seller is $620 million in cash, subject to upwards or downwards adjustment to the extent that at the time of closing of the acquisition the book value of First Federal is greater than or less than an amount equal to $400 million plus or minus certain adjustments. It is contemplated that simultaneously with the purchase of the common shares of CTUS by the Company, First Federal will be merged with and into Marine Midland Bank ("Marine"), the Company's principal subsidiary. The Stock Purchase Agreement provides that prior to the closing of the purchase of the CTUS common shares by the Company, CTUS will issue to the Seller and the Seller will continue to hold following the purchase, a class of preferred shares of CTUS which will provide for a contingent dividend or redemption equal to the amount of the recovery, net of taxes and costs, if any, by First Federal (or Marine as its successor) resulting from the pending action in the United States Court of Claims by First Federal against the United States government alleging breaches by the government of contractual obligations to First Federal following passage of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. The Company will sell a portion of its portfolio of investment securities to fund the purchase price of the CTUS common shares under the Stock
  Purchase Agreement.

  Completion of the acquisition is subject to certain conditions, including receipt of necessary regulatory approvals including approval of the Board of Governors of the Federal Reserve System and the New York State Banking Department as well as notification of the Office of Thrift Supervision. The transaction when completed will be accounted for as a purchase and the results of CTUS's operations will be included in the Company's financial statements from the date of acquisition.

  On August 30, 1996 the Company filed a Form 8-K stating that it had reached an agreement to acquire the institutional United States dollar clearing activity of Morgan Guaranty Trust Company of New York. This transaction is also subject to regulatory approval. Additionally, prior to June 30, 1996 the Company acquired two New York City branches of the Hang Seng Bank, an affiliate of the Company, and selected assets and liabilities of East River Savings Bank. None of these acquisitions is individually significant to the Company for purposes of Rule 1-02 of Regulation S-X.


Item 7.  Financial Statements and Exhibits

  a. Financial statements of CTUS Inc. are being provided in connection with the contemplated acquisition described in Item 2 above. Audited financial statements of CTUS Inc. are included as an Exhibit to this Report and unaudited interim financial information of CTUS Inc. is included herein as follows:


                                                                    3.


     - Consolidated Condensed Balance Sheet of CTUS Inc. as of June 30, 1996 (unaudited).

     - Consolidated Condensed Income Statement of CTUS Inc. for the six month periods ended June 30, 1996 and June 30, 1995 (unaudited).

     - Consolidated Condensed Statement of Cash Flows of CTUS Inc. for the six month periods ended June 30, 1996 and June 30, 1995 (unaudited).

     - Notes to Consolidated Condensed Financial Statements of CTUS Inc.


  b. The following pro forma financial statements are provided:

     - Pro Forma Combined Condensed Balance Sheet of HSBC Americas, Inc. as of June 30, 1996.

     - Pro Forma Combined Condensed Income Statement of HSBC Americas, Inc. for the year ended December 31, 1995.

     - Pro Forma Combined Condensed Income Statement of HSBC Americas, Inc. for the six months ended June 30, 1996.

     - Notes to Pro Forma Combined Condensed Financial Information of HSBC Americas, Inc.



                                                                    4.


                             CTUS Inc.
                Consolidated Condensed Balance Sheet
                           June 30, 1996
                            (Unaudited)

                                                   (in millions)
Assets
   Cash and cash equivalents                          $     197
   Securities available for sale                            614
   Securities held to maturity                              253
   Federal Home Loan Bank stock                              91
   Loans                                                  5,889
   Allowance for loan losses                                (43)
                                                        --------
      Net loans                                           5,846
   Other assets                                             220
                                                        --------
      Total assets                                    $   7,221
                                                        ========
Liabilities and Stockholder's Equity
Liabilities
   Deposits                                           $   4,390
   Securities sold under agreements to repurchase           489
   Advances from Federal Home Loan Bank                   1,780
   Senior and subordinated notes                             82
   Other borrowed funds                                       8
   Other liabilities                                        109
                                                        --------
      Total liabilities                                   6,858
                                                        --------
Stockholder's Equity
   Common stock                                               -
   Additional paid in capital                               163
   Retained earnings                                        205
   Unrealized loss on securities available
    for sale, net of taxes                                   (5)
                                                        --------
      Total stockholder's equity                            363
                                                        --------
      Total liabilities and stockholder's equity      $   7,221
                                                        ========


See accompanying notes to consolidated condensed financial statements.





                                                                  5.


                         CTUS Inc.
          Consolidated Condensed Income Statement
                       (Unaudited)

                                             Six months ended
                                                  June 30,
                                            1996           1995
                                               (in millions)
Interest income                            $ 252          $ 232
Interest expense                             165            150
                                            ----           ----
Net interest income before
 provision for loan losses                    87             82
Provision for loan loss                        9              8
                                            ----           ----
Net interest income after provision           78             74
                                            ----           ----
Other operating income
   Loan fees                                   3              2
   Loan servicing income, net                  6              5
   Customer service fees                       5              4
   Net gain on sale of
    mortgage loans and securities              4              -
   Other                                       6              8
                                            ----           ----
                                              24             19
                                            ----           ----
                                             102             93
                                            ----           ----
Operating expenses
   Employee compensation and benefits         29             29
   Office, occupancy and equipment            10             10
   General and administrative                 19             16
   Deposit insurance premiums                  5              5
                                            ----           ----
                                              63             60
                                            ----           ----
Income before taxes                           39             33
Income tax expense (benefit)                 (19)            14
                                            ----           ----
Net income                                 $  58          $  19
                                            ====           ====


See accompanying notes to consolidated condensed financial statements.



                                                                     6.

                          CTUS Inc.
         Consolidated Condensed Statement of Cash Flows
                         (Unaudited)

                                                   Six months ended
                                                       June 30,
                                                 --------------------
                                                 1996           1995
                                                 -----          -----
                                                     (in millions)
Cash flows from operating activities:
   Net income                                   $  58          $  19
   Adjustments to reconcile net income
    to net cash provided (used) by
    operating activities
      Non-cash income/expenses                     (6)            13
      Net change in:
         Other assets                              (4)            (5)
         Other liabilities                        (49)           (17)
                                                 -----          -----
   Net cash provided (used) by
    operating activities                           (1)            10
                                                 -----          -----

Cash flows from investing activities:
   Net change in investments                       58             94
   Net change in loans                           (112)          (378)
   Other, net                                     (15)           (10)
                                                 -----          -----
   Net cash used by investing activities          (69)          (294)
                                                 -----          -----

Cash flows from financing activities:
   Net change in deposits                          54            153
   Net change in advances
    from Federal Home Loan Bank                    68             (8)
   Net change in borrowed funds                   (82)            97
                                                 -----          -----
   Net cash provided by financing activities       40            242
                                                 -----          -----

Net decrease in cash and cash equivalents         (30)           (42)
Cash and cash equivalents at beginning
 of period                                        227            216
                                                 -----          -----
Cash and cash equivalents at end of period      $ 197          $ 174
                                                 =====          =====



See accompanying notes to consolidated condensed financial statements.



                                                                       7.


                                   CTUS Inc.

              Notes to Consolidated Condensed Financial Statements


1.   Basis of Presentation

  The accounting and reporting policies of CTUS Inc. (the Company) conform to generally accepted accounting principles. Such policies, except as noted below, are consistent with those applied in the presentation of the Company's annual financial statements which are contained in the exhibits.

  The interim financial information in this report has not been audited. In the opinion of the Company's management, all adjustments necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods have been made. The interim financial information should be read in conjunction with the Consolidated Financial Statements for the years ended December 31, 1995 and 1994.

2.   New Accounting Standards

  Effective January 1, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights (FAS 122) prospectively. FAS 122 requires that a mortgage banking enterprise recognize as separate assets, the right to service mortgage loans for others, whether acquired directly or in conjunction with the acquisition of mortgage loan assets.

  As originated or purchased mortgage loans are sold, securitized or where a definitive plan exists to sell or securitize such loans, their total cost is allocated between servicing rights and the loans, based on relative fair values.

  FAS 122 specifies that servicing rights be evaluated for impairment based on the difference between the carrying value of such rights and their current fair value. For purposes of measuring impairment, which is to be recorded through use of a valuation reserve, servicing rights will be stratified based upon interest rates and whether or not such rates are fixed or variable.

  The adoption of FAS 122 did not have a material effect on the financial position or results of operations of the Company.

  The Company is required to adopt Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (FAS 125), effective January 1, 1997. The Company does not expect that the adoption of FAS 125 will have a material effect on its financial position or results of operation.





                                                                         8.



                            HSBC Americas, Inc.

      UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION


On August 21, 1996 the Company entered into an agreement to purchase CTUS Inc., a unitary thrift holding company. CTUS Inc. owns approximately 99% of the issued and outstanding shares of First Federal Savings and Loan Association of Rochester. The acquisition will be accounted for under the purchase method of accounting. The transaction is subject to regulatory approval and is expected to close no later than the first quarter of 1997.
In addition to the proposed acquisition of CTUS Inc.: (i) on May 20, 1996 the Company consummated the acquisition of two New York City branches of Hang Seng Bank, an affiliate of the Company, (ii) on June 28, 1996 the Company consummated the acquisition of selected assets and liabilities of East River Savings Bank (the "Consummated Transactions") and (iii) on August 13, 1996 the Company agreed to acquire the United States dollar clearing activities of Morgan Guaranty Trust Company of New York (the "Dollar Clearing Activities Transaction"). The Dollar Clearing Activities Transaction is subject to regulatory approval and is expected to close in the fourth quarter of 1996. Neither the Consummated Transactions nor the Dollar Clearing Activities Transactions are considered to be acquisitions of businesses. Reliable historical financial information concerning results of operations for these nonbusiness transactions are not available and therefore are not included in the pro forma combined condensed income statements. However, results of the Consummated Transactions are included in the Company's historical income statement for the six months ended June 30, 1996 from their respective dates of acquisition. Apart from the CTUS Inc. acquisition, none of these acquisitions is individually significant to the Company for purposes of Rule 1-02 of Regulation S-X. The following provides the basis of presentation of all of the acquisitions in the Company's pro forma combined condensed financial information.

The pro forma combined condensed balance sheet as of June 30, 1996 includes the CTUS Inc. transaction and the Dollar Clearing Activities Transaction because the consummation of such transactions is considered to be probable. Information with respect to the Dollar Clearing Activities Transaction is as of December 31, 1995 as more recent information is not available. The Consummated Transactions are included in the historical balance sheet of the Company as of June 30, 1996. The assets and liabilities relating to such acquisitions were recorded at their respective fair values at the dates such acquisitions were consummated.

The accompanying pro forma combined condensed income statement for the year ended December 31, 1995 and for the six months ended June 30, 1996 present the pro forma impact of the acquisition of CTUS Inc. assuming that the acquisition had been completed as of the beginning of each period presented.

The pro forma information is based on the historical financial statements after giving effect to the impact of the purchase accounting adjustments relating to the acquisitions. Assumptions and adjustments are set forth in the accompanying notes made in connection with the preparation of the pro forma combined condensed financial information. Purchase accounting adjustments to reflect estimated fair values have been made with respect to the assets and liabilities acquired based upon preliminary estimates and evaluations as of June 30, 1996. The allocations of the purchase prices are subject to final determination, based upon estimates and other evaluations of fair value, as of the date the acquisitions are consummated. Therefore, the allocations reflected in the following pro forma combined condensed financial information may differ from the amounts ultimately determined.



                                                                  9.

The pro forma information with respect to CTUS Inc. has been prepared by the Company's management based upon the financial statements of CTUS Inc. included elsewhere herein and information obtained by the Company during its investigation of the activities acquired. The pro forma financial information should be read in conjunction with the notes thereto. This pro forma information may not be indicative of the results that actually would have occurred if the purchase had been consummated on the dates indicated or which may be obtained in the future. While the Company expects to achieve certain operating cost savings as a result of the combination, no adjustment has been included in the pro forma amounts for anticipated operating cost savings.


                                                                    10.


                                   HSBC Americas, Inc.
                       Pro Forma Combined Condensed Balance Sheet
                                     June 30, 1996
                                     (Unaudited)
                                    (in millions)

                                         Historical
                                   ----------------------
                                       HSBC
                                     Americas,    CTUS       Other     Pro Forma     Pro Forma
                                       Inc.       Inc.    Acquisition  Adjustments    Combined
                                     ---------   -------  -----------  ----------    --------
Assets
   Cash and due from banks         $    2,316 $      197  $       220   $   (45)(2)  $  2,688
   Federal funds sold and
    securities purchased under
    agreements to resell                  977                   1,130                   2,107
   Trading assets                         871                                             871

                                                                             (4)(6)
                                                                           (660)(4)
   Securities                           3,341        958                   (227)(5)     3,408
   Loans                               14,760      5,889          450        40 (6)    21,139
   Less: allowance for loan loss          458         43                                  501
                                     ---------   -------    ---------   -------       -------
      Loans, net                       14,302      5,846          450        40        20,638
                                     ---------   -------    ---------   -------       -------
   Other assets                           794        220                     (4)(6)     1,010
                                                                            276 (4)
   Goodwill                               126                                12 (6)       414
                                     ---------   -------    ---------   -------       -------
      Total assets                 $   22,727 $    7,221  $     1,800  $   (612)     $ 31,136
                                     =========   ========   =========   =======       =======

Liabilities and Shareholders' Equity
Liabilities
   Deposits - domestic offices     $   14,864 $    4,390  $     1,800  $      6 (6)  $ 21,060
            - foreign offices           2,400                                           2,400
   Federal funds purchased and
    securities sold under
    repurchase agreements               1,184        489                                1,673

                                                                            (82)(1)
                                                                              2 (6)
   Other borrowed funds                 2,121      1,870                   (227)(5)     3,684
   Interest, taxes and                                                       16 (3)
    other liabilities                     319        109                     36 (6)       480
                                     ---------   -------     ---------   ------      --------
    Total liabilities                  20,888      6,858         1,800     (249)       29,297
                                     ---------   -------     ---------   ------      --------
                                                                           (384)(4)
                                                                             82 (1)
                                                                            (45)(2)
Shareholders' Equity                    1,839        363                    (16)(3)     1,839
                                     ---------   -------     ---------   ------      --------
      Total liabilities and
       shareholders' equity        $   22,727 $    7,221   $     1,800  $   (612)    $ 31,136
                                     =========   ========    =========   =======    =========


See Notes to Pro Forma Combined Condensed Financial Information.

(1) Conversion to equity of CTUS Inc. debt of $82 million payable to former parent.
(2) Payment of dividend of $45 million by CTUS Inc. to former parent.
(3) As discussed in footnote 17 to the 1995 consolidated financial statements of CTUS Inc. attached as an Exhibit to this Report, CTUS Inc.
    is subject to the one-time assessment to recapitalize the SAIF Insurance
    Fund. Legislation signed into law on September 30, 1996 resulted in an after tax expense of $16 million being accrued by CTUS Inc. at September 30, 1996 which is one of the downward adjustments to the net book value of CTUS Inc. at the time of closing.
(4) Assuming liquidation of investment portfolio to fund acquisitions, including the related goodwill.
(5) Immediate liquidation of $227 million of CTUS Inc. securities portfolio upon acquisition and repayment of same amount of advances from the Federal
    Home Loan Bank of New York.
(6) Estimated purchase accounting adjustments to reflect fair value and related acquisition liabilities.




                                                                        11.


                                HSBC Americas, Inc.
                  Pro Forma Combined Condensed Income Statement
                           Year ended December 31, 1995
                                   (Unaudited)
                                  (in millions)


                            Historical
                         ---------------
                                                                  HSBC
                              HSBC                           Americas,
                         Americas,    CTUS   Pro Forma        Inc. and
                              Inc.    Inc.     Adjust.       CTUS Inc.
                         ---------    ----   ---------       ---------
                            $         $         $ (38) (2)      $
                                                   (2) (1)
Interest income              1,488     481        (13) (3)       1,916
                                                   (7) (1)
Interest expense               596     315          3  (3)         907
                             -----     ---       ----            -----
Net interest income            892     166        (49)           1,009

Provision for loan loss        175      15          -              190
                             -----     ---       ----            -----
Net interest income
 after provision for
 loan loss                     717     151        (49)             819
Other Operating income         315      43         (6) (3)         352
                             -----     ---       ----            -----
                             1,032     194        (55)           1,171
Operating expenses             696     123         17  (3)         836
                             -----     ---       ----            -----

Income before taxes            336      71        (72)             335
Income taxes                    52      29        (24) (4)          57
                             -----     ---       ----            -----
Net income                  $  284    $ 42      $ (48)          $  278
                             =====     ===       ====            =====


See Notes to Pro Forma Combined Condensed Financial Information.
(1) Reduction of interest expense associated with $82 million debt conversion to equity and interest income associated with $45 million dividend.
(2)  Reduction of interest income on securities liquidated.
(3)  Impact of pro forma purchase accounting adjustments.
(4)  Income taxes related to applicable adjustments at 43%.


                                                                       12.

                           HSBC Americas, Inc.

               Pro Forma Combined Condensed Income Statement
                      Six months ended June 30, 1996
                               (Unaudited)
                              (in millions)


                              Historical
                          -------------------
                                                                       HSBC
                               HSBC                               Americas,
                          Americas,      CTUS     Pro Forma        Inc. and
                               Inc.      Inc.       Adjust.       CTUS Inc.
                          ---------      ----     ---------       ---------
                               $         $            $(19) (2)      $
                                                        (1) (1)
Interest income                 777       252           (6) (3)       1,003
                                                        (3) (1)
Interest expense                320       165            1  (3)         483
                                ---       ---          ---            -----
Net interest income             457        87          (24)             520
Provision for loan loss          35         9            -               44
                                ---       ---          ---            -----
Net interest income after
 provision for loan loss        422        78          (24)             476
Other operating income          154        24           (3) (3)         175
                                ---       ---          ---            -----
                                576       102          (27)             651
Operating expenses              313        63            9  (3)         385
                                ---       ---          ---            -----
Income before taxes             263        39          (36)             266
Income taxes                     88        16 (5)      (12) (4)          92
                                ---       ---          ---            -----
Net income                     $175      $ 23         $(24)          $  174
                                ===       ===          ===            =====


See Notes to Pro Forma Combined Condensed Financial Information.
(1) Reduction of interest expense associated with $82 million debt conversion to equity and interest income associated with $45 million dividend.
(2) Reduction of interest income on securities liquidated.
(3) Impact of pro forma purchase accounting adjustments.
(4) Income taxes related to applicable adjustments at 43%.
(5) Excludes $35 million tax recovery relating to settlement of a net operating loss issue.



                                                                        13.


                            HSBC Americas, Inc.
        Notes to Pro Forma Combined Condensed Financial Information
                                (Unaudited)


NOTE 1. Under the purchase agreement relating to the CTUS Inc. acquisition, immediately prior to consummation of the acquisition of all of the common stock of CTUS Inc. by the Company CTUS Inc. will convert senior debt owed to its parent to equity and declare and pay a dividend to its parent, in an amount to reduce shareholder's equity immediately prior to the acquisition to $400 million plus or minus certain adjustments. The Company will sell a portion of its portfolio of investment securities to fund the purchase price of the CTUS Inc. common shares.

The purchase agreement also provides that prior to the closing of the purchase of the CTUS Inc. common shares by the Company, CTUS Inc. will issue to its former parent and the former parent will continue to hold following the purchase, a class of preferred shares of CTUS Inc. which will provide for a contingent dividend or redemption equal to the amount of recovery, net of taxes and costs if any, by First Federal (or Marine as its successor) resulting from the pending action against the United States government alleging breaches by the government of contractual obligations to First Federal following the passage of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

NOTE 2. The assumptions underlying the pro forma purchase accounting adjustments are summarized as follows:

(a) The estimated fair value adjustments have been determined by the Company based upon information provided by CTUS Inc. and (in the case of the balance sheet adjustments) Morgan Guaranty Trust Company of New York, additional information obtained in the preliminary review of the operations of the sellers and various assumptions deemed appropriate by the Company. The fair values ultimately determined may be different from those values used in the pro forma adjustments included herein.

      (i) Securities were valued at their estimated fair market value as of June 30, 1996 less those anticipated to be immediately sold.

     (ii) Loans were valued based upon interest rates as of June 30, 1996. The resulting net premium is being amortized against income over the remaining estimated life of the portfolio utilizing certain prepayment assumptions so as to produce a constant yield to maturity.

    (iii) Premises and equipment included in other assets were recorded at their estimated fair value.

     (iv) Mortgage servicing rights, included in other assets, represent acquired servicing rights and were valued at fair value. The resulting premium is being amortized against income over the remaining life of the servicing portfolio utilizing certain prepayment assumptions.

      (v) Deposits were valued based upon interest rates for comparable deposit liabilities as of June 30, 1996. The resulting premiums are being amortized into interest expense over the remaining contractual term so as to produce a constant return to maturity.



                                                                    14.


     (vi) Other borrowed funds were valued based upon interest rates for comparable borrowed funds as of June 30, 1996. Outstandings were reduced by amounts received in liquidation of securities.

    (vii) Upon acquisition it is more likely than not that all tax benefits of CTUS Inc. will be realized in some future period by the combined entity. Therefore, the valuation adjustment of CTUS Inc. will be brought to zero.

    (viii) Employee benefit liabilities related to employee contracts and severance costs related to the elimination of redundant personnel costs were recorded.

     (ix) Liabilities for lease buyouts of facilities to be vacated were provided.

      (x) Excess of the cost of net assets acquired over their fair value is being amortized into expense on a straight line basis over periods of 10 to 15 years.


(b) The purchase price is estimated to be allocated as described in the table below:

                                 (in millions)
   Cost of acquisitions                 $ 660
                                         ----
   Net assets acquired                    384
   Fair value adjustments:
     Securities                            (4)
     Loans                                 40
     Other assets
       Mortgage servicing rights           20
       Premises and equipment             (16)
       Write off of
        intangible assets                  (8)
     Deposits                              (6)
     Borrowed funds                        (2)
     Reduction in deferred tax
      valuation allowance                  10
   Other liabilities
     Lease termination costs               (4)
     Employee benefits                    (25)
     Acquisition costs                     (6)
     Other costs                           (3)
     Deferred tax liability                (8)
                                          ---
                                          372
                                          ---
   Excess of cost of net assets
    acquired over fair value
    (goodwill)                           $288
                                          ===




NOTE 3. The Pro Forma Combined Condensed Income Statements for the year ended December 31, 1995 and the six months ended June 30, 1996 reflect the combination of historical operating results of the Company and CTUS Inc. and include the necessary purchase accounting adjustments as if the combination had taken place at the beginning of each of the periods presented. Historical results of operations relating to the Consummated Transactions and the Dollar Clearing Activities Transaction are not included as reliable historical results of operations are not available. However, results of the Consummated Transactions are included in the Company's historical income statement for the six months ended June 30, 1996 from their respective dates of acquisition.



                                                                       15.


The purchase accounting adjustments used in the preparation of the Pro Forma Combined Condensed Income Statements are summarized below:



                                                       Six Months
                                    Year Ended              Ended
                             December 31, 1995      June 30, 1996

                                            (in millions)
Net income of the Company                 $284               $175
Net income of CTUS Inc.                     42                 23
Pro forma adjustments
  Amortization/accretion of
   purchase accounting adjustments:
     Loans                                (13)                 (6)
     Mortgage servicing rights             (6)                 (3)
     Deposits                              (3)                 (1)
     Excess of cost of net assets
      acquired over fair value            (17)                 (9)
  Loss of interest income on
   investments due to assumed use
   of such investments to fund
   the purchase price                     (38)                (19)
  Reduction in interest expense
   associated with debt conversion
   net of dividend                          5                   2
  Net tax effect associated
   with above adjustments excluding
   amortization of excess of cost
   of net assets acquired over
   fair value                              24                  12

Pro forma net income                     $278                $174



NOTE 4. The following table sets forth the projected effect of purchase accounting adjustments relating to the CTUS Inc. acquisition, the Consummated
Transactions and the Dollar Clearing Activities Transaction, on the operating results of future periods. The annual amortization of the excess cost of net assets acquired over fair value of $17 million relating to CTUS
Inc. is not subject to deduction for Federal and state taxes. The projected amortization and accretion is subject to change in the event of changes in fair value on consummation date, if such assets are subsequently sold and to variations between future prepayments assumed in the preparation of the table and those which may actually occur.

                            1997    1998   1999    2000   2001
Amortization of:
  Premium on loans           $13     $11    $ 8     $ 5    $ 3
  Purchased mortgage
   servicing rights            6       5      4       3      2
  Discount on deposits         3       3      -       -      -
  Excess cost of net
   assets acquired
    over fair value           28      28     28      28     28
  Charge to operations       $50     $47    $40     $36    $33



                                                                     16.


NOTE 5.  The Consummated Transactions and Dollar Clearing Activities
Transaction are anticipated to provide $100 million in operating revenues, offset in part by approximately $60 million in operating expenses excluding income taxes during the first full year of combined operations.




                                                                      17.


(c)  Exhibits

      2.  Stock Purchase Agreement between CT Financial Services Inc. and
          HSBC Americas, Inc. dated as of August 21, 1996.

     13.  Audited consolidated financial statements for CTUS Inc. -
          December 31, 1995 and 1994, including independent auditors' report thereon.

     23.  Independent Auditors' Consent




                                                                     18.



                                SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.



                              HSBC AMERICAS, INC.


                              (REGISTRANT)

                              /s/ Gerald A. Ronning

                              NAME:   GERALD A. RONNING
                              TITLE:  EXECUTIVE VICE PRESIDENT &
                                      CONTROLLER



Date:  October 22, 1996






                                                   Exhibit 2


ATTORNEY WORK PRODUCT
PRIVILEGED AND CONFIDENTIAL









                        STOCK PURCHASE AGREEMENT



                                 between


                       CT FINANCIAL SERVICES INC.
                               ("Seller")

                                   and


                           HSBC AMERICAS, INC.
                              ("Purchaser")


                       dated as of August 21, 1996





                             TABLE OF CONTENTS

                                                                       Page

                                 ARTICLE I

                                DEFINITIONS

     SECTION 1.01.  Certain Defined Terms. . . . . . . . . . . . . . . .  1
     SECTION 1.02.  Additional Defined Terms . . . . . . . . . . . . . .  6

                                ARTICLE II

                             PURCHASE AND SALE

     SECTION 2.01.  Purchase and Sale. . . . . . . . . . . . . . . . . .  8
     SECTION 2.02.  Purchase Price . . . . . . . . . . . . . . . . . . .  8
     SECTION 2.03.  Closing. . . . . . . . . . . . . . . . . . . . . . .  8
     SECTION 2.04.  Purchase Price Adjustment. . . . . . . . . . . . . .  8
     SECTION 2.05.  Certain Accounting Matters . . . . . . . . . . . . . 11

                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE SELLER

     SECTION 3.01.  Organization and Authority of the Seller . . . . . . 12
     SECTION 3.02.  CTUS Representation. . . . . . . . . . . . . . . . . 12
     SECTION 3.03.  Organization and Qualification of CTUS, the Company
                              and the Subsidiaries . . . . . . . . . . . 12
     SECTION 3.04.  Capital Stock of CTUS. . . . . . . . . . . . . . . . 13
     SECTION 3.05.  Capital Stock of the Company and the Subsidiaries. . 13
     SECTION 3.06.  Consents and Approvals . . . . . . . . . . . . . . . 14
     SECTION 3.07.  No Conflict. . . . . . . . . . . . . . . . . . . . . 15
     SECTION 3.08.  CTUS Financial Statements. . . . . . . . . . . . . . 15
     SECTION 3.09.  Company Financial Statements . . . . . . . . . . . . 16
     SECTION 3.10.  Absence of Certain Changes or Events . . . . . . . . 16
     SECTION 3.11.  Absence of Litigation. . . . . . . . . . . . . . . . 18
     SECTION 3.12.  Compliance with Laws . . . . . . . . . . . . . . . . 18
     SECTION 3.13.  Contracts. . . . . . . . . . . . . . . . . . . . . . 18
     SECTION 3.14.  Reports. . . . . . . . . . . . . . . . . . . . . . . 19
     SECTION 3.15.  Taxes. . . . . . . . . . . . . . . . . . . . . . . . 19
     SECTION 3.16.  Real Property. . . . . . . . . . . . . . . . . . . . 20
     SECTION 3.17.  Environmental Matters. . . . . . . . . . . . . . . . 21
     SECTION 3.18.  Employee Benefit Matters . . . . . . . . . . . . . . 21
     SECTION 3.19.  Labor Matters. . . . . . . . . . . . . . . . . . . . 25
     SECTION 3.20.  Insurance. . . . . . . . . . . . . . . . . . . . . . 25
     SECTION 3.21.  Minority Shares. . . . . . . . . . . . . . . . . . . 25
     SECTION 3.22.  Intercompany Obligations . . . . . . . . . . . . . . 25
     SECTION 3.23.  Community Reinvestment Act . . . . . . . . . . . . . 26
     SECTION 3.24.  Brokers. . . . . . . . . . . . . . . . . . . . . . . 26

                                ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     SECTION 4.01.  Organization and Authority of the Purchaser. . . . . 26
     SECTION 4.02.  Organization of Marine Midland Bank. . . . . . . . . 26
     SECTION 4.03.  Consents and Approvals . . . . . . . . . . . . . . . 27
     SECTION 4.04.  No Conflict. . . . . . . . . . . . . . . . . . . . . 27
     SECTION 4.05.  Compliance with Laws . . . . . . . . . . . . . . . . 27
     SECTION 4.06.  Absence of Litigation. . . . . . . . . . . . . . . . 28
     SECTION 4.07.  Securities Law . . . . . . . . . . . . . . . . . . . 28
     SECTION 4.08.  Financing. . . . . . . . . . . . . . . . . . . . . . 28
     SECTION 4.09.  Community Reinvestment Act . . . . . . . . . . . . . 28
     SECTION 4.10.  Brokers. . . . . . . . . . . . . . . . . . . . . . . 28

                                 ARTICLE V

                           ADDITIONAL AGREEMENTS

     SECTION 5.01.  Conduct of Business Prior to the Closing . . . . . . 29
     SECTION 5.02.  Investigation. . . . . . . . . . . . . . . . . . . . 30
     SECTION 5.03.  Access to Information. . . . . . . . . . . . . . . . 31
     SECTION 5.04.  Books and Records. . . . . . . . . . . . . . . . . . 32
     SECTION 5.05.  Confidentiality. . . . . . . . . . . . . . . . . . . 32
     SECTION 5.06.  Authorizations; Consents and Notices . . . . . . . . 33
     SECTION 5.07.  Pre-Closing Payments . . . . . . . . . . . . . . . . 33
     SECTION 5.08.  Notice of Events . . . . . . . . . . . . . . . . . . 34
     SECTION 5.09.  FIRREA Claim . . . . . . . . . . . . . . . . . . . . 34
     SECTION 5.10.  No Solicitation. . . . . . . . . . . . . . . . . . . 36
     SECTION 5.11.  Covenant Not to Compete. . . . . . . . . . . . . . . 37
     SECTION 5.12.  Environmental Audit. . . . . . . . . . . . . . . . . 38
     SECTION 5.13.  Minority Shares. . . . . . . . . . . . . . . . . . . 38
     SECTION 5.14.  Merger Structure . . . . . . . . . . . . . . . . . . 38
     SECTION 5.15.  FIRTPA Certificate . . . . . . . . . . . . . . . . . 39
     SECTION 5.16.  Further Assurances . . . . . . . . . . . . . . . . . 39
     SECTION 5.17.  Transition . . . . . . . . . . . . . . . . . . . . . 40

                                ARTICLE VI

                             EMPLOYEE MATTERS

     SECTION 6.01.  Provision of Comparable Benefits . . . . . . . . . . 40
     SECTION 6.02.  Succession . . . . . . . . . . . . . . . . . . . . . 41
     SECTION 6.03.  Survival . . . . . . . . . . . . . . . . . . . . . . 41

                                ARTICLE VII

                                TAX MATTERS

     SECTION 7.01.  Tax Indemnities. . . . . . . . . . . . . . . . . . . 41
     SECTION 7.02.  Refunds and Tax Benefits . . . . . . . . . . . . . . 43
     SECTION 7.03.  Contests . . . . . . . . . . . . . . . . . . . . . . 44
     SECTION 7.04.  Preparation of Tax Returns . . . . . . . . . . . . . 47
     SECTION 7.05.  Cooperation and Exchange of Information. . . . . . . 47
     SECTION 7.06.  Conveyance Taxes . . . . . . . . . . . . . . . . . . 48
     SECTION 7.07.  Miscellaneous. . . . . . . . . . . . . . . . . . . . 48

                               ARTICLE VIII

                           CONDITIONS TO CLOSING

     SECTION 8.01.  Conditions to Obligations of the Seller. . . . . . . 48
     SECTION 8.02.  Conditions to Obligations of the Purchaser . . . . . 49

                                ARTICLE IX

                     TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.01.  Termination. . . . . . . . . . . . . . . . . . . . . 50
     SECTION 9.02.  Effect of Termination. . . . . . . . . . . . . . . . 50
     SECTION 9.03.  Waiver . . . . . . . . . . . . . . . . . . . . . . . 51
     SECTION 9.04.  Termination Fee. . . . . . . . . . . . . . . . . . . 51

                                 ARTICLE X

                            GENERAL PROVISIONS

     SECTION 10.01. Non-Survival of Representations, Warranties, Covenants
                              and Agreements . . . . . . . . . . . . . . 51
     SECTION 10.02. Release and Indemnification. . . . . . . . . . . . . 52
     SECTION 10.03. Indemnification by the Seller. . . . . . . . . . . . 52
     SECTION 10.04. Prior Tax Sharing Agreements . . . . . . . . . . . . 56
     SECTION 10.05. Expenses . . . . . . . . . . . . . . . . . . . . . . 56
     SECTION 10.06. Federal Home Loan Bank of New York Advances. . . . . 57
     SECTION 10.07. Notices. . . . . . . . . . . . . . . . . . . . . . . 57
     SECTION 10.08. Public Announcements . . . . . . . . . . . . . . . . 58
     SECTION 10.09. Headings . . . . . . . . . . . . . . . . . . . . . . 58
     SECTION 10.10. Severability . . . . . . . . . . . . . . . . . . . . 58
     SECTION 10.11. Disclosure Schedule. . . . . . . . . . . . . . . . . 58
     SECTION 10.12. Entire Agreement . . . . . . . . . . . . . . . . . . 59
     SECTION 10.13. Assignment . . . . . . . . . . . . . . . . . . . . . 59
     SECTION 10.14. No Third-Party Beneficiaries . . . . . . . . . . . . 59
     SECTION 10.15. Amendment; Waiver. . . . . . . . . . . . . . . . . . 59
     SECTION 10.16. Governing Law. . . . . . . . . . . . . . . . . . . . 59
     SECTION 10.17. Counterparts . . . . . . . . . . . . . . . . . . . . 59


EXHIBITS

     Exhibit 2.05(b) Sample Calculation of the Audited Book Value of the Company
     Exhibit 3.08             CTUS Financial Statements
     Exhibit 3.09             Company Financial Statements
     Exhibit 5.09(b)          Term Sheet for Preferred Stock
     Exhibit 5.09(e)          Standard of Conduct for FIRREA Plaintiff
     Exhibit 5.14(c)          Proposed Form of Bank Plan of Merger


          STOCK PURCHASE AGREEMENT dated as of August 21, 1996 between
CT FINANCIAL SERVICES INC., a federal corporation organized under the Laws of Canada (the "Seller"), and HSBC AMERICAS, INC., a Delaware corporation (the
"Purchaser").


                           W I T N E S S E T H :

          WHEREAS, the Seller owns, directly or indirectly, all of the issued and outstanding common shares (the "CTUS Shares") of CTUS Inc., a Delaware corporation ("CTUS");

          WHEREAS, on the date hereof, CTUS owns approximately 99% of the issued and outstanding shares (the "Company Shares") of First Federal Savings and Loan Association of Rochester (the "Company"); and

          WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the CTUS Shares on the terms and conditions set forth herein and wishes to obtain the indirect ownership of all of the issued and outstanding shares of the Company;

          NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the Seller and the Purchaser hereby agree as follows:


                                 ARTICLE I

                                DEFINITIONS

          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

          "Affiliate" of a specified person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

          "Agreed Minimum Audit Date Book Value" means an amount equal to
(a) the sum of (i) U.S.$400,000,000 and (ii) an amount equal to the excess, if any, of the Covered Period Net Earnings over the Earnings Amount less (b) the sum of (i) the Employee Amount and (ii) the BIF/SAIF Amount plus (c) the amount, if any, by which the Employee Amount exceeds U.S. $16,000,000.

          "Agreement" means this Stock Purchase Agreement dated as of August 21,
1996 (including the exhibits and schedules hereto) and all amendments hereto made in accordance with the provisions of Section 10.15.

          "BIF/SAIF Amount" means an amount equal to any special one-time assessment or charge (net of any Tax benefit) paid or accrued by the Company prior to the Closing arising out of or related to any Law with respect to insurance of deposits (as defined in the FDIA) of the Company by or through the Savings Association Insurance Fund (SAIF), but not any regular premium paid or accrued prior to the Closing Date, less the present value at the Closing Date of the difference between (a) the premiums paid or accrued in respect of the Company's deposits from the date such one-time assessment or charge was paid or accrued through the Closing Date and (b) the premiums that would have been paid or accrued had no such assessment or charge been paid or accrued.

          "Book Value" means the amount by which total consolidated assets exceeds total consolidated liabilities of an entity as shown on any specified consolidated balance sheet prepared in accordance with GAAP.

          "Business" means the business of providing financial services and related financial products and all other business which is currently being conducted by the indicated person or entity.

          "Business Day" means a day of the year on which banks are not required or authorized to be closed in New York or Toronto.

          "Chemical Substance" means any pollutant, chemical, mixture, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, or any substances, materials or wastes which are regulated under any Environmental Law.

          "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

          "Covered Period Net Earnings" means the net earnings of the Company excluding the BIF/SAIF Amount and the Employee Amount from July 1,
1996 through the Audit Date as determined by the Company's Accountants in accordance with Section 2.04.

          "Deferred Tax Valuation Amount" means a maximum amount equal to U.S.$5,000,000 representing a portion of the aggregate valuation allowances provided against deferred tax assets of the Company.

          "Earnings Amount" means the sum of (i) U.S.$5,300,000 multiplied by the number of months between July 1, 1996 and the Audit Date and
(ii) U.S.$5,000,000.

          "Employee Amount" means an amount (net of Tax benefit) equal to the aggregate amount of all severance payments, benefits, bonus amounts relating to all options, completion or stay bonuses, special and long-term incentives paid or payable to employees or former employees of the Company or other employment-related consideration but only to the extent the same arises out of or results from the transactions contemplated by this Agreement and any amounts in respect of the foregoing whether or not paid or accrued by the Company before the Audit Date.

          "Encumbrance" means a pledge, lien, security interest, mortgage, charge, adverse claim of ownership or use, or other encumbrance of any kind.

          "Environment" means any soil, surface waters, groundwaters, stream sediments, surface or subsurface strata, and ambient air, and any other environmental medium.

          "Environmental Laws" means all applicable federal, state, county and local Laws or regulations relating to human health and safety, protection of the environment or natural resources in existence on the date hereof.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Final Determination" means, as applied to federal income taxes in respect of any item for a Period, (i) a final, unappealable decision by a court of competent jurisdiction with respect to such taxes, (ii) the expiration of the time for filing a claim for refund with respect to such taxes or, if a refund claim with respect to such taxes has been timely filed, the expiration of the time for instituting suit in respect of such refund claim, if no further adjustment to the items of income, gain, deduction, loss or credit for such Period may thereafter be made, (iii) the execution by or on behalf of the taxpayer and the IRS of a closing agreement under Section 7121 of the Code with respect to such taxes,
(iv) the acceptance by the IRS of a tender pursuant to an offer in compromise with respect to such taxes pursuant to Section 7122 of the Code, (v) the execution of a Form 870AD with respect to such taxes or
(vi) any other final and irrevocable determination of the tax liability with respect to such taxes of a party to this Agreement (or an Affiliate of a party) for the Period. In the context of state or local income taxes in respect of any item for a Period, "Final Determination" means any final, unappealable and irrevocable determination of the tax liability of a party to this Agreement (or an Affiliate of a party) with respect to such taxes for the Period.

          "GAAP" means generally accepted accounting principles in the United States in effect from time to time applied consistently throughout the period involved.

          "Governmental Authority" means any Canadian or United States federal, state, provincial or local government or any other foreign government, or any governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

          "Knowledge of the Seller" or "to the Seller's knowledge" means, with respect to matters relating to the Seller, the actual knowledge of the senior executive officers of the Seller with respect to such matters and, in the case of any matters relating to the Company or any of the Subsidiaries, such knowledge as is obtainable after the Seller's due inquiry of the senior executive officers of the Company set forth in
Section 1.01 of the Seller Disclosure Schedule.

          "Law" means any U.S. or Canadian federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, rule of any U.S. or Canadian administrative body, other requirement or rule of law.

          "Leased Property" means any real property listed in Section
3.16(b) of the Seller Disclosure Schedule.

          "Loan Property" means any property, other than single-family residences and Real Estate Owned, securing a loan held by the Company or any Subsidiary, or, where required by the context, the Company or any Subsidiary is deemed by a court of competent jurisdiction to be the owner or operator of such property.

          "Loss" or "Losses" means any and all losses, liabilities, obligations, damages, claims, awards or judgments actually suffered or incurred by a party including legal costs and expenses to the extent provided in Section 10.03(d), but excluding incidental, special, indirect or consequential damages, loss of profits or similar damages.

          "Material Adverse Effect" means any change in, or effect on, CTUS, the Company or the Subsidiaries, as the case may be, that is materially adverse to the results of operations, financial condition or properties and assets of CTUS, the Company and the Subsidiaries, taken as a whole; provided, however, that changes or effects resulting directly or indirectly from (i) changes in Laws or GAAP (or interpretations thereof),
(ii) changes in the general level of market interest rates, (iii) changes in the economic, financial or market conditions affecting the banking or thrift industry generally in the regions in which CTUS, the Company or the Subsidiaries operate, (iv) the effect of any sale or other disposition of loans or any other transaction affecting CTUS, the Company or the Subsidiaries to the extent the same is made pursuant to, or as permitted or contemplated by, this Agreement or with the Purchaser's prior written consent or at its written direction, or (v) the announcement of this Agreement or the transactions contemplated hereby, shall not constitute or contribute to a Material Adverse Effect.

          "Minority Shares" means any shares of the Company not owned by CTUS on the date hereof.

          "Non-Compete Area" means New York State.

          "Period" means, in respect of a particular Tax, the taxable year or any other period for which such Tax is imposed.

          "Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

          "Post-Closing Period" means any Period that begins after the Closing
Date, and, with respect to any Period beginning before and ending after the Closing Date, shall mean the portion of such Period commencing on the day following the Closing Date.

          "Pre-Closing Period" means any Period that ends on or before the Closing Date, and, with respect to any Period beginning before and ending after the Closing Date, shall mean the portion of such Period ending on the Closing
Date.

          "Purchaser Disclosure Schedule" means the Disclosure Schedule of the
Purchaser dated as of the date hereof, delivered by the Purchaser to the Seller upon the execution and delivery of this Agreement.

          "Real Estate Owned" means real estate acquired through foreclosure or through a deed in lieu of foreclosure.

          "Real Property" means any real property currently or formerly owned
(but, in the case of formerly owned property only with respect to the period of time owned by CTUS, the Company or any Subsidiary) by CTUS, the Company or any Subsidiary and all improvements related thereto, including but not limited to owned branch offices, but not including Real Estate Owned or Leased Property.

          "Release" shall have the meaning as defined in or pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act.

          "Returns" means any report, information statement, return, declaration or other filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes including any amendments thereto.

          "Seller Disclosure Schedule" means the Disclosure Schedule of the
Seller, dated as of the date hereof, delivered by the Seller to the Purchaser upon the execution and delivery of this Agreement.

          "Subsidiary" means each corporation, bank, savings bank, association, partnership or other entity in which the Company owns or controls 25% or more of the voting power of all outstanding voting securities or interests either directly or through an unbroken chain of entities as to each of which 25% or more of the voting power of all outstanding voting securities or interests is owned directly or indirectly by its parent; provided, however, that as used in Article III, other than in the first sentence of Section 3.05(b), "Subsidiary" shall not include any entity identified in Section 3.05(b) of the Seller Disclosure Schedule as being an entity the equity securities or interests of which (i) have been acquired through foreclosure or (ii) are owned or controlled in a fiduciary capacity.

          "Tax" or "Taxes" means all taxes, however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all net income, alternative or add-on minimum, gross income, gross receipts, sales, use, goods and services, ad valorem, earnings, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, excess or windfall profit or value added tax.

          "U.S.$" means United States dollars.

          SECTION 1.02. Additional Defined Terms. The following additional defined terms shall have the meanings set forth in the sections of this Agreement listed below:

     Defined Term                 Section Where Defined

Audit Date                                   2.04(a)
Audit Date Balance Sheet                     2.04(a)
Audited Book Value                           2.04(b)
Audited Financial Statements                 3.09
Bank Merger                                  5.14(a)
Claim Deductible                             10.03(b)(ii)
Closing                                      2.03(a)
Closing Date                                 2.03(a)
Company                                      Recitals
Company Financial Statements                 3.09
Company Shares                               Recitals
Company's Accountants                        2.04(b)
Confidentiality Agreement                    5.05(a)
Contest                                      7.03(b)
CRA                                          3.23
CTUS                                         Recitals
CTUS Financial Statements                    3.08
CTUS Shares                                  Recitals
Differential Amount                          2.04(b)

Electronic Networks                          5.11
FDIA                                         3.03(b)
FDIC                                         3.03(b)
FIRREA Claim                                 5.09(a)
FIRREA Plaintiff                             5.09(a)
FIRREA Recovery                              5.09(a)
HOLA                                         3.03(b)
Indemnifiable Amount                         10.03(b)(ii)
Indemnification Event                        7.03(a)
Intercompany Obligations                     3.22
IRS                                          3.18(b)
Maximum Aggregate Indemnity Payment Amount   10.03(b)(iii)
Merger                                       5.14(a)
Merger Subsidiary                            5.14(a)
Merrill Lynch                                3.24
OTS                                          3.03(a)
PBGC                                         3.18(e)
Plans                                        3.18(a)
Post-Closing Date Tax benefit                7.02(c)
Preferred Stock                              5.09(b)
Preferred Stock Dividend Amount              5.09(b)
Preferred Stock Redemption Amount            5.09(b)
Public Voting Requirement                    5.11
Purchase Price                               2.02
Purchaser                                    Preamble
Purchaser Operating Approvals                4.05(a)
Purchaser's Accountants                      2.04(c)
Purchaser's Required Approvals               4.03(a)
Reports                                      3.14
Seller                                       Preamble
Seller Operating Approvals                   3.12(a)
Seller's Accountants                         2.04(c)
Seller's Required Approvals                  3.06(a)
SLHC Act                                     3.03(a)
Straddle Period                              7.01(c)
Subsidiary Shares                            3.05(b)
Surviving Corporation                        5.14(b)
Tax Liability Threshold Amount               7.01(d)
Unaudited Financial Statements               3.09


                                ARTICLE II

                             PURCHASE AND SALE

          SECTION 2.01. Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, on the Closing
Date, the CTUS Shares.

         SECTION 2.02.  Purchase Price.  The purchase price (the "Purchase
Price") for the CTUS Shares shall be payable in New York in cash in the net amount of U.S.$620,000,000, free of any withholding, deduction or adjustment of any nature whatsoever, except as expressly provided for in Sections 2.04 and
5.15 of this Agreement or as required by Law. The Purchase Price shall be payable as provided in Section 2.03(c).

          SECTION 2.03. Closing. (a) Subject to the terms and conditions of this Agreement, the sale and purchase of the CTUS Shares contemplated hereby shall take place at a closing at the offices of Shearman & Sterling, 599
Lexington Avenue, New York, New York (the "Closing") at 10:00 a.m., local time, on the first Business Day of the month following the month in which the conditions to Closing set forth in Article VIII are first satisfied or waived
(on the understanding that such conditions shall continue to have been satisfied or waived immediately prior to the Closing) or at such other time or on such other date or at such other place as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"); provided, however, that, at any time and from time to time, the Seller may, at its option, and without consequences of any kind or nature, delay the Closing, until a date no later than the first
Business Day of March 1997.

          (b) At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser (i) certificates evidencing the CTUS Shares duly endorsed in blank, in proper form for transfer or accompanied by stock powers duly executed in blank and (ii) the certificates and other documents required to be delivered pursuant to Section 8.02(a).

          (c) At the Closing, the Purchaser shall deliver to the Seller (i) the Purchase Price by wire transfer in immediately available funds to no more than ten (10) accounts designated by the Seller in writing at least two Business
Days prior to the Closing Date and (ii) the certificates and other documents required to be delivered by the Purchaser pursuant to Section 8.01(a).

          SECTION 2.04. Purchase Price Adjustment. The parties hereto acknowledge that the Purchase Price is to be adjusted as specified in this
Section 2.04 for the purposes described in Section 2.05:

          (a) As promptly as practicable, but not later than 60 days after the Closing Date, the Seller and the Purchaser shall cause CTUS to prepare and deliver to the Seller and the Purchaser an interim consolidated balance sheet for CTUS as of the end of the month immediately preceding the Closing Date in a manner consistent with past practice (for ease of reference being referred to herein as the "Audit Date Balance Sheet" and the date thereof being referred to herein as the "Audit Date").

          (b)  Following preparation of the Audit Date Balance Sheet by CTUS,
The Purchaser shall cause CTUS to request the Company's independent accountants, Deloitte & Touche LLP (the "Company's Accountants"), (i) to audit the Audit Date Balance Sheet in accordance with generally accepted auditing standards, (ii) to prepare a schedule to the Audit Date Balance
Sheet showing (x) the Book Value of CTUS as of the Audit Date on the basis of the Audit Date Balance Sheet (the "Audited Book Value"), (y) the calculation of the Agreed Minimum Audit Date Book Value on the basis of the Audit Date Balance Sheet (including the Covered Period Net Earnings, the
Earnings Amount, the Employee Amount and the BIF/SAIF Amount) and (z) the amount, if any, by which the Audited Book Value exceeds or is less than the Agreed Minimum Audit Date Book Value (the "Differential Amount") and (iii) to deliver a copy of the items noted in (ii) above and an unqualified report stating that the Audit Date Balance Sheet fairly presents, in all material respects, the financial condition of CTUS as of the Audit Date and the schedule thereto fairly presents, in all material respects, the information contained therein, in each case in accordance with GAAP and on a basis consistent with prior audited balance sheets of CTUS. The Seller shall pay the fees and expenses of the Company's Accountants incurred by them in preparing the Audit Date Balance Sheet and responding to any questions or disputes arising in connection therewith.

          (c) Within 20 Business Days following the receipt by the Purchaser and the Seller of the Audit Date Balance Sheet, each of the Seller's
Accountants and the Purchaser's independent accountants KPMG Peat Marwick
LLP (the "Purchaser's Accountants") shall have an opportunity to make such investigation of the accounting records of CTUS (and the pertinent portions of the relevant work papers of the Company's Accountants) as any of the Purchaser, the Seller, the Seller's independent accountants Price Waterhouse
LLP (the "Seller's Accountants") and the Purchaser's Accountants shall deem necessary and, if the Seller's Accountants or the Purchaser's Accountants desire, to meet with the Company's Accountants to discuss the determination of the Audited Book Value, the Agreed Minimum Audit Date Book Value and the
Differential Amount.  If, within such 20 Business Day period, the Seller's
Accountants and/or the Purchaser's Accountants disagree with the amount or calculation of any of the foregoing and/or believe that the Audited Balance
Sheet does not fairly present the financial condition of CTUS, as of the Audit Date, in all material respects in accordance with GAAP, then, in either such event, either of the Seller's Accountants and/or the Purchaser's
Accountants may provide the Company with written notice of any such disagreement or belief (together with relevant supporting details) and thereafter the Seller's Accountants, the Purchaser's Accountants and the Company's Accountants shall promptly attempt to resolve any differences or concerns that may exist, it being agreed that if such accountants shall be unable within a period of 10 Business Days to resolve the differences and reach agreement, then, in such event, the Purchaser and the Seller will endeavor in good faith to resolve the differences amongst themselves during an additional period of 10 Business Days. If, after this additional 10
Business Day period, the Purchaser and the Seller have failed to so agree, the disputed items shall be submitted for final resolution to an independent accounting firm selected and agreed to by the Seller's Accountants and the Purchaser's Accountants or, if such accountant is unavailable, to such other independent accountant as to which the Seller and the Purchaser shall agree, which accountant shall be instructed to apply GAAP (and no other standards unless agreed to by both parties hereto), to attempt to resolve any such dispute and, following any such resolution, determine whether and to what extent, if any, the Audited Book Value or the Agreed Minimum Audit
Date Book Value should be modified or changes should be made to the Audit
Date Balance Sheet, which determination shall be required to be completed within 15 Business Days and shall be final and binding on the parties hereto absent manifest error. The Seller and the Purchaser shall each bear one-half of the fees and expenses of such other independent accounting firm as is appointed, if any, by the Purchaser and the Seller as contemplated herein.

          (d) Subject to paragraph (c) above and the proviso set forth below (and notwithstanding anything to the contrary in Section 2.02), if there is a Differential Amount the Purchase Price shall be adjusted from the amount actually paid by the Purchaser in accordance with Section 2.03(c), and the Purchaser and the Seller agree to make payments to each other following the Closing as follows:

               (i) if there is a Differential Amount as a result of the Audited Book Value being greater than the Agreed Minimum Audit
          Date Book Value, then, in any such case, the Purchaser shall make an additional payment to the Seller in respect of the Purchase
          Price in an amount equal to the sum of the Differential Amount and interest at the rate of 6% per annum payable in respect of the period commencing on the Closing Date and continuing through and including the date on which payment in respect of the Differential Amount is made; or

               (ii) if there is a Differential Amount as a result of the Audited Book Value being less than the Agreed Minimum Audit Date
          Book Value, then, in any such case, the Seller shall refund to the Purchaser an amount in respect of the Purchase Price in an amount equal to the sum of the Differential Amount and interest at the rate of 6% per annum payable in respect of the period commencing on the Closing Date and continuing through and including the date on which payment in respect of the Differential Amount is made;

     provided, however, that in giving effect to any such increase or decrease in the Purchase Price, the U.S. dollar amounts shall be rounded up or down to the nearest full U.S. dollar. Any payments required to be made pursuant to this paragraph (d) shall be made by wire transfer of immediately available funds to the account of the Purchaser or the Seller, as the case may be, designated in writing not later than 15 Business Days after the date on which the Audit
     Date Balance Sheet is finally determined in accordance with Section
     2.04(c).

          (e) For purposes of this Section 2.04, the Purchaser and the Seller have agreed that each of the accountants referred to in this Section
     2.04 is to find any adjustments necessary to cause the Audit Date
     Balance Sheet, to be in accordance with GAAP, and the schedule referred to in Section 2.04(b) to be in accordance with this Agreement.
     Such adjustments shall be (i) individual items in excess of $1,000,000 and (ii) other items in excess of $250,000 but less than $1,000,000 that aggregate to $5,000,000 or more.

          SECTION 2.05.  Certain Accounting Matters.  (a)  In addition to the obligation of the Purchaser to pay the Purchase Price, (i) the Seller shall be entitled to the economic benefit of net earnings of the Company in an average amount of up to U.S.$5,300,000 for each month between July 1, 1996 through and including the Closing Date plus the Deferred Tax Valuation
Amount, (ii) the Company shall be obligated following the Audit Date to pay the Employee Amount to the extent not paid by the Company prior to the
Audit Date and the Seller shall be entitled in the computation of the
Agreed Minimum Audit Date Book Value to reverse the after-tax effect of any actual accrual on or prior to the Audit Date by the Company with respect to the Employee Amount but not in excess of U.S.$16,000,000 on or prior to the Audit Date, (iii) the Company shall be obligated following the Closing
to accrue or pay the      BIF/SAIF Amount and, to the extent that the Company
has been required on or prior to the Audit Date, to fully expense or pay for such BIF/SAIF Amount, the Seller shall be entitled in the computation of Audited Book Value to reverse the after-tax effect of any payment or required accrual by the Company and (iv) the Seller shall be entitled to the benefit of the Deferred Tax Valuation Amount which, if not taken into income by the Company prior to the Audit Date, the Seller shall be entitled in the computation of Audited Book Value to increase such Book Value by the amount of the Deferred Tax Valuation Amount.

          (b)  For the avoidance of doubt, it is agreed that as a result of
Section 2.05(a), there will be an increase in the retained earnings of the Company between the date hereof and the Closing Date which will enable the Seller to cause the Company to pay a larger extraordinary dividend as contemplated by and subject to the limitations contained in Section 5.07.
For illustrative purposes, Exhibit 2.05(b) provides a sample calculation of the Audited Book Value of the Company.


                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE SELLER

          The Seller represents and warrants to the Purchaser as follows:

          SECTION 3.01. Organization and Authority of the Seller. The Seller is a corporation duly organized and validly existing under the laws of Canada and has all necessary power (corporate or otherwise) and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (whether considered in a proceeding at law or in equity).

          SECTION 3.02. CTUS Representation. CTUS has no direct or indirect subsidiaries, equity investments or joint ventures except for the Company and the Subsidiaries. CTUS is not a party to any mortgage, lease or other agreement except as set forth in Section 3.02 of the Seller Disclosure
Schedule.  As of the Closing, CTUS shall have no assets other than the Company
Shares and certain Minority Shares and shall have no liabilities, except as set forth on its unaudited balance sheet as of June 30, 1996 (parent only), a copy of which has heretofore been furnished to the Purchaser and receipt of which is hereby acknowledged. Except as disclosed in Section 3.02 of the Seller Disclosure Schedule, since the date of its organization CTUS has not engaged in any business or operations, except the ownership of the Company
Shares and certain Minority Shares and has never had any employees or Plans.

          SECTION 3.03.  Organization and Qualification of CTUS, the
Company and the Subsidiaries. (a) CTUS is (i) a corporation duly organized and validly existing under the laws of the State of Delaware and (ii) registered as a savings and loan holding company with the Office of Thrift
Supervision ("OTS") under the Savings and Loan Holding Company Act, as amended (the "SLHC Act"). True and complete copies of the certificate of incorporation and bylaws (or equivalent organizational documents) of CTUS, as amended to the date of this Agreement, have been made available for review by the Purchaser.

          (b) The Company is a federally chartered stock savings and loan association duly organized, validly existing and in good standing under the laws of the United States of America and engages only in activities (and holds properties only of the types) authorized by the Home Owners' Loan Act of 1933, as amended ("HOLA") and the OTS rules and regulations thereunder and not prohibited by HOLA or the Federal Deposit Insurance Act (the "FDIA") and the rules and regulations promulgated by the Federal Deposit Insurance
Corporation (the "FDIC") thereunder for federal savings associations.  The
Company's deposit accounts are insured to the fullest extent permitted under applicable Law by the Savings Association Insurance Fund as administered by the FDIC. The Company is a qualified thrift lender under section 10(m) of HOLA and is a member of the Federal Home Loan Bank of New York. True and complete copies of the certificate of incorporation and bylaws (or equivalent organizational documents) of the Company, as amended to the date of this Agreement, have been made available for review by the Purchaser.

          (c) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. True and complete copies of the certificate of incorporation and bylaws (or equivalent organization documents) of each Subsidiary, each of the foregoing as amended to the date of this Agreement, have been made available for review by the Purchaser. Each Subsidiary engages only in activities permitted for subsidiaries or service corporations, as the case may be, of federal savings associations.

          (d) Each of CTUS, the Company and each of the Subsidiaries has the requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on, in all material respects, that portion of the Business of CTUS, the Company and the Subsidiaries as is currently conducted by CTUS, the Company or such Subsidiary, as the case may be. Each of CTUS, the Company and each Subsidiary is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be qualified and in good standing which, individually or, to the Seller's knowledge, in the aggregate, would not have a Material Adverse Effect.

          SECTION 3.04. Capital Stock of CTUS. The Seller owns, directly or indirectly, all of the CTUS Shares, and as of the date hereof the CTUS
Shares constitute all the issued and outstanding shares of capital stock of CTUS. The CTUS Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any pre-emptive rights. Other than the provisions hereof relating to the Preferred Stock, there are no outstanding options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of CTUS obligating CTUS to issue or sell any of its shares of capital stock. The Seller is the record and beneficial owner of the CTUS Shares, free and clear of all Encumbrances except as a result of the Seller's obligation to transfer the CTUS Shares to the Purchaser pursuant to this Agreement. On the Closing Date, the Seller will cause to be transferred and delivered to the Purchaser valid title to all the CTUS Shares, free and clear of all Encumbrances.

          SECTION 3.05.  Capital Stock of the Company and the Subsidiaries.
          (a) The Company Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any pre-emptive rights. The Company's issued and outstanding capital stock consists of 23,082,429 shares of common stock, 22,925,671 of which constitute the Company Shares. CTUS is the record and beneficial owner of all of the Company Shares and at the Closing, assuming payment by the Purchaser of the Purchase Price as contemplated herein, will be the record and beneficial owner of the Minority Shares (other than those Minority Shares disclosed in Section 3.21 of the Seller Disclosure Schedule as to which the Seller is unable to acquire as contemplated in Section 5.13), in each case free and clear of all Encumbrances, except as a result of the Seller's obligation to transfer the CTUS Shares to the Purchaser pursuant to this Agreement. Except as disclosed in Section 3.05(a) of the Seller Disclosure
Schedule, as of the date hereof, there are, and Seller has made or will make arrangements so that at the Closing, assuming payment by the Purchaser of the Purchase Price as contemplated herein, there will be, no outstanding options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of the Company obligating the Company to issue or sell any of its shares of capital stock, except as a result of the Seller's obligation to transfer the CTUS Shares to the Purchaser pursuant to this Agreement.

          (b) Section 3.05(b) of the Seller Disclosure Schedule sets forth, with respect to each Subsidiary, the authorized capital stock and the number and type of its issued and outstanding shares of capital stock
(collectively, the "Subsidiary Shares"). The Subsidiary Shares constitute all the issued and outstanding shares of capital stock of the respective
Subsidiaries. The Subsidiary Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any pre-emptive rights. There are no outstanding options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the Subsidiary Shares obligating any Subsidiary to issue or sell any of its Subsidiary Shares. The Company owns the Subsidiary Shares issued by the respective Subsidiaries, free and clear of all Encumbrances, except as set forth on Section 3.05(b) of the Seller
Disclosure Schedule, and except for any restrictions on transfer to others arising out of this Agreement.

          (c)  Except as set forth in Section 3.05(c) of the Seller
Disclosure Schedule, there are no stockholder agreements, voting trusts, proxies or other similar agreements or understandings in effect with respect to the voting or transfer of any of the CTUS Shares, the Company
Shares or the Subsidiary Shares.

          (d)  Except as set forth in Section 3.05(d) of the Seller
Disclosure Schedule, the Company does not own more than 5% of the voting power of all outstanding voting securities or interests of any corporation, limited liability company, business trust, limited partnership or other entity.

          SECTION 3.06. Consents and Approvals. (a) The execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement by the Seller will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, or any other Person, except (i) for the consents, approvals, authorizations, actions, filings or notifications described in
Section 3.06 of the Seller Disclosure Schedule or as otherwise necessary in order to permit the transfer of CTUS Shares by the Seller to an Affiliate as contemplated in Section 10.13 (the "Seller's Required
Approvals"), (ii) for such consents, approvals, authorizations, actions, filings, or notifications, the failure to make or obtain which would not, individually or, to the Seller's knowledge, in the aggregate either
(x) prevent or delay the Seller from performing any of its material obligations under this Agreement or (y) in the case of Seller's Required
Approvals from persons other than any Governmental Authority, have a Material Adverse Effect, and (iii) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser.

          (b) The Seller has no reason to believe that it will not be able to make or, on a timely basis, obtain all Seller's Required Approvals.

          SECTION 3.07. No Conflict. Assuming all consents, approvals, authorizations and other actions contemplated in Section 3.06 have been obtained and all filings and notifications listed in Section 3.06 of the Seller Disclosure Schedule have been made, and except as may result from any facts or circumstances relating solely to the Purchaser, and except as disclosed in Section 3.07 of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement by the Seller does not and will not (a) violate or conflict with the charter or by-laws or other organizational documents of the Seller, CTUS, the Company or the Subsidiaries, (b) except as would not (i) prevent the Seller from performing its material obligations under this Agreement or (ii) individually or, to the Seller's knowledge, in the aggregate, have a Material Adverse Effect, conflict with or violate any Law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Seller, CTUS, the Company or the Subsidiaries or (c) except as would not (i) prevent the Seller from performing any of its material obligations under this Agreement or (ii) individually or, to the Seller's knowledge, in the aggregate, have a Material Adverse
Effect, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Seller, CTUS, the Company or any of the Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Seller, CTUS, the Company or any of the Subsidiaries is a party or by which any of such assets or properties is bound or affected.

          SECTION 3.08.  CTUS Financial Statements.  The audited
consolidated financial statements of CTUS as of December 31, 1995 and the unaudited consolidated financial statements of CTUS as of June 30, 1996, each attached hereto as Exhibit 3.08 (the "CTUS Financial Statements"), have been prepared in accordance with GAAP and fairly present in all material respects the financial position and results of operations of CTUS as of the respective dates thereof and for the periods covered thereby
(subject, in the case of the unaudited financial statements, to normal year-end adjustments) in conformity with GAAP.

          SECTION 3.09. Company Financial Statements. The audited consolidated financial statements of the Company and the Subsidiaries as of December 31, 1995 (the "Audited Financial Statements"), and the unaudited consolidated financial statements of the Company and the Subsidiaries as of June 30, 1996 (the "Unaudited Financial Statements";
together with the Audited Financial Statements, the "Company Financial
Statements"), each attached hereto as Exhibit 3.09, have been prepared in accordance with GAAP and fairly present in all material respects the financial position and results of operations of the Company and the Subsidiaries as of the respective dates thereof and for the periods covered thereby (subject, in the case of the Unaudited Financial
Statements, to normal year-end adjustments) in conformity with GAAP.

          SECTION 3.10. Absence of Certain Changes or Events. (a) Except as disclosed in Section 3.10 of the Seller Disclosure Schedule, from June 30,
1996 to the date of this Agreement, the Business of CTUS, the Company and the Subsidiaries has been conducted in the ordinary course and consistent with past practice.

          (b) From June 30, 1996 to the date of this Agreement, except as set forth in Section 3.10 of the Seller Disclosure Schedule or as contemplated by this Agreement, there has not been:

          (i) any instances of damage, destruction or loss to any of the assets or properties of CTUS, the Company or any Subsidiary which, either individually or in the aggregate, have had a Material Adverse
     Effect;

          (ii) except in the ordinary course of business in connection with advances from the Federal Home Loan Bank of New York, any material
     Encumbrance of any kind created by CTUS, the Company or any Subsidiaries or, to the knowledge of the Seller, created by any third party or by operation of Law on any property or asset (whether tangible or intangible) of CTUS, the Company or any Subsidiary;

          (iii) any establishment, amendment to or increase in any bonus, insurance, severance, compensation, fringe benefit, welfare, deferred compensation, pension, retirement, profit sharing, stock option
     (including, without limitation, any grant of any stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plans applicable to current or former employees, directors or consultants of CTUS, the Company or any Subsidiary (or with respect to which CTUS, the Company or any Subsidiary may have any liability), or other increase in the compensation payable or to become payable to any officer, director, employee or consultant of CTUS, the Company or any Subsidiary, except, in any case described above, (x) in the ordinary course of business consistent with past practice or (y) as may be required by applicable
     Law;

          (iv) any employment, consulting, stay bonus, severance or similar agreement entered into, amended, renewed or terminated with any officer, employee, director or consultant of CTUS, the Company or any Subsidiary
     (or with respect to which CTUS, the Company or any Subsidiary may have any liability);

          (v) any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the fixed assets of CTUS, the Company or any Subsidiary having an aggregate value exceeding U.S.$1,000,000;

          (vi) any acquisition (by merger, consolidation, or acquisition of stock or assets) by CTUS, the Company or any Subsidiary of any corporation, partnership or other business organization or division thereof;

          (vii) except in the ordinary course of business in respect of deposits taken, advances from the Federal Home Loan Bank of New York, sales of securities with agreements to repurchase and endorsement of instruments in the course of collection, (x) any incurrence by the Company or any Subsidiary of any indebtedness for borrowed money, (y) any issuance by the Company or any Subsidiary of any debt securities or (z) any assumption, granting, guarantee or endorsement of, or other accommodation arrangement making the Company or any Subsidiary responsible for, the obligations of any individual or legal entity
     (other than the Company or another Subsidiary), in the case of (x),
     (y) and (z) above, having an aggregate value exceeding U.S.$1,000,000;

          (viii) any change in any method of accounting or accounting practice used by the Company or any Subsidiary, other than changes required by GAAP or regulatory accounting requirements;

          (ix) any reclassification, combination, split, subdivision or any redemption, repurchase or other acquisition of the capital stock of, or other equity interests in, CTUS, the Company or any Subsidiary, any declaration or payment of any dividends or distributions (whether in cash, securities or other property) with respect to the shares of the Company, any issuance or sale of additional shares of the capital stock of, or other equity interests in, CTUS, the Company or any Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or issuance or granting of any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests, or such securities;

          (x)  any amendment of organizational or governing documents of CTUS
     (except as provided in Section 5.09 with respect to the Preferred Stock), the Company or any Subsidiary or any alteration or restructuring of the capitalization of CTUS, the Company or any Subsidiary;

          (xi) any Material Adverse Effect; or

          (xii) except for this Agreement, any agreement to take any actions specified in this Section 3.10.

          SECTION 3.11.  Absence of Litigation.  Except as disclosed in Section
3.11 of the Seller Disclosure Schedule, there are no claims, actions, proceedings or investigations pending or, to the Seller's knowledge, threatened against the Seller, CTUS, the Company or any Subsidiary, or any of their respective assets or properties, before any court, arbitrator or administrative, governmental or regulatory authority that, individually or, to the Seller's knowledge, in the aggregate, would have a Material Adverse Effect or which seek to delay, prevent or restrict the consummation of the transactions contemplated hereby. None of CTUS, the Company or any Subsidiary or any of their respective assets or properties is subject to any order, writ, judgment, injunction, decree, determination or award that would have a Material Adverse Effect.

          SECTION 3.12.  Compliance with Laws.  (a)  Except as disclosed in
Section 3.12 of the Seller Disclosure Schedule, and except as would not have a Material Adverse Effect or a material adverse effect on the Seller's ability to perform its obligations under this Agreement, (i) each of CTUS, the Company and the Subsidiaries has obtained or made all permits, licenses, approvals, authorizations, registrations, qualifications and filings with and under all U.S. and foreign laws, authorities and agencies that are required to enable it to carry on its Business as currently conducted (the "Seller Operating
Approvals"), (ii) all Seller Operating Approvals are in full force and effect and no suspension of such Seller Operating Approvals has been threatened in writing and (iii) none of CTUS, the Company or any Subsidiary is in violation of any applicable Law.

          (b) None of the Seller, CTUS, the Company or any of the Subsidiaries is subject to any cease and desist order, written agreement or memorandum of understanding with, is a party to any commitment letter or similar undertaking to, is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any extraordinary board resolution at the request of, any Governmental Authority charged with the supervision or regulation of thrifts or thrift holding companies or engaged in the insurance of thrift deposits.

          SECTION 3.13.  Contracts.  Except as disclosed in Section 3.13 of the
Seller Disclosure Schedule, none of CTUS, the Company or any of the Subsidiaries is, or has received written notice that any other party thereto is, in default of any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which CTUS, the Company or any Subsidiary is a party or by which CTUS, the Company or any of the Subsidiaries, or any of their assets, business or operations, may be bound or affected except for such defaults which individually or, to the Seller's knowledge, in the aggregate would not have a Material Adverse Effect.

          SECTION 3.14.  Reports.  Except as disclosed in Section 3.14 of the
Seller Disclosure Schedule, the Seller, CTUS, the Company and each Subsidiary have filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with the OTS, the FDIC and any other applicable banking authorities (the "Reports"). As of their respective dates, the Reports complied in all material respects with all the rules and regulations promulgated by the OTS, the FDIC or other applicable banking authorities, as the case may be. Copies of all the Reports have been made available for review by the Purchaser.

          SECTION 3.15. Taxes. Except as set forth in Section 3.15 of the Seller Disclosure Schedule or except as would not have a Material Adverse
Effect:

          (a) Each of CTUS, the Company and each Subsidiary has filed, or has had filed on its behalf, in a timely manner (within any applicable extension periods) with the appropriate taxing authority, all Returns with respect to Taxes of CTUS, the Company and each of the Subsidiaries other than those Returns on which an immaterial amount of Taxes would properly be shown;

          (b) All such Returns are true, complete and accurate in all material respects;

          (c) All material Taxes due and payable by or with respect to CTUS, the Company and the Subsidiaries have been paid in full or have been provided for in the books and records of CTUS, the Company or the Subsidiaries, as the case may be, in accordance with GAAP;

          (d) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Returns required to be filed by or with respect to CTUS, the Company or any of the Subsidiaries;

          (e) None of the Returns of or with respect to CTUS, the Company or any of the Subsidiaries is currently being audited or examined by any taxing authority;

          (f) No deficiency for any income Taxes has been assessed with respect to CTUS, the Company or any of the Subsidiaries that has not been abated or paid in full;

          (g) The federal income tax returns of CTUS, the Company and each of the Subsidiaries have been audited and settled, or are closed to assessment, for all years through 1991;

          (h) There is no claim or assessment outstanding, or, to the Seller's knowledge, threatened against CTUS, the Company or any of the Subsidiaries for any alleged deficiency in Taxes, and to the Seller's knowledge there are no audits or investigations with respect to any liability of CTUS, the Company or any of the Subsidiaries for Taxes;

          (i) Each of CTUS, the Company and each of the Subsidiaries has to the extent material withheld from its employees (and timely paid to the appropriate taxing authority) the required amounts for all periods since
     1991 in compliance with all tax withholding provisions of applicable federal, state, local and foreign Laws (including, without limitation, income, social security and employment tax withholding);

          (j) Each of CTUS, the Company and each of the Subsidiaries has to the extent material withheld (and timely paid to the appropriate taxing authority) the required amounts for all periods since 1991 in compliance with all tax withholding provisions of applicable federal, state, local and foreign Laws other than provisions relating to employee withholding
     (including, without limitation, withholding) of tax on dividends, interest and royalties and similar income earned by nonresident aliens and foreign corporations and withholding of tax on dispositions of United States real property interest);

          (k) The Seller has furnished or made available to the Purchaser complete and accurate copies of all federal, state and local income and franchise tax returns, and any amendments thereto, filed by CTUS, the Company and the Subsidiaries for taxable years ending 1993 and 1994;

          (l) There is no contract or agreement in existence under which CTUS, the Company or the Subsidiaries have, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) determined on a consolidated, combined or unitary basis with respect to a group of corporations of which CTUS was not the common parent corporation; and

          (m) No consent has been filed relating to CTUS or the Company pursuant to Section 341(f) of the Code.

          SECTION 3.16. Real Property. Each parcel of real property, including without limitation those properties set forth on Section 3.16(a) of the Seller
Disclosure Schedule (which lists owned properties) and Section 3.16(b) of the Seller Disclosure Schedule (which lists leased properties), owned or leased by the Company or any Subsidiary is owned or leased, free and clear of all Encumbrances, except (a) as disclosed in Section 3.16(a) or Section 3.16(b) of the Seller Disclosure Schedule, (b) with respect to liens for Taxes and assessments not yet payable, (c) with respect to liens for Taxes, assessments and charges and other claims, the validity of which is being contested in good faith by appropriate proceedings and which are also identified in Section
3.16(c) of the Seller Disclosure Schedule, and (d) with respect to imperfections of title and other Encumbrances, the existence of which, individually and in the aggregate, would not have a Material Adverse Effect.

          SECTION 3.17.  Environmental Matters.  Except as set forth in Section
3.17 of the Seller Disclosure Schedule or except as would not have a Material
Adverse Effect:

          (a) CTUS, the Company and each Subsidiary are and have been in compliance with all applicable Environmental Laws;

          (b) There is no suit, claim, action or proceeding pending or, to the knowledge of the Seller, threatened, before any Governmental Authority or other forum in which CTUS, the Company or any Subsidiary has been or, with respect to threatened proceedings, is reasonably likely to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with an Environmental Law or (ii) relating to the Release into or presence in the Environment of any Chemical Substance;

          (c) To the knowledge of the Seller, there are no facts or circumstances which would provide a reasonable basis for any suit, claim, action or proceeding as described in Section 3.17(b);

          (d) To the knowledge of the Seller, there has been no release of a Chemical Substance in, on, under or affecting any Real Property, Leased
     Property, Real Estate Owned or Loan Property;

          (e) None of the Real Properties or, to the knowledge of the Seller, none of the Leased Properties, Real Estate Owned or Loan Properties, is on the National Priority List (NPL) or the Comprehensive Environmental
     Response Compensation and Liability Information System (CERCLIS), or is the subject of any investigation, remediation or cleanup of any contamination or potential contamination;

          (f) None of the Real Properties is subject to, or as a result of this transaction would be subject to, the requirements of the New Jersey
     Industrial Site Recovery Act or the New Jersey Environmental Cleanup
     Responsibility Act or, to the knowledge of the Seller, to any other state or local Environmental Laws which require notice, disclosure, cleanup or approval prior to transfer of such assets, properties, businesses or operations or which would impose liens on such assets, properties, businesses or operations; and

          (g)  Seller does not participate in the management of any Loan
     Property within the meaning of 40 C.F.R. Section 300.1100(c).

          SECTION 3.18.  Employee Benefit Matters.  (a)  Section 3.18(a) of the
Seller Disclosure Schedule contains a true and complete list as of the date of this Agreement of all employee benefit plans and all bonus, stock option, stock purchase, incentive, deferred compensation, retiree medical or other welfare plans or life insurance, supplemental retirement, severance or other employee benefit plans, programs, arrangements, agreements, commitments or payroll practices, in each case that are maintained by the Company and/or the Subsidiaries or to which the Company and/or the Subsidiaries contribute, that benefit or relate to current or former employees of CTUS, the Company and/or the Subsidiaries, or with respect to which CTUS, the Company and/or the Subsidiaries may incur any liability (including, without limitation, "employee benefit plans" within the meaning of Section 3(3) of ERISA, salary continuation for disability, sick leave, employment agreements, consulting agreements, incentive compensation plans, company awards and executive compensation plans) (collectively, the "Plans").

          (b) With respect to each Plan, the Seller has delivered or made available to the Purchaser a true and correct copy of the following documents relating to the Plans, as applicable; (i) the most recent annual report (Form
5500) filed or required to be filed with the Internal Revenue Service (the
"IRS"); (ii) the Plan document and all amendments thereto; (iii) the trust agreement or funding vehicle and all amendments thereto; (iv) the Summary
Plan Description and any Summary of Material Modification required under ERISA; (v) the most recent actuarial report or valuation relating to any Plan subject to Title IV of ERISA or any other defined benefit Plan; (vi) the most recent determination letter, if any, issued by the IRS with respect to any Plan intended to be qualified under Section 401(a) of the Code; (vii) all material, written communications to employees or former employees within the past three years relating to any Plan or any other written communication in the past five years that was materially inconsistent with any Plan document or that could cause the Company to incur significant liability; and (viii) written descriptions of all non-written plans.

          (c)  Except as set forth in Section 3.18(c) of the Seller Disclosure
Schedule, the Plans that are intended to qualify under Section 401(a) of the Code are so qualified, the trusts maintained pursuant thereto are exempt from federal taxation under Section 501 of the Code and have received a determination letter from the IRS to that effect and, to the Seller's knowledge, no event has occurred with respect to the operation of the Plans which could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

          (d) Neither the Company nor any of the Subsidiaries nor any of its or their ERISA Affiliates (meaning any trade or business, whether or not incorporated, under common control with the Seller, CTUS, the Company or the Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code) has contributed or been obligated to contribute within the six-year period ending on the Closing Date to any multiemployer plan which is described in
Section 4001(a)(3) of ERISA.  None of the Plans are or have been subject to
Section 4063 or 4064 of ERISA.

          (e)  Except as set forth in Section 3.18(e) of the Seller Disclosure
Schedule, there has been no "reportable event" as that term is defined in
Section 4043 of ERISA and the regulations thereunder with respect to any Plans subject to Title IV of ERISA (nor will the transactions contemplated by this Agreement result in the occurrence of a reportable event described in Section
4043(c)(9), (10), (11), (12) or (13) of ERISA), nor has there been any event requiring disclosure under Sections 4041(c)(3)(C) and 4063(a) of ERISA, excluding reportable events for which notice has been waived by the Pension
Benefit Guaranty Corporation (the "PBGC").

          (f)  Except as set forth in Section 3.18(f) of the Seller Disclosure
Schedule, neither CTUS, the Company, the Subsidiaries, the Seller nor any "party in interest" or "disqualified person" with respect to any Plan, nor any Plan has engaged in a "prohibited transaction" within the meaning of Section
4975 of the Code or Section 406 of ERISA which would result in a material liability to it.

          (g) Neither CTUS, the Company nor any of the Subsidiaries nor any of the ERISA Affiliates has any outstanding liability or is expected to incur any liability under or arising out of Title IV of ERISA to the PBGC, to a trust established under Section 4041 or 4042 of ERISA or to a trustee appointed under
Section 4042 of ERISA, to any Plan or to any other Person (other than premiums due the PBGC, which premiums have been paid when due).

          (h) With respect to each Plan, all contributions and premiums required by Law or by the terms of any Plan or any agreement related thereto have been timely made (without regard to any waivers granted with respect thereto), no accumulated funding deficiency (whether or not waived) or liquidity shortfall exists with respect to any Plan subject to Section 412 of the Code or
Section 302 of ERISA, all amounts properly accrued to date or as of the Closing
Date as liabilities of CTUS, the Company or any Subsidiary that have not been paid have been properly recorded on the books of CTUS, the Company or the Subsidiary, as the case may be, and each payment required to be made by any Plan has been made when due and none of the assets of CTUS, the Company nor any of the Subsidiaries are the subject of any lien arising under Section
302(f) of ERISA or Section 412(n) of the Code, and neither CTUS, the Company nor any of the Subsidiaries have been required to post security pursuant to
Section 307 of ERISA or Section 401(a)(29) of the Code and, to the Seller's knowledge, facts do not exist which could be expected to give rise to such a lien or such posting of security.

          (i) Each of the Plans has been maintained, in form and operation, in all material respects, in accordance with its terms and all provisions of applicable Law, including, without limitation, ERISA and the Code. CTUS, the Company and each Subsidiary have complied in all material respects with the notice and continuation requirements of Section 4980B of the Code.

          (j)  Except as set forth in Section 3.18(j) of the Seller Disclosure
Schedule, there are no material pending or, to the Seller's knowledge, threatened claims, or lawsuits which have been asserted or instituted (and, to the Seller's knowledge, there are no facts or circumstances on which any such claims or lawsuits could be based) with regard to any of the Plans (other than claims for benefits made in the ordinary course of administration of the Plans).

          (k)  Except as disclosed in Section 3.18(k) of the Seller Disclosure
Schedule, the consummation of the transactions contemplated by this Agreement will not: (i) entitle any employee, former employee or any other person to any payment or (ii) accelerate the time of payment or vesting or increase the amount of compensation payable to any person or (iii) otherwise result in any "parachute payment" within the meaning of Section 280G of the Code.

          (l) No event has occurred, or is expected to occur, as a result of or in connection with the transactions contemplated by this Agreement, in connection with which CTUS, the Company, any Subsidiary or any ERISA Affiliate, directly or indirectly, could be subject to any material liability under ERISA, the Code or any other Law applicable to any Plan, including, without limitation, Section 4971, 4975 or 4976 of the Code or Section 406, 502(i),
502(l) or 4069 of ERISA, or under any agreement or Law pursuant to or under which CTUS, the Company, the Subsidiaries or any ERISA Affiliate has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation of or failure to satisfy the requirements of, any such agreement, instrument or Law.

          (m)  Except as set forth in Section 3.18(m) of the Seller Disclosure
Schedule, no Plan provides benefits, including death or medical benefits
(whether or not insured) with respect to any current or former employee of CTUS, the Company or any Subsidiary beyond his or her retirement or other termination of service (other than (i) coverage mandated by applicable Law, (ii) retirement or death benefits under any employee pension plan, (iii) disability benefits under any welfare plan that have been fully provided for by insurance or otherwise, (iv) deferred compensation benefits accrued as liabilities on the books of CTUS, the Company or the Subsidiaries or (v) benefits in the nature of severance pay).

          (n) Except as disclosed in writing by the Company to the OTS with no objection from the OTS, each employment agreement entered into by CTUS, the Company or the Subsidiaries complies with OTS Regulation Section 563.39, the compensation of officers, directors and employees of CTUS, the Company and the Subsidiaries complies with OTS Regulation Section 563.161(b), and the compensation arrangements of CTUS, the Company and the Subsidiaries are consistent with OTS Regulatory Bulletin RB27a.

          (o)  Except as described in Section 3.18(o) of the Seller Disclosure
Schedule, there is no announced plan, promise or legally binding commitment to create any additional Plans or to amend or modify any existing Plan.

          (p) There has been no material adverse change in the funding status of the First Federal Savings and Loan Association of Rochester Pension Plan from the status reflected in such plan's actuarial report dated as of January 1, 1995.

          SECTION 3.19. Labor Matters. None of CTUS, the Company nor any of the Subsidiaries is party to any labor agreements with respect to its employees with any labor organization, group or association and no labor organization or group of employees has made a pending demand for recognition, and there is no organizing activity involving the employees of CTUS, the Company or the Subsidiaries pending, or, to the Seller's knowledge, threatened, by any labor organization or group of employees. Except as disclosed in
Section 3.19 of the Seller Disclosure Schedule, or as would not have a Material Adverse Effect as of the date of this Agreement, (a) there is no unfair labor practice charge or complaint against the Company or any of the Subsidiaries pending, or to the Seller's knowledge threatened, before the National Labor Relations Board, any comparable state agency or any other
Governmental Authority, (b) there is no labor strike, labor disturbance, work stoppage or other material labor dispute pending or to the Seller's knowledge threatened against the Company or any of the Subsidiaries and (c) there are no complaints, charges or claims pending with the courts or with a Governmental
Authority or, to the Seller's knowledge, threatened for which the Seller, CTUS or the Company has received notice, or based on, arising out of, in connection with or otherwise related to the employment by CTUS, the Company or the Subsidiaries of any of their employees, including any claim relating to employment discrimination, equal pay, employee safety and health, wages and hours or workers' compensation. Except as disclosed in Section 3.19 of the Seller Disclosure Schedule, each of the Company and each Subsidiary is in material compliance with all applicable Laws respecting employment practices, terms and conditions of employment and wages and hours.

          SECTION 3.20. Insurance. Except as set forth in Section 3.20 of the Seller Disclosure Schedule, all material properties and risks of CTUS, the Company and the Subsidiaries are covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of CTUS, the Company and the Subsidiaries.

          SECTION 3.21. Minority Shares. The Seller has entered into such arrangements and/or agreements as shall be necessary to cause CTUS to be the record and beneficial owner of all of the outstanding Minority Shares as of the Closing Date, except as disclosed in Section 3.21 of the Seller Disclosure
Schedule. Certificates evidencing all of the Minority Shares, other than those disclosed in Section 3.21 of the Seller Disclosure Schedule, are being held in escrow by the Company pending delivery of the same to CTUS on the Closing Date.

          SECTION 3.22.  Intercompany Obligations.  Except as disclosed in
Section 3.22 of the Seller Disclosure Schedule, as of the date hereof, there are no intercompany agreements or arrangements between CTUS, the Company and the Subsidiaries, on the one hand, and the Seller or any of its Affiliates, on the other hand (the "Intercompany Obligations").

          SECTION 3.23. Community Reinvestment Act. The Company (a) received a rating of "outstanding" in its most recent examination with respect to the Community Reinvestment Act (the "CRA") and (b) has not been notified in writing with respect to supervisory concerns regarding its compliance with the CRA or, to the extent applicable, the New York Community
Reinvestment Act.

          SECTION 3.24.  Brokers.  Except for Merrill Lynch, Pierce, Fenner &
Smith Incorporated ("Merrill Lynch"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller. The Seller is solely responsible for the fees and expenses of Merrill Lynch.



                                ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The Purchaser represents and warrants to the Seller as follows:

          SECTION 4.01.  Organization and Authority of the Purchaser.  The
Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power
(corporate or otherwise) and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser.
This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and by general principles of equity
(whether considered in a proceeding at law or in equity). The Purchaser directly owns all of the issued and outstanding shares of capital stock of Marine Midland Bank, a New York State chartered commercial bank.

          SECTION 4.02.  Organization of Marine Midland Bank.  Marine Midland
Bank is a New York State chartered commercial bank, duly organized, validly existing, and in good standing under the laws of the State of New York, and has the requisite corporate power and authority to own its assets and carry on its business as currently conducted. The deposits of Marine Midland Bank are insured to the fullest extent permitted under applicable law by the Bank
Insurance Fund of the FDIC.

          SECTION 4.03. Consents and Approvals. (a) The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, or any other Person, except (i) for the consents, approvals, authorizations, actions or filings described in Section 4.03 of the Purchaser Disclosure Schedule (the "Purchaser's Required Approvals"),
(ii) for such consents, approvals, authorizations, actions, filings or notifications the failure to make or obtain which would not, individually or in the aggregate either, prevent or delay the Purchaser from performing any of its material obligations under this Agreement and (iii) as may be necessary as a result of any facts or circumstances relating solely to the Seller.

          (b) The Purchaser has no reason to believe that it will not be able to make or, on a timely basis, obtain all the Purchaser's Required Approvals.

          SECTION 4.04. No Conflict. Assuming all consents, approvals, authorizations and other actions contemplated in Section 4.03 have been obtained and all filings and notifications listed in Section 4.03 of the Purchaser Disclosure Schedule have been made and, except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance of this Agreement by the Purchaser do not and will not (a) violate or conflict with the charter or by-laws or other organizational documents of the Purchaser, (b) except as would not prevent the Purchaser from performing its material obligations under this Agreement, conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Purchaser, or
(c) except as would not prevent the Purchaser from performing any of its material obligations under this Agreement, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Purchaser or any of its respective subsidiaries is a party or by which any of such assets or properties is bound or affected.

          SECTION 4.05.  Compliance with Laws.  (a)  (i) Each of the Purchaser,
Marine Midland Bank and each subsidiary of Marine Midland Bank has or has obtained or made all permits, licenses, approvals, authorizations, registrations, qualifications and filings with and under all U.S. and foreign laws, authorities and agencies that are required to enable it to carry on its Business as currently conducted (the "Purchaser Operating Approvals"), (ii) all the Purchaser Operating Approvals are in full force and effect, and no suspension of such Purchaser Operating Approvals has been threatened in writing and (iii) none of the Purchaser, Marine Midland Bank or any subsidiary of Marine Midland Bank is in violation of any applicable Law, except for such failures to obtain or have in full force and effect such Purchaser Operating Approvals, such suspensions of Purchaser Operating
Approvals and such violations of Law as would not individually or, to the best of the Purchaser's knowledge, in the aggregate prevent the Purchaser from performing its material obligations under this Agreement.

          (b) None of the Purchaser, Marine Midland Bank or any subsidiary of Marine Midland Bank is subject to any cease and desist order, written agreement or memorandum of understanding with, is a party to any commitment letter or similar undertaking to, is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any extraordinary board resolution at the request of, any Governmental Authority charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of thrift deposits which would have a material adverse effect on the Purchaser's ability to perform its obligations under this Agreement.

          SECTION 4.06. Absence of Litigation. There are no claims, actions, proceedings or investigations pending or, to the Purchaser's knowledge, threatened against the Purchaser, Marine Midland Bank or any subsidiary of Marine Midland Bank, or any of its or their assets or properties, before any court, arbitrator or administrative, governmental or regulatory authority which seek to delay, prevent or restrict the consummation of the transactions contemplated hereby.

          SECTION 4.07. Securities Law. The Purchaser understands and agrees that it may not sell or dispose of any of the CTUS Shares or the Company Shares other than pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to an available exemption therefrom.

          SECTION 4.08. Financing. The Purchaser currently has, and at the Closing will continue to have, all funds necessary to satisfy all of its obligations hereunder and to consummate the transactions contemplated by this Agreement on the terms set forth herein, and its ability to consummate such transactions is not dependent or conditional upon receipt of financing from any third party.

          SECTION 4.09. Community Reinvestment Act. Marine Midland Bank received a rating of "satisfactory" in its most recent examination with respect to the CRA. Marine Midland Bank has not been notified in writing with respect to supervisory concerns regarding its compliance with the CRA or, to the extent applicable, the New York Community Reinvestment Act.

          SECTION 4.10. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or any of its affiliates.


                                 ARTICLE V

                           ADDITIONAL AGREEMENTS

          SECTION 5.01. Conduct of Business Prior to the Closing. (a) Except as otherwise provided or contemplated herein or in Section 5.01(a) of the Seller Disclosure Schedule, the Seller agrees that, between the date hereof and the Closing Date and without the prior written consent of the Purchaser:

          (i) it will not permit CTUS, the Company or the Subsidiaries to conduct their Businesses other than in all material respects in the ordinary course and consistent with prior practice;

          (ii) it will cause CTUS, the Company and each Subsidiary to use reasonable efforts to preserve substantially intact the business organization of their respective Businesses, to keep available to the Purchaser the services of the employees of the Company and each Subsidiary (but the Seller shall have no liability to the Purchaser for the failure to keep the services of any employees who voluntarily resign from employment by the Company or the Subsidiaries) and to use reasonable efforts to preserve the current relationships with their respective customers, suppliers and other persons with which they have significant business relationships;

          (iii) it will not permit CTUS, the Company or any Subsidiary to amend their respective charters, by-laws or similar organizational documents or merge or consolidate, or obligate themselves to do so, with or into any other entity;

          (iv) it will not permit either CTUS, the Company or a Subsidiary:
     (x) to change its accounting methods, principles or practices (other than such changes required by GAAP or by applicable Law), (y) to establish or increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or otherwise increase the compensation payable or to become payable to any officers or employees of either CTUS, the Company or a Subsidiary, except in the ordinary course of business consistent with past practice or as may be required by applicable Law or applicable collective bargaining agreements or (z) enter into any employment or severance agreement with any of its employees or establish, adopt, enter into or amend any collective bargaining agreement; and

          (v) it will not permit CTUS, the Company or a Subsidiary to adopt any new Plan or to amend, modify or terminate any Plan (or commit, promise or communicate any intention to adopt any new Plan or amend, modify or terminate any Plan), except as may be required by Law.

          (b) Notwithstanding anything to the contrary in this Agreement and for the purpose of facilitating the establishment or maintenance of an insured depository institution and operation of a thrift or banking business in the United States, at any time on or prior to the Closing, CTUS may, with the consent of the Purchaser (which consent shall not be unreasonably withheld), but subject to compliance with all applicable Law, cause the Company to either
(i) sell, transfer, assign or otherwise dispose of, to the Seller, or such of the Seller's Affiliates as the Seller shall have the right to determine up to U.S.$5,000,000 in fair market value of mortgage and other residential real estate or similar assets of the Company identified by the Seller together with the assumption by any such transferee of an equivalent amount of non-deposit liabilities of the Company so long as, after giving effect to the foregoing, the Book Value of the Company shall not be diminished by an amount greater than U.S.$5,000,000 from the amount thereof immediately prior to any such action or (ii) sell, transfer, assign or otherwise dispose of all of the Company's assets and liabilities to a newly-established insured depository institution to be owned by CTUS (other than the limited amount of assets and liabilities contemplated in the preceding clause (i) and the FIRREA
Claim) and thereafter transfer ownership of all of the Company Shares to the Seller and/or such of the Seller's Affiliates as the Seller may designate, in which event the purchase and sale contemplated hereunder shall, without any further action on the part of the parties hereto, be deemed to be amended to relate solely to the CTUS Shares and, indirectly, the shares of the newly-established insured depository institution contemplated herein.

          SECTION 5.02. Investigation. (a) The Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, CTUS, the Company and the Subsidiaries, (ii) has been furnished with or given adequate access to such information about CTUS, the Company and the Subsidiaries and the respective Businesses of CTUS, the Company and the Subsidiaries as it has requested, and (iii) will not assert any claim against the Seller, CTUS or the Company (except as contemplated or otherwise permitted by this Agreement) or any of their directors, officers, employees, agents, stockholders, affiliates, consultants, investment bankers, attorneys or representatives, or hold the Seller, CTUS or the Company or any such persons liable, for any inaccuracies, misstatements or omissions with respect to information (other than, in the case of the Seller, with respect to the representations, warranties and information contained in this Agreement, including the Seller Disclosure
Schedule or in any certificate or other document delivered to the Purchaser which certificate or other document was prepared in connection with the sale of the CTUS Shares) furnished by the Seller or such persons concerning the Seller, CTUS, the Company and the Subsidiaries or the Businesses of CTUS, the Company and the Subsidiaries.

          (b) In connection with the Purchaser's investigation of CTUS, the Company and the Subsidiaries and the Businesses of CTUS, the Company and the Subsidiaries, the Purchaser received from the Seller certain estimates, projections and other forecasts for CTUS, the Company and the Subsidiaries, and certain plan and budget information. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that the Purchaser is familiar with such uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that the Purchaser will not assert any claim against the Seller or any of its affiliates or any of their directors, officers, employees, agents, stockholders, affiliates, consultants, investment bankers, attorneys or representatives, or hold the Seller or any such persons liable with respect thereto except as otherwise permitted under Section 10.03. Accordingly, the Seller makes no representation or warranty with respect to any estimates, projections, forecasts, plans or budgets referred to in this section other than as contemplated in Sections 3.08 and 3.09.

          SECTION 5.03. Access to Information. (a) From the date hereof until the Closing Date, upon reasonable notice, the Seller shall, and shall cause
CTUS and each of CTUS', the Company's and the Subsidiaries' officers, directors, employees, auditors and agents to, (i) afford the officers, employees and authorized agents and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, books and records of CTUS, the Company and the Subsidiaries and (ii) furnish to the officers, employees and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, goodwill and Business of CTUS, the Company and the Subsidiaries as the Purchaser may from time to time reasonably request;
provided, however, that such investigation shall not unreasonably interfere with any of the Business or operations of the Seller, CTUS, the Company, the Subsidiaries or any Affiliate of the Seller; and provided further that the Seller, CTUS, the Company and any Subsidiary shall not be required to breach or violate any confidentiality obligation contained in a written agreement, binding on any of the Seller, CTUS, the Company and any Subsidiary.

          (b) In order to facilitate the resolution after the Closing of any claims made by or against or incurred by the Seller prior to the Closing arising out of or relating to its ownership of CTUS, the Company or any of the Subsidiaries, the Purchaser shall (i) afford the officers, employees and authorized agents and representatives of the Seller reasonable access, during normal business hours, to the offices, properties, books and records of the Purchaser, CTUS, the Company and the Subsidiaries, (ii) furnish to the officers, employees and authorized agents and representatives of the Seller such additional financial and other information regarding CTUS, the Company and the Subsidiaries and the Businesses of CTUS, the Company and the Subsidiaries as the Seller may from time to time reasonably request and (iii) to the extent it does not unreasonably interfere with the discharge of their regular duties make available to the Seller, the employees of CTUS, the Company and the Subsidiaries whose assistance, testimony or presence is necessary to assist the Seller in evaluating any such claims and in defending such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Purchaser, CTUS, the Company, the Subsidiaries or any Affiliate of the Purchaser or in the case of CTUS, the Company and the Subsidiaries, their respective successors;
provided further that the Seller shall pay all out-of-pocket costs of the Purchaser, CTUS, the Company, the Subsidiaries or in the case of CTUS, the Company and the Subsidiaries, their respective successors and such employees incurred in connection with any such investigation and shall reimburse the Purchaser, CTUS, the Company, the Subsidiary or in the case of CTUS, the Company and the Subsidiaries, their respective successors by which each such employee is employed on a per diem basis based on the annual salary and benefits, fully costed, of all employees if, in the aggregate, such employees are required to devote more than fifty hours to responding to requests from the Seller pursuant to this Section 5.03(b).

          SECTION 5.04. Books and Records. (a) From the Closing Date until six years from the Closing Date or such longer period, if any, as is required by applicable Law relating to the Businesses and activities of CTUS, the Company and the Subsidiaries, the Purchaser agrees that it shall preserve and keep all books and records of CTUS, the Company and the Subsidiaries relating to the Pre-Closing Period. Prior to expiration of six years from the Closing
Date, before disposing of any of such books and records, the Purchaser shall give the Seller at least 90 calendar days' prior written notice of the proposed destruction specifying in reasonable detail in the manner currently employed by the Company to catalog their books and records the books and records to be disposed of, and the Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as the Seller may select. During such 90-day period, duly authorized representatives of the Seller shall, upon reasonable notice, have access thereto during normal business hours to examine, inspect and copy such books and records.

          (b) If, in order properly to prepare documents required to be filed with Governmental Authorities or its financial statements, it may be necessary that either of the parties hereto or any successors be furnished with additional information relating to CTUS, the Company and the Subsidiaries or their respective Businesses, and such information is in the possession of the other party hereto, such party agrees to use its best efforts to furnish such information to such other party, at the cost and expense of the party being furnished such information.

          SECTION 5.05. Confidentiality. (a) The terms of the letter agreement dated as of June 17, 1996 (the "Confidentiality Agreement") between
Merrill Lynch, on behalf of the Seller, and the Purchaser are hereby incorporated by reference and shall continue in full force and effect, except as inconsistent with the terms of this Agreement and provided that, if this Agreement shall terminate, as provided herein, the Confidentiality Agreement shall remain in full force and effect.

          (b) Except to the extent disclosure is required by Law, or in response to any governmental or regulatory authority, or in connection with any litigation relating to an alleged breach of this Agreement, each party shall maintain the confidentiality of all information obtained from the other party hereto other than information that is otherwise publicly available and shall use such information only for purposes reasonably related to this Agreement and the transactions contemplated hereby. If this Agreement is terminated, each of the parties hereto agrees to return promptly upon request all documents received from the other party that contain or embody information subject to this paragraph.

          (c) The Seller acknowledges that, from and after the Closing, all proprietary and confidential information of CTUS, the Company and the Subsidiaries shall be and become the property of the Purchaser, and the Seller agrees that it will not, and it will not permit any of its Affiliates to, use or disseminate such information for any purpose whatsoever.

          SECTION 5.06. Authorizations; Consents and Notices. (a) Each party hereto shall use reasonable efforts to obtain all authorizations, consents, orders and approvals of, and to give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for such party's execution and delivery of, and the performance of such party's obligations pursuant to, this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings.
The Purchaser acknowledges that it shall be solely responsible for obtaining the Purchaser's Required Approvals, and the Seller agrees to use reasonable efforts to assist the Purchaser in obtaining the Purchaser's Required
Approvals on or prior to the Closing Date. The Seller acknowledges that it will be solely responsible for obtaining the Seller's Required Approvals and the Purchaser agrees to use reasonable efforts to assist the Seller in obtaining the Seller's Required Approvals on or prior to the Closing Date.
The parties hereto acknowledge that time shall be of the essence in this Agreement and agree not to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

          (b) The Purchaser and its subsidiaries will use reasonable efforts to assist the Seller in obtaining at or prior to the Closing any consents of third parties (other than Governmental Authorities) under any lease or contract to which the Company or any Subsidiary is a party, which consent is in the reasonable judgment of the Seller necessary or advisable in connection with the transactions contemplated by this Agreement, including, without limitation,
(i) providing to such third parties (A) guarantees by the Purchaser of the obligations of CTUS, the Company or any Subsidiary under the subject lease or contract and (B) such financial statements and other financial information with respect to the Purchaser as such third parties may reasonably request and (ii) agreeing to such adjustments to the terms of the subject lease or contract as would not, individually or in the aggregate, have a Material
Adverse Effect.

          SECTION 5.07. Pre-Closing Payments. At or prior to the Closing Date, the Seller shall have the right, and shall have the right to cause CTUS, the Company and the Subsidiaries, to terminate all of the Intercompany Obligations, it being understood that (a) at the Seller's discretion the Seller shall (to the extent permitted by applicable Law and regulation) cause the Company to pay an extraordinary dividend to CTUS at least sufficient to allow CTUS to satisfy or repay any Intercompany Obligations and, subject to regulatory approval, to pay a dividend such that, after giving effect thereto, the Book Value as of the date which is expected to be the Audit Date is not less than the Agreed Minimum Audit Date Book Value on such date and (b) to facilitate the transactions contemplated herein, the Seller may, but shall not be obligated to, cause CT North America L.L.C. to forgive, convert or otherwise restructure in accordance with applicable Law the intercompany debt in an amount of approximately U.S.$82,200,000 owed to it by CTUS so long as the foregoing shall result in an increase to the Book Value of CTUS in an amount not less than the aggregate outstanding principal amount of such debt and any accrued interest thereon; provided, however, that (i) the Seller shall give the Purchaser five Business Days' prior written notice of any transaction described in this Section 5.07 specifying in reasonable detail the actions to be taken, (ii) after giving effect to the transactions described in such notice, the Book Value of CTUS shall be the Agreed Minimum Audit Date Book
Value on such date and (iii) any Taxes arising from the payment of any dividend or the forgiveness, conversion or restructuring of any debt as contemplated in this Section 5.07 shall be expressly deemed to accrue, arise and be payable during a Pre-Closing Period.

          SECTION 5.08. Notice of Events. The Seller and the Purchaser shall promptly notify each other of any event or circumstance which shall occur prior to the Closing which shall constitute a breach of a representation or warranty or a covenant or agreement of either the Seller or the Purchaser, such that it is reasonably likely that the conditions set forth in Section 8.01(a) or
Section 8.02(a), as the case may be, will be incapable of being satisfied by the Closing Date.

          SECTION 5.09. FIRREA Claim. (a) Assuming that the action contemplated in Section 5.01(b)(ii) shall not have been taken and notwithstanding anything herein to the contrary, the parties hereto agree (i) that any recovery (the "FIRREA Recovery") on the litigation filed by the Company in the United States Court of Claims styled First Federal Savings and Loan Association of Rochester v. United States, No. 95-517C (Ct. Cl.
filed August 7, 1995), and any claim, right or administrative or judicial proceeding comprising, arising out of, or resulting from, that litigation (any such claim, right or proceeding is referred to herein as the "FIRREA Claim") shall be for the account of the Seller, (ii) that the Seller shall have the sole and exclusive right to direct the prosecution of the FIRREA Claim as hereinafter provided, (iii) that the Purchaser, the Company and/or any successor-in-interest thereto which holds the FIRREA Claim (the "FIRREA
Plaintiff") shall take all action reasonably requested by the Seller from time to time with respect to the FIRREA Claim, it being understood and agreed that, in furtherance thereof, the FIRREA Plaintiff's actions shall be subject to the conditions set forth in Exhibit 5.09(e), (iv) that the FIRREA
Plaintiff shall be under no obligation whatsoever to take any action in respect of the FIRREA Claim in the absence of direction from the Seller,
(v) that the FIRREA Plaintiff shall take no action subsequent to the Closing with respect to the FIRREA Claim that reasonably can be expected to adversely affect the likelihood, timing, nature, or amount of any such recovery and
(vi) that the Seller shall pay all costs and expenses of prosecution of the FIRREA Claim at the direction of the Seller, including, without limitation, all costs and expenses of the FIRREA Plaintiff, the Purchaser or any subsidiary of the Purchaser incurred in connection therewith, including, without limitation, all fees and disbursements of counsel to the FIRREA
Plaintiff chosen by Seller as provided in Section 5.09(d).

          (b) In furtherance of the foregoing (and without in any way intending to limit the right and ability of the Seller and the Purchaser to consider and agree on other appropriate courses of action, including any action or arrangement that is intended to maximize or preserve the value of the FIRREA Claim to the Seller, by, among other things, requiring that the FIRREA Plaintiff hold the FIRREA Recovery in trust for the benefit of the holder of the Preferred Stock), the Purchaser understands and agrees that, prior to consummation of the transactions contemplated hereby, the Seller may cause CTUS to amend its organizational documents to provide for the issuance of, and to cause CTUS to issue by way of dividend or otherwise, shares of a new class of non-voting preferred stock (the "Preferred Stock") having terms and conditions as set forth in Exhibit 5.09(b), including, without limitation, terms that require CTUS (or any successor-in-interest):
(i) (A) to pay a dividend on the Preferred Stock in an amount equal to the aggregate amount of any cash received by the FIRREA Plaintiff as part of the FIRREA Recovery, (B) to make a distribution in kind on the Preferred
Stock of any non-cash property, right or benefit received by the FIRREA
Plaintiff as part of the FIRREA Recovery which can be transferred to the Seller without impairment in value and (C) to pay a dividend on the Preferred Stock, but only at the time actually realized by the FIRREA
Plaintiff and only in the aggregate amount of the actual proceeds (net of any costs of sale incurred with the consent of the Seller) or benefit of any non-cash property, right or benefit received by the FIRREA Plaintiff as part of the FIRREA Recovery which cannot be transferred to Seller, without impairment in value, as determined by an independent internationally recognized investment bank mutually chosen by the Seller and the FIRREA
Plaintiff, in each case net of any applicable Taxes, the amount of which shall be computed at the maximum applicable marginal statutory tax rate in effect at the time of the FIRREA Recovery (the "Preferred Stock
Dividend Amount") (which amount or in-kind distribution shall be subject to any applicable withholding taxes); and (ii) to redeem the Preferred Stock at par value plus the amount by which the Preferred Stock Dividend Amount exceeds any dividends paid or in kind distributions made on the Preferred
Stock prior to redemption (the "Preferred Stock Redemption Amount");
provided that the terms and conditions of the Preferred Stock shall be substantially in conformity with the terms and conditions set forth in
Exhibit 5.09(b) or otherwise reasonably acceptable to the Purchaser.
Notwithstanding the foregoing, (x) at any time prior to the Closing, the Company shall have the right, without the consent of the Purchaser, to transfer the FIRREA Claim to the Seller, any of its Affiliates or a newly-created or existing Subsidiary of the Company and the right to transfer the shares of any such Subsidiary to the Seller, or any of its Affiliates and
(y) at any time following the Closing, at the request of the Seller, the Purchaser shall transfer or cause the FIRREA Plaintiff to transfer the FIRREA Claim to the Seller or such Affiliate of the Seller as the Seller shall designate and, in either case, the Purchaser agrees that subject to clauses (iii), (iv) and (vi) of paragraph (a) above, following the Closing and for so long as the FIRREA Plaintiff is a subsidiary of the Purchaser it shall and shall cause the FIRREA Plaintiff, CTUS and/or the appropriate
Subsidiaries to cooperate fully (including joining as a party) in the prosecution of the FIRREA Claim.

          (c) Pursuant to the terms and conditions of the Preferred Stock, on the first Business Day following the later of (i) 30 days after the receipt of the FIRREA Recovery by the FIRREA Plaintiff and (ii) 90 days after the commencement of the taxation year of the FIRREA Plaintiff in which the FIRREA
Recovery is received, CTUS shall declare and pay a cash dividend or make a distribution in-kind on the Preferred Stock as provided above and shall pay any cash by wire transfer in immediately available funds to one or more accounts designated by the holder(s) of the Preferred Stock and make any in-kind distribution in a commercially reasonable manner. If the amount of any FIRREA Recovery is reduced due to any set off, counterclaim, or other reduction successfully asserted by the U.S. Government against the FIRREA
Plaintiff arising out of a claim (i) against the FIRREA Plaintiff or any of its Affiliates unrelated to the FIRREA Claim and (ii) in the case of a claim against the Company, relating to a period or events following the Closing
Date, in addition to the payments and distributions otherwise contemplated to be paid or made by the issuer of the Preferred Stock pursuant to this paragraph (c), the amount includable in the Preferred Stock Dividend Amount shall, notwithstanding anything hereto to the contrary, be increased by an amount equal to the amount of such set off, counterclaim or other reduction at the time and in the manner of such other payments made by CTUS pursuant to this paragraph (c).

          (d) So long as, following the Closing, the FIRREA Claim shall be held in the name of the FIRREA Plaintiff, (i) the Seller shall have the right to direct the FIRREA Plaintiff with respect to the prosecution of the FIRREA
Claim, through counsel of the Seller's own choosing, at the Seller's own expense, and (ii) the FIRREA Claim shall not be collected, settled, compromised, abandoned or otherwise resolved by the FIRREA Plaintiff except on terms and conditions to which the Seller shall have provided its express written consent.
Subject to clauses (iii), (iv) and (vi) of paragraph (a) above, the Purchaser shall cooperate fully and, following the Closing, for so long as the FIRREA
Plaintiff is a subsidiary of the Purchaser, shall cause the FIRREA Plaintiff, CTUS and/or the appropriate Subsidiaries to cooperate fully (including joining as a party) in the prosecution of such FIRREA Claim with the Seller. For so long as the FIRREA Plaintiff is a subsidiary of the Purchaser, the Purchaser shall promptly empower, and shall cause the FIRREA Plaintiff promptly to empower
(by power of attorney and such other documentation as may be necessary and appropriate), such representatives of the Seller as the Seller may designate to represent the FIRREA Plaintiff in the FIRREA Claim, including the power to enter into any settlement or compromise concerning such claim.

          SECTION 5.10.  No Solicitation.  Except for the individuals listed on
Section 5.10 of the Seller's Disclosure Schedule, the Seller agrees that, from the date hereof until the expiration of the two-year period following the Closing (a) the Seller shall not, directly or indirectly, solicit or induce any employee of CTUS, the Company or the Subsidiaries to leave such employment and become an employee of the Seller or any of its Affiliates and (b) the Purchaser, CTUS, the Company and the Subsidiaries shall not, directly or indirectly, solicit or induce any employee of the Seller or any Affiliate of the Seller to leave such employment and become an employee of the Purchaser, CTUS, the Company or the Subsidiaries or any of their Affiliates; provided, however, that nothing in this Section 5.10 shall prohibit the Seller or any of its Affiliates or the Purchaser, CTUS, the Company or the Subsidiaries or any of their Affiliates from employing any person (i) who contacts them on his or her initiative and without any direct or indirect solicitation by the Seller or any of their Affiliates or the Purchaser, CTUS, the Company or the Subsidiaries or any of their Affiliates, as the case may be, or (ii) after expiration of the two-year period following the Closing Date.

          SECTION 5.11. Covenant Not to Compete. The Seller and its subsidiaries shall not (a) for a three-year period following the date hereof, establish a savings and loan association operating in the Non-Compete Area,
(b) utilize the name or current logos of the Company or use in any way any proprietary customer list or other similar record of the Company as of the Closing Date or (c) for a three-year period commencing on the date hereof, open or establish any new permanent offices or branches of a physical nature or any physical proprietary ATM system (which for greater certainty excludes any shared electronic, telephonic or computer-related networks, ATM system, Interac or internet systems ("Electronic Networks")) for deposit-gathering activities within the Non-Compete Area; provided, however, that nothing herein shall in any way limit the ability of the Seller or any of any such subsidiaries, including, without limitation, any new savings and loan association, savings bank, commercial bank or commercial or consumer lending company hereafter established by or for the benefit of the Seller or any of its Affiliates, to (w) establish a permanent head office or other place of business within the Non-Compete Area, but only if required for the Seller to obtain a license or charter to establish and/or operate an insured depository institution (as defined in the FDIA) to enable the Seller, in its discretion, to continue to operate a banking or thrift business in the United States, or
(x) subject to compliance with clause (b) above, solicit deposits from any location outside the Non-Compete Area by any means or from within the Non-Compete Area by electronic means, computer-related or telephonic activity, whether or not through Electronic Networks, or (y) subject to compliance with clause (b) above, offer or solicit loans or other financial products or other services whether or not within the Non-Compete Area or (z) acquire any Person that has an existing permanent office, branch or branches of a physical nature or physical proprietary ATM system (excluding any Electronic Networks) for deposit-gathering, lending or other financial services activities within the Non-Compete Area which competes with the Company within the Non-Compete Area.
Notwithstanding the foregoing, (A) in the event of an assignment contemplated in Section 10.13, the restriction imposed by this Section 5.11 shall not bind the assignee but shall continue solely to bind CT Financial Services, Inc.
and its subsidiaries and (B) the restriction imposed on the Seller and its subsidiaries under this Section 5.11 shall automatically cease to be of any further force and effect and the Seller and its subsidiaries shall have no further obligation hereunder to the Purchaser or any of its subsidiaries in the event that at any time during such three-year period from the date hereof:

          (i)  there is a "change in control" of the Seller, Canada Trustco
     Mortgage Company or The Canada Trust Company (whether directly or indirectly through a change in control of the direct or indirect controlling shareholder of the Seller, Canada Trustco Mortgage Company or the Canada Trust Company) which shall be deemed to have occurred if any Person or combination of Persons other than a Person currently controlling any of the foregoing through any transaction or series of transactions (whether by purchase, merger, consolidation, amalgamation or otherwise) beneficially acquiring, directly or indirectly, (x) 75% or more of the issued and outstanding voting securities or shares of the Seller or The Canada Trust Company, or (y) 75% or more of the issued and outstanding voting securities or shares of Canada Trustco Mortgage
     Company until such date (currently June 1, 1997) as the Canada Trustco
     Mortgage Company is required to satisfy the 35% or other specified public voting requirement (the "Public Voting Requirement") under the Loan and Trust Companies Act (Canada) or (z) after the satisfaction of the Public Voting Requirement, 65% (or such other percentage of voting shares remaining after the Public Voting Requirement has been met) of the issued and outstanding voting securities or shares of Canada Trustco
     Mortgage Company; or

          (ii) there is a sale, transfer, assignment or other disposition of all or substantially all of the assets of the Seller, Canada Trustco
     Mortgage Company or The Canada Trust Company through any transaction or a series of transactions to a Person or combination of Persons other than a Person currently controlling any of the foregoing.

          SECTION 5.12. Environmental Audit. Between the date hereof and the Closing Date, in the event that, at the time of foreclosure on any real property securing any loan, the Seller has actual knowledge that any Chemical Substance was or is present, manufactured, generated, used, recycled, reclaimed, released, stored, treated or disposed of at, in or from such property, the Seller shall
(a) provide notice thereof to the Purchaser, (b) at the written request and expense of the Purchaser, conduct an environmental audit prior to foreclosure to the extent that doing so will not adversely affect such foreclosure and
(c) provide the results of such audit to, and consult with, the Purchaser regarding the significance of such audit prior to foreclosure on any such property.

          SECTION 5.13. Minority Shares. Between the date hereof and the Closing Date, the Seller shall attempt to enter into such arrangements and/or agreements with the holders of the Minority Shares listed in Section 3.21 of the Seller Disclosure Schedule, on terms disclosed or made available to the Purchaser, as shall be necessary for CTUS to acquire at its sole cost and expense all of the outstanding Minority Shares as of the Closing Date.

          SECTION 5.14. Merger Structure. The Seller and the Purchaser agree within 30 days following the date hereof to attempt to restructure the transaction as a merger of CTUS with a wholly-owned subsidiary of the Purchaser and a merger of the Company with and into Marine Midland Bank, it being understood that (a) the Seller shall have no obligation to do so unless it shall, in its sole discretion, have determined that any such restructuring will not materially increase its Tax liabilities resulting from the consummation of the stock purchase transaction (including the issuance of the Preferred Stock) provided for in this Agreement and (b) subject to the foregoing, both mergers shall be subject to approval by the respective boards and will only be effective contemporaneously with the Closing, but shall be on the following basis:

          (i) The acquisition of CTUS by the Purchaser shall be effected through the following transactions: (A) on the Closing Date a wholly-owned subsidiary of the Purchaser (the "Merger Subsidiary") shall merge with and into CTUS (the "Merger"); and (B) the Company shall, simultaneously with the Merger or thereafter, merge with and into Marine Midland Bank, a wholly-owned subsidiary of the Purchaser (the "Bank Merger");

          (ii) On the Closing Date, the Merger shall be effected by the Merger
     Subsidiary merging with and into CTUS, with CTUS being the surviving corporation (the "Surviving Corporation"). The separate corporate existence of the Merger Subsidiary shall thereupon cease, and the Surviving
     Corporation shall thereupon become a wholly-owned subsidiary of the Purchaser. The Surviving Corporation shall continue to be governed by the laws of Delaware, and its separate corporate existence with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Closing Date, the certificate of incorporation and by-laws of CTUS in effect immediately prior to the Closing Date shall continue to be the certificate of incorporation and by-laws of the Surviving Corporation. At the Closing Date, the directors and officers of the Merger Subsidiary shall become the sole directors and officers of the Surviving Corporation; and

          (iii) The Bank Merger shall be effected pursuant to the terms of an agreement and plan of merger substantially on terms attached hereto as
     Exhibit 5.14(c), as agreed to by the parties within 30 days of the date hereof.

          SECTION 5.15.  FIRTPA Certificate.  The Seller shall provide the
Purchaser with a certificate that, as of the Closing Date, the CTUS Shares do not constitute a U.S. real property interest within the meaning of Section
1445 of the Code, such certification to satisfy the requirements of Treasury regulation Sections 1.897-2(h) and 1.1445-2(c)(3). If such certificate is not received, the Purchaser shall be entitled to withhold 10 percent of the purchase price as required by Section 1445 of the Code.

          SECTION 5.16. Further Assurances. Each party shall cooperate with the other, and execute and deliver, or use its best efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions consistent with the terms of this Agreement, as such party may reasonably be requested to take by the other party hereto from time to time, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.

          SECTION 5.17. Transition. Each party shall cooperate with the other during the period from the date hereof to the Closing Date to effectuate the purposes of this Agreement and the transactions contemplated hereby and shall negotiate in good faith and in a commercially reasonable manner to resolve any issues which may arise during such period in order to enable the transactions contemplated hereby to be consummated.


                                ARTICLE VI

                             EMPLOYEE MATTERS

          SECTION 6.01. Provision of Comparable Benefits. (a) The Purchaser agrees that, for a period of one year after the Closing Date, the Purchaser shall (or shall cause any other appropriate subsidiary of the Purchaser to) provide each employee and each former employee of the Company and the Subsidiaries who was an employee of the Company or the Subsidiaries on the Closing Date with benefits (including, without limitation, welfare benefits) that are comparable in the aggregate, in the good faith determination of the Purchaser, to the benefits generally provided by the Purchaser to its own similarly situated employees. Consistent with providing comparable benefits for one year as is set forth above, nothing in this Section shall affect the Purchaser's ability to determine the benefits to provide to any employee or former employee, or restrict the Purchaser's ability to terminate, modify or amend any Plan, program, arrangement or fringe benefit or to terminate, modify or amend the terms and conditions of employment of any individual.
In no event shall the arrangements set forth herein in any way remove or diminish the Purchaser's obligation to comply with, and to provide benefits to the extent required by, Section 4980B of the Code with respect to any former employee of the Company or its Subsidiaries.

          (b) With regard to those former employees of the Company or the Subsidiaries who are receiving retiree health benefits as of the Closing Date, for a period of one year following the Closing Date, the Purchaser agrees to elect either to continue the retiree health benefits such former employees were receiving immediately prior to the Closing Date or to provide such former employees with the retiree health benefits provided from time to time to similarly situated retirees of the Purchaser.

          (c) To the extent service is relevant for vesting or benefit calculations or allowances (including, without limitation, entitlement to vacation and sick days) under any plan or arrangement maintained by the Purchaser in which employees or former employees of the Company or Subsidiaries who were employed by the Company or the Subsidiaries on the Closing Date participate, and to the extent permitted by applicable Law, in order to provide the benefits described in paragraph (a) above, such plan or arrangement shall credit employees with service on or prior to the Closing
Date with the Company or any of the Subsidiaries, if and to the same extent such service was credited under comparable plans of the Company or the Subsidiaries prior to the Closing Date in which such employees participated;
provided, however, that the Purchaser shall have the right to offset the amount of any accrued benefit under any of the Purchaser's defined benefit pension plans in which an employee participates, by the accrued benefit under any defined benefit pension plan sponsored by the Company or its Subsidiaries as of the Closing Date. Nothing herein shall require any such service to be credited to the extent it would result in an employee receiving duplicate benefits.

          SECTION 6.02.  Succession.  In the event the Purchaser, CTUS, the
Company or any of the Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Purchaser, CTUS, the Company or the Subsidiaries, as the case may be, shall assume the obligations set forth in this Article VI.

          SECTION 6.03. Survival. This Article VI shall survive the Closing as provided in Section 10.01.


                                ARTICLE VII

                                TAX MATTERS

          SECTION 7.01.  Tax Indemnities.  (a)  Subject to Section 7.01(d), the
Seller shall indemnify the Purchaser and its Affiliates and hold them harmless from and against any liability for Taxes (other than conveyance taxes, which are allocated pursuant to Section 7.06) (i) imposed on CTUS, the Company and the Subsidiaries in respect of their income, business, property or operations for any Pre-Closing Period, (ii) attributable to any change in accounting method employed by CTUS, the Company or any Subsidiary prior to the Closing Date, (iii) attributable to discharge of indebtedness, if any, that may result from any capital contributions by the Seller (or any Affiliate of the Seller) to CTUS, the Company or any Subsidiary of any intercompany indebtedness owed by CTUS, the Company or any Subsidiary to the Seller (or any Affiliate of the Seller) or (iv) attributable to the issuance or redemption of the Preferred Stock and the receipt of the FIRREA Recovery (to the extent not taken into account in determining the Preferred Stock Dividend Amount)
(but only to the extent that the amount of such Taxes is in excess of the amount accrued for Taxes (including for greater certainty any reserve for bad debts) in the books and records of CTUS, the Company and the Subsidiaries as of the Closing Date); provided, however, that no indemnity shall be provided under this Agreement for any Taxes resulting from (x) a breach by the Purchaser of its obligations under this Agreement, (y) a reduction in any net operating loss, capital loss or tax credit carryover allocable to CTUS, the Company, or any Subsidiary or (z) any transaction of CTUS, the Company or any Subsidiary occurring after the Closing on the Closing Date.

          (b)  From and after the Closing Date, the Purchaser, its Affiliates,
CTUS and the Company shall indemnify the Seller and its Affiliates and hold them harmless from and against all Taxes imposed on or with respect to CTUS, the Company or its Subsidiaries that are not subject to indemnification pursuant to paragraph (a) of this Section 7.01.

          (c) Any Taxes for a Period beginning before the Closing Date and ending after the Closing Date (a "Straddle Period") shall be apportioned between the Seller and the Purchaser, in the case of real and personal property taxes, and franchise taxes not based on gross or net income, capital (including net worth or long-term debt) or gross or net assets, on a per diem basis and, in the case of other Taxes (including sale and transfer Taxes not described in Section 7.06), shall be determined based on the actual operation of CTUS, the Company and the Subsidiaries, as the case may be, during the portion of such period that is a Pre-Closing Period and the portion of such period that is a Post-Closing Period. Each such Pre-Closing Period and Post-Closing Period shall be deemed to be a Period subject to the provisions of Sections 7.01(a) and 7.01(b) above. Notwithstanding the foregoing, in the case of any Tax based upon or measured by capital (including net worth or long-term debt), gross or net assets or intangibles, the amount of such Tax allocated to the Pre-Closing
Period shall be computed by reference to the average level of such items during the Pre-Closing Period; provided, however, that such method shall apply only where the relevant Law requires the use of average amounts and, in such a case, the frequency and method of averaging shall be as required by such Law.
In any other event, the amount of such Tax shall be computed by reference to the level of such items on the Audit Date.

          (d) The respective indemnification obligations of the Purchaser and the Seller pursuant to this Section 7.01 shall not be effective until the aggregate dollar amount of all Taxes which would otherwise be payable pursuant to this Article VII by such party exceeds U.S.$250,000 (the "Tax Liability
Threshold Amount") and then only to the extent such aggregate amount exceeds the Tax Liability Threshold Amount.

          (e)  Payment by an indemnitor of any amount due under this Section
7.01 shall be made within 30 days following written notice by the indemnitee that payment of such amounts to the appropriate tax authority is due, provided that the indemnitor shall not be required to make any payment earlier than two days before it is due to the appropriate tax authority. If the Seller receives an assessment or other notice of Taxes due with respect to CTUS, the Company or any of its Subsidiaries for any Pre-Closing Period for which the Seller is not responsible, in whole or in part, pursuant to paragraph (a) of this
Section 7.01 because all or a part of such Tax does not exceed the amount accrued for Taxes in the books and records of CTUS, the Company and its Subsidiaries as of the Closing Date, and the Seller pays such Tax, then the Purchaser, CTUS or the Company shall pay to the Seller, in accordance with the first sentence of this Section 7.01(e), the amount of such Tax for which the Seller is not responsible under Section 7.01(a). In the case of a Tax that is contested in accordance with the provisions of Section 7.03, payment of such Tax to the appropriate tax authority will not be considered to be due earlier than the date of a Final Determination with respect to such Tax.

          SECTION 7.02. Refunds and Tax Benefits. (a) The Purchaser shall promptly pay to the Seller any refund or credit (including any interest paid or credited with respect thereto) received by the Purchaser, CTUS, the Company or any Subsidiary of Taxes relating to Pre-Closing Periods or attributable to an amount paid by or on behalf of the Seller under Section 7.01 or 5.09 but only if and to the extent that the aggregate amount of refunds and credits exceeds the aggregate amount that is included as an asset in respect of Taxes on the Audit Date Balance Sheet (not taking account of any aggregate valuation allowances against deferred tax assets remaining after giving effect to the Deferred Tax Valuation Amount (reduced by any Taxes thereon); provided, however, that payments with respect to credits shall be made no earlier than the time at which such credit reduces or could reduce the Tax liability of the Purchaser and its Affiliates, including CTUS, the Company or any Subsidiary.
In the event that any refund or credit of Taxes for which a payment has been made pursuant to this Section 7.02 is subsequently reduced or disallowed, the Seller shall indemnify and hold harmless the payor for any Tax liability, including interest, assessed against such payor by reason of the reduction or disallowance. The Purchaser shall, if the Seller so requests and at the Seller's expense, cause the relevant entity to file for and obtain any refund to which the Seller is entitled under this Section 7.02. Subject to Section
7.03, the Purchaser shall permit the Seller to control (at the Seller's expense) the prosecution of any such refund claim, and shall cause the relevant entity to authorize by appropriate power of attorney such persons as the Seller shall designate to represent such entity with respect to such refund claim. The obligations of the Purchaser pursuant to this Section 7.02(a) shall not be effective until the aggregate dollar amount of all amounts refunded and credited exceeds $250,000, and then only to the extent that such aggregate amount exceeds
$250,000.

          (b) In the event and to the extent that the Seller receives a refund or credit of federal, state or local taxes for any Pre-Closing Period attributable solely to the carryback of losses, credits or similar items arising in any Post-Closing Period and attributable to CTUS, the Company or any Subsidiary, the Seller shall promptly pay to the Purchaser the amount of such refund or credit, together with any interest paid or credited with respect thereto. In the event that any refund or credit of Taxes for which a payment has been made pursuant to this Section 7.02(b) is subsequently reduced or disallowed, the Purchaser shall indemnify and hold harmless the payor for any Tax liability, including interest, assessed by reason of the reduction or disallowance.

          (c) Any amount otherwise payable by the Seller under Section 7.01 shall be reduced by any Tax benefit realized by the Purchaser, CTUS, the Company, any Subsidiary or any of their Affiliates in a Post-Closing Period (a
"Post-Closing Date Tax Benefit") as a result of either an adjustment to Taxes for which the Seller is responsible under Section 7.01 (such as a timing adjustment resulting in a Tax deduction for CTUS, the Company or any Subsidiary for a Post-Closing Period) or a Tax deduction resulting from an indemnifiable payment of Taxes. The amount of any Post-Closing Date Tax
Benefit shall be computed at the minimum applicable marginal statutory tax rate in effect at the time of computation. Post-Closing Date Tax Benefits determined to be substantially likely to be realized not later than the taxable year during which an indemnity payment is determined to be due shall be considered to be realized currently for purposes of netting against such indemnity payment hereunder. If a payment is made by the Seller in accordance with Section 7.01, and if in a subsequent taxable year an actual Post-Closing
Date Tax Benefit is realized by the Purchaser, CTUS, the Company, any Subsidiary or any of their Affiliates (that was not previously taken into account pursuant to the preceding sentence to reduce an amount otherwise payable by the Seller under Section 7.01), the Purchaser, CTUS, the Company, any such Subsidiary or any such Affiliate shall pay to the Seller at the time of such realization the amount of such Post-Closing Date Tax Benefit to the extent that the Post-Closing Date Tax Benefit would have resulted in a reduction in the amount paid by the Seller under Section 7.01 if the Post-Closing Date Tax Benefit had been obtained in the year of such payment.
Subject to the foregoing a Post-Closing Date Tax Benefit will be considered to be realized for purposes of this Section 7.02 at the time that it is reflected on a Tax return of the Purchaser, CTUS, the Company, any Subsidiary or any of their Affiliates.

          SECTION 7.03. Contests. (a) After the Closing Date, the Purchaser shall notify the Seller in writing promptly and in any event within 30 days of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Purchaser, CTUS, the Company or a Subsidiary (an
"Indemnification Event"), which could give rise to a claim for indemnification under Section 7.01. Such notice shall contain factual information (to the extent known to the Purchaser, CTUS, the Company or a Subsidiary) with respect to the Indemnification Event in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect thereof. If the Purchaser fails to give the Seller notice within a reasonable period of time or in sufficient detail to apprise the Seller of the nature of the claim (in each instance taking into account the facts and circumstances with respect to such claim), the Seller shall not be liable under this Agreement for such claim to the extent, if any, that the rights of the Seller with respect to such claim are actually prejudiced.

          (b)  Subject to Section 7.03(d) below, the Seller may elect to direct, through counsel of its own choosing and at its own expense, any audit, claim for refund and administrative or judicial proceeding involving any Tax Periods with respect to which indemnity may be sought from the Seller under Sections
7.01 or 5.09 (any such audit, claim for refund or proceeding is referred to herein as a "Contest").  If the Seller elects to direct a Contest, it shall within 30 calendar days of receipt of the notice of the Indemnification Event relating to such Contest notify the Purchaser of its intent to do so and, if requested by the Purchaser, the Seller shall furnish to the Purchaser in due course, as a condition to further pursuing such Contest, an opinion of the
Seller's independent tax counsel to the effect that the Seller has a reasonable basis to pursue such Contest.  If the Purchaser or an Affiliate is requested
(or, if an election by the Seller is not timely made, shall determine) to pay the Tax claimed and sue for a refund, the Seller shall make a tentative indemnity payment to the party making such payment.  In the case of any
Contest, the Purchaser or its Affiliate, as the case may be, shall not make payment of the Tax in question for at least 30 days (or such shorter period as may be required by applicable law) after the giving of notice to the Seller of its intention to do so (and if the Seller has elected to direct the Contest shall not make payment unless requested by the Seller), shall give to the
Seller any information reasonably requested by the Seller relating to such
Contest and otherwise shall cooperate with the Seller in good faith in order to contest effectively any such Contest, and to the extent not inconsistent with the Purchaser's or its Affiliates' control over the portion of proceedings that relate to issues other than those subject to this indemnity (as described below), shall permit the Seller to control such proceedings relating to any
Contest.  The Seller shall, on demand, reimburse all "out of pocket" costs and expenses which the Purchaser or its Affiliate may incur in connection with such Contest (but not in connection with exercising the right of attendance described below), including, without limitation, reasonable
attorneys' and accountants' fees and disbursements.   The Purchaser or its duly
appointed representatives shall be allowed to attend all meetings between the
Seller and the taxing authority in question and shall be provided with copies of all correspondence and documents relating to such Contest.  If the Seller fails to notify the Purchaser of its election as herein provided, then until receiving notification as to the Seller's intentions, the Purchaser, CTUS, the Company and/or the appropriate Subsidiary shall take such reasonable steps as may be prudent and within its capacity (with due allowance being given to the circumstances) to preserve the right of the relevant entity to contest the asserted Tax liability, may pay, compromise or contest, such asserted Tax liability and shall be reimbursed by the Seller for the reasonable cost of outside professionals and outside disbursements incurred pursuant to this sentence to the extent attributable to a Tax liability indemnifiable by the
Seller hereunder.  However, in each such case, neither the Purchaser nor CTUS nor the Company nor the Subsidiary may settle or compromise any asserted Tax liability over the objection of the Seller; provided, however, that consent to settlement or compromise shall not be unreasonably withheld.  If the
Purchaser, CTUS, the Company or any Subsidiary assumes control of a Contest with respect to Taxes pursuant to the foregoing, provided that the Seller has acted in good faith, the Seller shall retain the right, at any time thereafter and immediately upon notice to the entity that shall have assumed control of such
Contest, to assume itself, at the Seller's expense, sole direction and control of such Contest, as set forth above.  If the Seller chooses to direct the
Contest, the Purchaser shall promptly empower and shall cause CTUS, the
Company and/or the appropriate Subsidiaries promptly to empower (by power of attorney and such other documentation as may be necessary and appropriate)
such representatives of the Seller as it may designate to represent the
Purchaser, CTUS, the Company and/or the Subsidiaries in the Contest insofar as the Contest involves an asserted Tax liability for which the Seller could be liable under Section 7.01.

          (c) The Seller may cause such a Contest to be prosecuted to a determination in a court of initial jurisdiction and, if the Seller shall have furnished the Purchaser with an opinion of independent tax counsel to the effect that there is a reasonable basis to appeal the determination of any court, the Seller may cause such Contest to be prosecuted to a determination in an appellate court. Notwithstanding any other provision of this Section
7.03 the Seller shall not settle, compromise or abandon without the Purchaser's prior written consent any Contest which would materially and adversely affect the Tax liability of the Purchaser or its Affiliates in any Post-Closing
Period (including material adverse changes resulting from the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods or the denial of amortization or depreciation deductions) determined taking into account the then present value of any Tax benefits available to the Purchaser, CTUS, the Company or any Subsidiary by reason of any such settlement (taken into account as and when the Purchaser reasonably believes such Tax benefits could be utilized to reduce the Tax liability of the Purchaser, CTUS, the Company or any Subsidiary). Such consent shall not be unreasonably withheld.

          (d)  With respect to Contests relating to any Post-Closing Period
(including any Contest relating to, or arising out of, any FIRREA Recovery described in Section 5.09) the Purchaser shall control all proceedings taken in connection with such Contests except that the Seller shall control such proceedings to the extent that they relate to a matter in respect of which the Seller has indemnified the Purchaser under Section 7.01 or 5.09 (including, for greater certainty, any Tax proceedings with respect to a matter that could affect the amount of the Preferred Stock Dividend Amount); provided, however, that if the Seller shall request in writing in a timely manner and furnish the Purchaser an opinion of independent tax counsel to the effect that the Seller has a reasonable basis to pursue such Contest, the Seller may cause such Contest to be prosecuted to a determination in a court of initial jurisdiction;
and, provided further that if the Seller shall request in writing in a timely manner and furnish the Purchaser an opinion of independent tax counsel to the effect that the Seller has a reasonable basis to appeal the determination of any court, the Seller may cause such Contest to be prosecuted to a determination in an appellate court.

          (e) If, after actual receipt by the Purchaser or its Affiliates of an amount paid by the Seller as a tentative indemnity pursuant to paragraph (b), the extent of the liability of the Purchaser or its Affiliates with respect to the indemnified matter shall be established by a Final Determination, the Purchaser or its Affiliates, as the case may be, shall promptly pay to the Seller all or the portion of any refund received by or credited to the Purchaser or its Affiliates with respect to the indemnified matter (together with any interest paid or credit thereon by the taxing authority) plus (i) the amount of the Tax savings, if any, realized by the Purchaser or its Affiliates as a result of such payment, and (ii) interest at the rate which shall be applicable under section 6621(a)(1) of the Code in respect of federal income taxes and at the rate provided by applicable law in respect of other
Taxes from time to time from the date of actual collection by the Purchaser or its Affiliates of such refund (and any such interest thereon) to the date of payment to the Seller hereunder.

          (f) Nothing contained herein shall require the Purchaser or its Affiliates, as the case may be, (i) to pursue a Contest which it would not otherwise be required to pursue pursuant to this Agreement or (ii) to permit the Seller to control any such Contest, if the Purchaser shall waive the payment by the Seller of any amount that might otherwise be payable by the Seller hereunder by way of indemnity in respect of such Contest. Upon any such waiver, the Purchaser or its Affiliates, as the case may be, shall repay to the Seller any payments made with respect to such Contest pursuant to Section 7.03(b) above together with interest at the rate which shall be applicable under section 6621(a)(1) of the Code from time to time from the date the payment was paid by the Seller to the date of repayment by the Purchaser or its Affiliate.

          SECTION 7.04. Preparation of Tax Returns. The Seller shall prepare and timely file, or cause to be prepared and timely filed, all Returns relating to CTUS, the Company and the Subsidiaries that are due (taking into account any applicable extension periods) no more than 30 days after the Closing Date. The
Purchaser shall prepare and timely file or cause CTUS and the Company and the Subsidiaries to prepare and timely file all Returns relating to CTUS and the Company or any of the Subsidiaries that are due (taking into account any applicable extension period) more than 30 days after the Closing Date. Returns required to be filed by the Purchaser in respect of a Pre-Closing Period shall be prepared on a basis consistent with those prepared for prior tax years unless a different treatment of any item is required by an intervening change in Law. The Purchaser shall furnish the Seller with a copy of any Return prepared by it for a Pre-Closing Period at least 20 days before the anticipated filing date thereof and, in preparing such Returns, shall accept any comments made by the Seller with respect to any issue or item which could give rise to a claim for indemnification; provided, however, that this sentence shall not apply in respect of any comments for which the Seller does not provide the Purchaser, if so requested in writing to do so, with an opinion of counsel to the effect that there is a reasonable basis for Seller's comment.

          SECTION 7.05.  Cooperation and Exchange of Information.  Following the
Closing, the Seller and the Purchaser shall provide each other, and the Purchaser shall cause CTUS and the Company to provide the Seller, with such cooperation and information as reasonably may be requested in filing any Tax
Return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each of the Seller, the Purchaser and the Company shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. The Seller, on the one hand, and the Purchaser, CTUS and the Company, on the other, shall each retain all Returns, schedules and work papers and all material records or other documents that are in its possession immediately following the Closing, or created by or on behalf of it thereafter, relating to Tax matters of CTUS, the Company and the Subsidiaries for the taxable period of each relevant jurisdiction first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) eight years following the due date (without extension) for such returns. Any information obtained under this Section 7.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Returns or claims for refund or in conducting an audit or other proceeding.

          SECTION 7.06. Conveyance Taxes. Notwithstanding any provision herein to the contrary, the Seller agrees to assume liability for and to pay a maximum of U.S.$500,000 of all sales, use, transfer, stamp, stock transfer, withholding, real property transfer or gains, registration, recording taxes or fees, or any similar Taxes or fees incurred as a result of the sale of the transactions contemplated hereby, and the Purchaser agrees to assume liability for and to pay any such Taxes in excess of such amount.

          SECTION 7.07. Miscellaneous. (a) The parties agree that all payments made under this Article VII, under any other indemnity provision contained in this Agreement, and for any misrepresentations or breach of warranties or covenants shall constitute adjustments to the Purchase Price and that they shall report all such payments on that basis in all Returns filed with any taxation authority for purposes hereof. If, contrary to the intent of the parties as expressed in the preceding sentence, any indemnity payment made pursuant to this Agreement is treated as taxable income of the recipient, then the payor shall indemnify and hold harmless the recipient from any liability for Taxes attributable to the receipt of such payment.

          (b) Except as expressly provided otherwise and except for the representations contained in Sections 3.15 and 3.18 of this Agreement, this
Article VII shall be the sole provision governing Tax matters and indemnities therefor under this Agreement.

          (c) For purposes of this Article VII, all references to the Purchaser, the Seller, CTUS, the Company or the Subsidiaries include successors in interest, whether by operation of Law or otherwise.

          (d) The covenants and agreements of the parties hereto contained in this Article VII shall survive the Closing and shall remain in full force and effect until the expiration of all statutes of limitations with respect to any Taxes that would be indemnifiable by the Seller under Section 7.01(a) of this Agreement or by the Purchaser under Section 7.01(b) of this Agreement.


                               ARTICLE VIII

                           CONDITIONS TO CLOSING

          SECTION 8.01. Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

          (a) Representations and Warranties; Covenants. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, and all the covenants contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects, and the Seller shall have received a certificate of the Purchaser to such effect signed by a duly authorized officer of the Purchaser;

          (b) No Orders or Litigation. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent), which is in effect preventing or prohibiting consummation of any of the transactions contemplated by this Agreement (nor shall any proceeding for any such statute, rule, regulation, order, decree or injunction be pending), nor shall there be any proceeding initiated or pending by any Governmental Authority or any other Person seeking the prevention or prohibition of the consummation of any of the transactions contemplated by this Agreement or money damages as a result thereof, including any actions to be taken by either party pursuant hereto, except for any such proceeding pending or threatened by a Person (other than a Governmental Authority) seeking only money damages;
     provided, however, that the provisions of this Section 8.01(b) shall not apply if the Seller has directly or indirectly solicited or encouraged any such action; and provided further that the Seller may invoke this condition, only if it shall have used its reasonable efforts to have any such order vacated; and

          (c) Approvals and Consents. The Seller's Required Approvals shall have been made or obtained and any waiting period (and any extension thereof) with respect thereto shall have expired or terminated (except where the failure to obtain any such Seller's Required Approval from a Person other than a Governmental Authority would not result in a Material
     Adverse Effect) and all such Seller's Required Approvals shall still be in effect.

          SECTION 8.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

          (a) Representations and Warranties; Covenants. The representations and warranties of the Seller contained in this Agreement shall be true and correct as of the Closing (without regard to any Material Adverse Change/
     Effect exceptions, thresholds or knowledge qualifiers contained therein) with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date
     (including Section 3.10(b)) and except for such inaccuracies as, individually or in the aggregate, do not have a Material Adverse Effect, and all material covenants contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with in all material respects, and the Purchaser shall have received a certificate of the Seller to such effect signed by a duly authorized officer of the Seller;

          (b) No Orders or Litigation. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent), which is in effect preventing or prohibiting consummation of any of the transactions contemplated by this Agreement (nor shall any proceeding for any such statute, rule, regulation, order, decree or injunction be pending), nor shall there be any proceeding initiated or pending by any Governmental Authority or any other Person seeking the prevention or prohibition of the consummation of any of the transactions contemplated by this Agreement or money damages as a result thereof, including any actions to be taken by either party pursuant hereto, except for any such proceeding pending by a Person (other than a Governmental Authority) seeking only money damages; provided, however, that the provisions of this Section 8.02(b) shall not apply if the Purchaser has directly or indirectly solicited or encouraged any such action; and provided further that the Purchaser may invoke this condition only if it shall have used its reasonable efforts to have any such order vacated; and

          (c) Approvals and Consents. The Purchaser's Required Approvals shall have been made or obtained and any waiting period (and any extension thereof) with respect thereto shall have expired or terminated (except where the failure to obtain any such Purchaser's Required Approval from a Person other than a Governmental Authority would not result in a Material
     Adverse Effect) and all such Purchaser's Required Approvals shall still be in effect.



                                ARTICLE IX

                     TERMINATION, AMENDMENT AND WAIVER

          SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:

          (a)  by the mutual written consent of the Seller and the Purchaser; or

          (b) by either the Seller or the Purchaser, if the Closing shall not have occurred prior to the date one year after the date of this Agreement;
     provided, however, that the right to terminate this Agreement under this
     Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.

          Time shall be of the essence in this Agreement.

          SECTION 9.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto (i) except as set forth in Section 5.05 and Section 10.05 and (ii) nothing herein shall relieve either party from liability for any willful breach hereof.

          SECTION 9.03. Waiver. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein.

          SECTION 9.04. Termination Fee. In the event that the Seller unilaterally terminates this Agreement by repudiating its obligations in writing following the acceptance of an unsolicited offer for the purchase of CTUS, the Company and the Subsidiaries, the Seller shall promptly pay to or on behalf of the Purchaser $35,000,000, payable in immediately available funds to an account designated by the Purchaser. The Purchaser acknowledges that, upon receipt of such payment, the Purchaser shall be deemed to have waived all claims, demands, damages and causes of action, and shall have no further recourse, against the Seller pursuant to this Agreement, and the Seller shall have no further obligation to the Purchaser or any other Person pursuant to this Agreement.


                                 ARTICLE X

                            GENERAL PROVISIONS

          SECTION 10.01. Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained herein shall be deemed to be conditions to the purchase and sale of the CTUS Shares as contemplated in Sections 8.01(a) and 8.02(a) and, following the Closing and/or the termination of this Agreement pursuant to Section 9.01, shall not survive, shall expire, be terminated and extinguished and the Purchaser's sole and exclusive remedy for breach of any representation or warranty by the Seller hereunder or failure by the Seller to comply with its covenants shall be (a) to exercise its rights under the indemnity provided pursuant to Section 7.01 in the case of any matter relating to Taxes and (b) in the case of any other matter, including any matters covered by any representations and warranties of the Seller contained herein (other than relating to Taxes, which shall be subject only to indemnification as contemplated in clause (a) above), solely to exercise its rights to indemnification under Section 10.03; provided, however, that (i) consistent with the foregoing, following the Closing the representations and warranties contained in Sections 3.02, 3.03, 3.04, 3.05, 3.10, 3.11 and 3.17 (but only to the extent set forth in Section 10.03 hereof) shall remain in full force and effect for eighteen months solely for purposes of providing the basis for the indemnity contemplated in Section 10.03, (ii) the covenants and agreements set forth in Sections 4.08, 5.02, 5.03(b), 5.04, 5.05, 5.09, 5.10 and 5.11
and Articles VI, VII and X, shall remain in full force and effect for the applicable periods specified in such Sections or Articles or, if in any such case no such period is specified, until the applicable period under the statute of limitations therefor has expired and (iii) following termination of the Agreement, the covenants and agreements set forth in Sections 9.02 and 10.05 shall survive until the applicable statute of limitations thereof has expired.

          SECTION 10.02. Release and Indemnification. (a) The Purchaser agrees to use its reasonable efforts (not including prepayment or renegotiation of the terms of any indebtedness) to cause the Seller or any Affiliate of the Seller (other than CTUS, the Company or the Subsidiaries) to be absolutely and unconditionally released on or effective as of the Closing Date from each liability and other obligation, direct or indirect, primary or secondary, for the payment of money or otherwise, including purchase or indemnification, guarantees or performance bonds, in respect of any outstanding indebtedness or contingent liabilities of CTUS, the Company, or the Subsidiaries, or issued for the account of or on behalf of a customer of CTUS, the Company of the Subsidiaries. The Purchaser agrees to continue to use its reasonable efforts after the Closing Date to relieve the Seller and its Affiliates of any such liabilities or obligations that are not released or otherwise discharged on or effective as of the Closing Date. The Seller agrees promptly upon demand to reimburse the Purchaser, CTUS, the Company or a Subsidiary, as the case may be, for all out-of-pocket costs and expenses incurred by it in securing any such release or discharge.

          (b) The Purchaser shall indemnify and hold harmless the Seller and each of its Affiliates, officers, directors, employees, successors and assigns
(each, a "Seller Indemnified Party") for any and all liabilities, obligations, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses) suffered or incurred by them (including, without limitation, any claim, action, proceeding or investigation brought or otherwise initiated by any of them) to the extent arising solely out of, or resulting from, the conduct of the Businesses by CTUS, the Company or the Subsidiaries or the Purchaser following the Closing or the operations of CTUS, the Company or the Subsidiaries or the Purchaser subsequent to the Closing; provided, however, that the foregoing shall not apply to any transaction entered into between any Seller Indemnified Party and the Purchaser, CTUS, the Company or any subsidiary of the Purchaser subsequent to the Closing.

          SECTION 10.03. Indemnification by the Seller. (a) Subject to the procedures set forth in this Section 10.03, the Seller shall indemnify the Purchaser, its Affiliates, officers, directors, employees, successors and assigns and hold the Purchaser harmless for Losses (other than with respect to Taxes the indemnity for which is solely and exclusively as provided in
Article VII) which relate to a matter or circumstance arising prior to the Closing Date and which are discovered and communicated in writing to the Seller within eighteen months from the Closing Date (or, in the case of any matter covered by clauses (i) and (ii) below, the end of the applicable statute of limitations period) solely with respect to Losses arising out of:

          (i) any transaction contemplated by this Agreement relating to the Minority Shares, including, but not limited to, any liability with respect to any payment required by law to be made by the Purchaser and/or its Affiliates subsequent to the Closing to those holders of Minority Shares that shall not have sold their shares, options and/or other similar interests in the Company to the Seller prior to the Closing as contemplated in Section 5.13;

          (ii) the prosecution of the FIRREA Claim in accordance with the directions of the Seller on the condition that the Purchaser strictly complies with the Seller's instructions in accordance with the standards contained in Section 5.09;

          (iii) any fraudulent activity of employees of the Seller not disclosed to the Purchaser in the Seller Disclosure Schedule (or otherwise in writing) that is not otherwise covered by insurance (but subject to any deductibles applicable thereto); and

          (iv) any breach of the representations and warranties contained in Sections 3.02, 3.03, 3.04, 3.05, 3.11 and 3.17 (subject, in the case of
     Section 3.17 only, to the knowledge qualifiers set forth therein but, excluding, for purposes of this Section 10.03, any Material Adverse
     Effect qualifier contained in Section 3.17, and in the case of Section
     3.10 certain clauses thereof, consisting solely of (A) clause (b)(i) to the extent relating to fixed assets, (B) clause (b)(ii) to the extent relating to Encumbrances on Real Property but, for the avoidance of doubt, excluding any other properties or assets and (C) clauses (b)(iii),
     (b)(iv), (b)(v), (b)(vi), (b)(ix) and (b)(x).

          (b) Notwithstanding anything in the Agreement to the contrary, the obligation of the Seller to indemnify the Purchaser shall be subject to the following limitations:

          (i)  for purposes of calculating the amount of any Loss (A) in the case of a Loss arising out of or in connection with a claim asserted by a third party against the Purchaser, a Loss shall not be required to be indemnified hereunder until the earlier of (x) such time as the Purchaser is required by judicial action or otherwise to pay the Loss (or any portion thereof) to such third party or (y) a liability is conclusively established rather than when payment is claimed by such third party, (B)
     in the case of any other Loss, such Loss shall not be required to be indemnified hereunder until such time as liability is reasonably demonstrated by the Purchaser to the Seller rather than when payment is claimed by the Purchaser except as otherwise provided for in paragraph
     (e) of this Section 10.03, and (C) the amount of a Loss shall be reduced by:

               (1) the amount of the reserve (if any) of such Loss or category of Loss in the Company's financial statements, as the case may be, but any such reserved Losses shall not be included in the Claim
          Deductible (as defined below);

               (2) the financial effect of any Tax benefit obtainable as a result of the recognition of such Loss as contemplated in paragraph
          (c) below;

               (3) the amount of any insurance proceeds and any indemnity, contribution or other similar payment in fact recoverable by the Purchaser or any Affiliate from any third party with respect thereto;
          and

               (4) the amount of any Loss that results from or arises out of actions taken by the Purchaser, the Company or their respective
          Affiliates after the Closing Date (other than with respect to the defense or settlement of claims relating to periods prior to the Closing Date);

     it being understood and agreed that the Purchaser shall take, and following the Closing shall cause the Company to take, all reasonable steps to mitigate their Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses;

          (ii) the indemnification obligations of the Seller pursuant to this
     Section 10.03 shall not be effective with respect to any Loss, as the case may be, unless (x) in the case of any Loss associated with any matter described in clause (a)(i) or (a)(ii) above, the amount of each such Loss exceeds U.S.$1,000, (y) in the case of any Loss arising out of a breach of the representation and warranty in Section 3.02, the amount of each such Loss exceeds U.S.$10,000 and (z) in the case of any Loss arising out of clause (a)(iii) above or a breach of the representations and warranties listed in clause (a)(iv) above (other than as relates to a breach of Section 3.02 but subject, in the case of other referenced sections, to the limitations contained herein), the amount of each such Loss exceeds U.S.$2,500,000 (each, a "Claim Deductible"), it being understood and agreed that only the amount of any such Loss that exceeds the Claim Deductible shall be covered by the indemnity covered in this
     Section 10.03 and shall be referred to herein as the "Indemnifiable
     Amount" with respect to such Loss; and

          (iii) the maximum aggregate payment that the Seller shall be liable to pay out under this Section 10.03 in respect of any Loss or all Losses (other than in respect of any Loss arising out of the matters set forth in clauses (a)(i) and (a)(ii) above) in the aggregate whether in respect of the Indemnified Amounts or otherwise shall be U.S.$60,000,000
     (the "Maximum Aggregate Indemnity Payment Amount").

          (c) The amount of any Tax benefit shall be computed at the maximum applicable marginal statutory tax rate in effect at the time of computation.
Tax benefits determined to be substantially likely to be realized not later than the taxable year during which an indemnity payment is determined to be due shall be considered to be realized currently for purposes of netting against such indemnity payment hereunder. If a payment is made by the Seller in accordance with this Section 10.03, and if in a subsequent taxable year an actual Tax benefit is realized by the Purchaser, CTUS, the Company, any Subsidiary or any of their Affiliates (that was not previously taken into account to reduce an amount otherwise payable by the Seller under Section
10.03), the Purchaser, CTUS, the Company, any such Subsidiary or any such Affiliate shall pay to the Seller at the time of such realization the amount of such Tax benefit to the extent that the Tax benefit would have resulted in a reduction in the amount paid by the Seller under this Section 10.03 if the Tax benefit had been obtained in the year of such payment. Subject to the foregoing, a Tax benefit will be considered to be realized for purposes of this Section 10.03 at the time that it is reflected in a Tax Return of the Purchaser, CTUS, the Company, any Subsidiary or any of their Affiliates.

          (d)  For purposes of determining the Seller's liability under this
Section 10.03, the Purchaser shall have the right initially to undertake the defense, appeal or settlement of any claim, assertion, event or proceeding for which indemnity is provided for hereunder; provided, however, that (i) prior to the Purchaser undertaking the defense, appeal or settlement of any claim, assertion, event or proceeding for which indemnity may be available pursuant hereto the Seller shall have the right to undertake such defense, appeal or settlement at its own cost and expense and, if the Seller shall not have undertaken any such defense, appeal or settlement, Seller shall have the right to consult, through counsel of its own choosing, on such defense, appeal or settlement negotiations at its own expense and (ii) in the event that, prior to or following the undertaking by the Purchaser of the defense, appeal or settlement of any claim, assertion, event or proceeding for which indemnity may be available pursuant hereto, the Seller determines that the defense, appeal or settlement of a third party claim by the Purchaser is likely to result in an increase in the Seller's liability under the indemnity provided for herein, then the Seller shall be entitled to undertake the defense, appeal, prosecution or settlement negotiations at its own cost and expense. All legal fees and expenses regarding the defense of any claim, assertion, event or proceeding by or in respect of a third party as to which the Purchaser may request indemnification shall be includable in the definition of "Loss" contained herein subject to the limitation on the Maximum Aggregate Indemnity
Payment Amount set forth herein, it being understood and agreed, however, that (i) the Seller shall fully reimburse the Purchaser and/or its subsidiaries for legal fees and expenses incurred in retaining counsel to provide assistance in connection with the prosecution by Marine Midland Bank of the FIRREA Claim, in accordance with the requirements of Section 5.09, so long as the Seller shall have approved in advance the selection and retention of such counsel and (ii) the Seller shall fully reimburse the Purchaser and/or its subsidiaries for reasonable legal fees and expenses incurred in connection with any litigation relating to the Minority Shares not acquired by the Seller prior to the Closing.

          (e) In no event shall the Purchaser settle any claim or demand (or part thereof) for which indemnification may be sought hereunder without the prior written consent of the Seller (which consent shall not be unreasonably withheld and which shall be deemed to have been given absent a response within 10 Business Days from the date of receipt by the Seller of the relevant notice), and the Seller shall not, without the prior written consent of the Purchaser (which shall not be unreasonably withheld and which shall be deemed to have been given absent a response within 10 Business Days from the date of receipt by the Purchaser of the relevant notice), effect any settlement of any pending or threatened proceeding in respect of which the Purchaser is or could have been a party and indemnity could have been sought hereunder by the Purchaser unless (i) such proceeding involves only monetary claims and (ii) the settlement includes an unconditional release of the Purchaser from all liability in respect of such claims.

          (f) In the event the Seller shall make a payment hereunder, the Seller shall be deemed to be subrogated fully to the rights of the Purchaser against any and all third parties.

          (g) Except as set forth in this Agreement, the Seller is not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser, after the consummation of the purchase and sale of the CTUS Shares and the Minority Shares contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby and the Purchaser hereby acknowledges and agrees that, as contemplated in Section 10.01, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to or arising out of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 10.03. In furtherance of the foregoing, the Purchaser hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all other rights, claims and causes of action it (or, after the Closing, any Company) may have against the Seller or its officers, directors, employees, agents, representatives and Affiliates relating to the subject matter of this Agreement; provided, however, that, except as otherwise contemplated in Section 9.04, the foregoing waiver shall not preclude legal action by the Purchaser for knowing misrepresentation by the Seller or willful noncompliance by the Seller with the terms of this Agreement.

          SECTION 10.04. Prior Tax Sharing Agreements. This Agreement terminates and supersedes any and all other tax sharing or allocation agreements in effect on the date hereof as between the Seller or any predecessor or Affiliate (other than an identified Affiliate for which CTUS is a common parent corporation) thereof on the one hand, and CTUS, the Company and any of the Subsidiaries on the other hand, for all taxes imposed by any federal, state, foreign or local government or taxing authority, regardless of the Period for which such taxes are imposed.

          SECTION 10.05.  Expenses.  Except as otherwise provided in Sections
2.04, 5.03(b), 5.09, 5.12, 5.13, 7.03(b) and 7.06, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

          SECTION 10.06.  Federal Home Loan Bank of New York Advances.
Notwithstanding anything herein to the contrary, it is understood and agreed by the Seller and Purchaser that solely with respect to any of the advances to, or maintained by, the Company on the Closing Date from the Federal Home
Loan Bank of New York, the Purchaser shall pay and be responsible for any fees and expenses of any kind or nature, arising out of or resulting from the consummation of the transactions contemplated by this Agreement or any repayment or prepayment or change in any of the terms of any such advances and such fees and expenses shall not be used in any adjustment pursuant to
Section 2.04, Section 2.05 or otherwise or in any way become payable or suffered in any way by the Seller or the Company.

          SECTION 10.07. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made
(and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to the Seller:

               CT Financial Services Inc.
               Canada Trust Tower
               161 Bay Street, 35th Floor
               Toronto, Ontario M5J 2T2
               Attention:     Diane E. Walker, Esq.
                       Senior Vice President,
                       Law & Governmental Relations
               Telecopy:  (416) 361-5465

               with a copy to:

               Shearman & Sterling
               599 Lexington Avenue
               New York, New York  10022
               Attention:  Stuart K. Fleischmann, Esq.
               Telecopy:  (212) 848-7179

          (b)  if to the Purchaser:

               One Marine Midland Center
               24th Floor
               Buffalo, New York  14203
               Attention:  Philip S. Toohey, Esq.
                       General Counsel and Secretary
               Telecopy:  (716) 841-5391

               with a copy to:

               Cleary, Gottlieb, Steen & Hamilton
               One Liberty Plaza
               New York, New York  10006
               Attention:  James F. Munsell, Esq.
               Telecopy:  (212) 225-3999

          SECTION 10.08. Public Announcements. Unless otherwise required by stock exchanges, regulatory agencies or under any Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated herein or otherwise communicate with any news media without prior notification to the other party, and the parties shall cooperate as to the timing and contents of any such announcement.

          SECTION 10.09. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 10.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

          SECTION 10.11.  Disclosure Schedule.  Disclosure of information by the
Seller in any portion of the Seller Disclosure Schedule, and disclosure of information by the Purchaser in any portion of the Purchaser Disclosure
Schedule, shall be deemed disclosure in any other portion of the Seller
Disclosure Schedule or the Purchaser Disclosure Schedule, as the case may be.

          SECTION 10.12. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement between the Seller and the Purchaser with respect to the subject matter hereof and except as otherwise expressly provided herein.

          SECTION 10.13. Assignment. This Agreement may not be assigned by either party hereto without the consent of the other party hereto (whether by operation of law or otherwise unless specifically provided herein); provided, however, that the Seller may transfer or assign any or all of its CTUS Shares and/or any or all of its rights and obligations under this Agreement, in whole or in part, to Imasco Limited or any direct or indirect subsidiary of Imasco
Limited or the Seller so long as (i) CT Financial Services Inc., shall remain liable for all of such assignee's obligations under this Agreement and (ii) the representations and warranties made at Closing shall be deemed to have been made by CT Financial Services Inc. except that, to the extent the CTUS
Shares are assigned to any assignee, the first sentence of Section 3.04 shall be revised to reflect the transfer of record and beneficial ownership to such assignee, and Section 5.11 which, for the avoidance of doubt, shall only be a covenant of CT Financial Services, Inc. and by no other Person, including any permitted assignee as contemplated herein.

          SECTION 10.14.  No Third-Party Beneficiaries.  Except as provided in
Article VII and Sections 5.02(a) and 10.02, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 10.15. Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by the Seller and the Purchaser. Waiver of any term or condition of this Agreement shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or a waiver of any other term or condition of this Agreement.

          SECTION 10.16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a New York state or federal court sitting in the Southern District of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

          SECTION 10.17. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, including via telecopier, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



          IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                   CT FINANCIAL SERVICES INC.


                                   By:   /s/  Edmund Clark


                                   By:   /s/  Paul Derksen



                                   HSBC AMERICAS, INC.


                                   By:   /s/  James H. Cleave


                                   By:   /s/  Philip S. Toohey





                                                          Exhibit 2.05(b)

Forecast of book value (of the Company) pursuant to stock purchase agreement

($ in millions)
                                       Projected   Accrual    Accrual Recapture
                                            core       for        for        to             Estimated
                                             net estimated  estimated     def'd                  book
                                Actual    income     stock  severance       tax  Accrual of     value
                            book value        (5    option          &       val        SAIF        at
                               6/30/96    months)   payout incentives     allow  assessment   closing
Total expected benefit
 (obligation)                   $ 43.9    $(15.0)   $(18.0)      $5.0         -
Less:  current amounts
        accrued                                       10.0
Less:  amounts covered by
        Marine                                                   16.0
  Pre tax income (expense)                  43.9      (5.0)      (2.0)      5.0           -
Taxes                                      (18.9)      2.2        0.9         -           -
  Net Income                                25.0      (2.9)      (1.1)      5.0           -
Div to CT per sec 2.05
 (<= $5.3 @ month)                         (25.0)
  Book value                    $448.0       0.0      (2.9)      (1.1)      5.0           -    $449.0
Adjustments to audited
 book value per sec 2.05                               2.9        1.1         -           -
Pre closing payments/div
 per sec 5.07                              (53.0)
  "Audited" book value          $448.0     (53.0)        -          -       5.0           -    $400.0
Total dividends paid to CT                          Differential amount
                                          $ 78.0     Audited book value                        $400.0
                                                    Targeted book value               400.0
                                                    Add: excess interim
                                                     earnings > $5.3 mm                   -     400.0
                                                    Differential:
                                                     adjustment to
                                                     purchase price                            $  0.0




                                                             Exhibit 5.09(b)

                    Term Sheet for the Preferred Stock

Issuer:             CTUS

Issue: 100 shares of Series A Preferred Stock, par value $.01 per share (the "Preferred Stock").

Ranking: Will rank senior to the common stock of CTUS and any preferred stock of CTUS or any successor-in-interest thereto issued after the issuance of the Preferred Stock.

Annual Dividends:   None.

Special Dividends:  Payment made in an amount equal to the Preferred Stock
                    Dividend Amount on first Business Day following the later of (i) 90 days after the commencement of the FIRREA Plaintiff's taxation year in which the FIRREA Plaintiff receives the FIRREA Recovery and (ii) 30 days after receipt of the FIRREA Recovery by the FIRREA Plaintiff.

Redemption/
Cancellation:       Redemption at the option of the holder, following the
                    later of (i) the final determination, settlement or compromise of the FIRREA Claim and (ii) the receipt by the FIRREA Plaintiff of the FIRREA Recovery, if any. Redeemable at the option of the issuer 280 days following the distribution of the Preferred Stock
                    Dividend Amount.

Redemption Amount/
Liquidation Preference:       Preferred Stock Redemption Amount.

Voting Rights:      No voting rights, except as provided by law.  CTUS or any
                    successor-in-interest thereto shall not, without the vote of two-thirds of the outstanding shares of the Preferred
                    Stock, (a) amend, alter, repeal or waive compliance with any provision of the Certificate of Incorporation of CTUS or any successor-in-interest thereto so as to affect adversely the specified rights, preferences, privileges or voting rights of the Preferred Stock, (b) authorize the issuance of any additional shares of Preferred Stock or any securities senior to the Preferred Stock or
                    (c) effect any reclassification of the Preferred Stock.

Other Rights:       The holder(s) of the Preferred Stock shall have the right
                    to direct the FIRREA Claim and shall have sufficient protection to maintain their rights in the FIRREA Claim in the event that the Company (or any successor-in-interest) is not a wholly-owned subsidiary or CTUS (or any successor-in-interest).

Transferability:    Within Imasco/BAT family and otherwise with the
                    Purchaser's consent.




                                                             Exhibit 5.09(e)

                           STANDARDS OF CONDUCT
                           FOR FIRREA PLAINTIFF

          (a) the FIRREA Plaintiff may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the Seller;

          (b) any request or direction of the Seller pursuant to Section 5.09 of the Agreement shall be sufficiently evidenced by a Seller request or order which appears on its face to have been signed by an executive officer of the Seller and any resolution of the Board of Directors of the Seller may be sufficiently evidenced by a board resolution of the Seller certified by its secretary or an assistant secretary;

          (c) whenever the FIRREA Plaintiff shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the FIRREA Plaintiff (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon a board resolution, an opinion of counsel or an officers' certificate of the Seller;

          (d) the FIRREA Plaintiff shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document, but the FIRREA Plaintiff, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit;

          (e) the FIRREA Plaintiff may execute any of the powers provided for in Section 5.09(c) of the Agreement or perform any duties thereunder either directly or by or through agents, attorneys, custodians or nominees and the FIRREA Plaintiff shall not be responsible for the supervision of or any misconduct or negligence on the part of any such agent, attorney, custodian or nominee appointed with due care by it hereunder;

          (f) the FIRREA Plaintiff shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by Section 5.09(c) of the Agreement;

          (g) The FIRREA Plaintiff shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of it duties set forth in Section 5.09(c) of the Agreement, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it;

          (h) The FIRREA Plaintiff shall not be required to expose itself to criminal liability or punitive damages in the performance of any of its obligations under Section 5.09 of the Agreement.






                                                            Exhibit 5.14(c)








                  PROPOSED FORM OF BANK PLAN OF MERGER


                                 BETWEEN

                           MARINE MIDLAND BANK

                                   AND

         FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF ROCHESTER


                  DATED                         , 1996










           BANK PLAN OF MERGER dated ______________________, 1996 (the
"Agreement"), between MARINE MIDLAND BANK ("Marine"), a New York banking corporation and a subsidiary of HSBC AMERICAS, INC. ("HZ"), and FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF ROCHESTER ("First
Federal"), a federal savings and loan association and a subsidiary of CTUS, Inc. ("CTUS").


                             Recitals


          A. The Boards of Directors of HZ and CTUS have approved, and deem it advisable and in the best interests of their shareholders to consummate, the business combination transaction set forth in the Stock Purchase Agreement and Plan of Merger, dated as of August 21, 1996, between HZ, MM Merger Corporation, a wholly owned subsidiary of HZ (the "Merger Subsidiary"), and CT Financial Services, Inc. (the "Parent Merger Agreement") pursuant to which the Merger Subsidiary would merge with and into CTUS (the "Parent Merger").

          B. The Boards of Directors of Marine and First Federal, and HZ and CTUS as the sole shareholders of Marine and First Federal, have approved and deem it advisable to consummate the business combination transaction provided for in this Agreement, pursuant to which First Federal would merge with and into Marine (the "Bank Merger"), subject to and as soon as practicable after consummation of the Parent Merger.


                              Agreement


                              ARTICLE I

                              The Merger


          1.1 Effective Time of Bank Merger. The Bank Merger shall become effective on the filing of this Agreement (the "Plan of Merger") in the office of the Superintendent of Banks of the State of New York as provided in Section 601-b of the New York Banking Law and upon the filing of Articles of Combination with the Office of Thrift Supervision ("OTS") and the endorsement of the Articles of Combination by the OTS in accordance with 12 C.F.R. Section 552.13(j) (the "Effective Time"). After the filing of the Plan of Merger in the Superintendent's office and the filing of the Articles of Combination with the OTS, the Surviving Bank (as defined in Section 1.2) shall cause the Plan of Merger to be filed in the office of the Clerk of Erie County.

          1.2  Effects of Merger.

          (a) At the Effective Time (i) the separate existence of First Federal shall cease, and First Federal shall be merged with and into Marine (Marine and First Federal being sometimes referred to as the "Constituent Banks" and Marine being sometimes referred to as the "Surviving Bank"); and
(ii) the Organization Certificate of Marine as in effect immediately prior to the Effective Time shall be the Organization Certificate of the Surviving Bank, and the name of the Surviving Bank shall be "Marine Midland Bank";
and (iii) the By-Laws of Marine in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Bank.

          (b) At and after the Effective Time, the Bank Merger shall have all the effects set forth in Section 602 of the New York Banking Law; the separate existence of First Federal shall cease; and all of the property, rights, powers, duties and obligations of First Federal and Marine shall be taken by and deemed to be transferred to and vested in the Surviving Bank without further act or deed.

          1.3 Headquarters; Offices. The headquarters and principal office of the Surviving Bank shall be at One Marine Midland Center, Buffalo,
New York. The branch offices of Marine shall remain the branch offices of the Surviving Bank, and First Federal's principal office at One First Federal Plaza, Rochester, New York, and its branch offices shall become branch offices of the Surviving Bank.

          1.4 Directors and Officers. From and after the Effective Time, the directors of the Surviving Bank shall be the directors of Marine in office immediately before the Effective Time. The officers of the Surviving Bank shall be the officers of Marine in office immediately before the Effective Time.


                                ARTICLE II

               Effect on Capital Stock of Constituent Banks


          2.1 Effect on First Federal Stock. At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder
of the shares of the common stock, par value $           per share, of
First Federal ("First Federal Common Stock"):

          (a) Cancellation of Treasury Stock. All shares of First Federal Common Stock owned by First Federal as treasury stock shall be cancelled and retired and shall cease to exist, and all rights in respect of such shares shall cease.

          (b) Cancellation of Issued and Outstanding Common Stock. All shares of First Federal Common Stock issued and outstanding immediately prior to the Effective Time shall be deemed cancelled and retired and shall cease to exist, and all rights in respect of such shares shall cease.

          2.2 Effect on Marine Stock. At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder of the shares of common stock, par value $100.00 per share, of Marine (the "Marine Common Stock"), each share of the Marine Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one issued and outstanding share of the Surviving Bank, and the holder of the Marine Common Stock shall automatically become the holder of the issued and outstanding shares of the Surviving Bank.


                                ARTICLE III

                           Conditions Precedent


          3.1 Conditions to Each Party's Obligations. The obligations of each party to effect the Bank Merger shall be subject to the satisfaction of the following conditions before the Closing Date (as defined in the Parent Merger Agreement):

          (a)  Parent Merger.  The Parent Merger shall have occurred.

          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or any other legal restraint or prohibition ("Injunction") preventing the consummation of the Bank Merger shall be in effect. There shall not have been any action taken or any statute, rule or other regulation enacted, entered, enforced or deemed applicable to the Bank Merger that makes the consummation of the Bank Merger illegal.

          (c) Other Approvals. All regulatory and stockholder approvals required in the Parent Merger Agreement shall have been obtained and continue to be in full force and effect, and CTUS, as the sole stockholder of First Federal, shall have approved the Bank Merger.


                                ARTICLE IV

                               Miscellaneous


          4.1 Termination. This Agreement shall be deemed terminated if the Parent Merger Agreement is terminated pursuant to Section 9.01 thereof, and termination of this Agreement shall have the same effects as those set forth in Section 9.02 of the Parent Merger Agreement with respect to the termination of the Parent Merger Agreement.

          4.2 Amendment. This Agreement may be amended only by a written agreement signed by the parties, and any amendment shall be subject to any required regulatory agency approval. An extension of time to perform any obligation under this Agreement or a waiver of any breach or requirement of this Agreement shall be effective only if it is set forth in a writing signed by the party against whom it is sought to be enforced.

          4.3 Captions. The subject headings of this Agreement are included for convenience only and shall not affect the construction or interpretation of this Agreement.

          4.4 Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings for such terms that are set forth in the Parent Merger Agreement.

          4.5 Survival. Each representation, warranty and covenant set forth in this Agreement shall terminate as of the Closing Date.

          4.6 Counterparts. This Agreement may be executed in any number of counterparts. Each counterpart shall constitute an original instrument, but all counterparts shall constitute one and the same instrument.

          4.7 Governing Law. Except to the extent governed by federal law, the validity, construction and enforceability of this Agreement shall be governed by the internal laws of the State of New York without reference to conflicts of law principles.

          Marine and First Federal have caused this Agreement to be executed by their duly authorized officers and their corporate seals to be affixed as of the date first written above.

                                   MARINE MIDLAND BANK

[SEAL]
                                   By


                                   FIRST FEDERAL SAVINGS AND
                                   LOAN ASSOCIATION OF
                                   ROCHESTER

[SEAL]
                                   By





                                                      Exhibit 13




                           CTUS AND SUBSIDIARIES

                    Consolidated Financial Statements

                        December 31, 1995 and 1994

               (With Independent Auditors' Report Thereon)




Peat Marwick LLP
600 Clinton Square
Telephone 716 454 1644 Telefax 716 454 1469
Rochester, NY 14604



                      Independent Auditors' Report


The Shareholder and Board of Directors of CTUS:



We have audited the accompanying consolidated statements of financial condition of CTUS and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CTUS and subsidiaries as of December 31, 1995 and 1994, and results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, Accounting for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, on January 1, 1995, and SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, on January 1, 1994.


                         /s/ KPMG Peat Marwick LLP

January 12, 1996




                             CTUS AND SUBSIDIARIES
                 Consolidated Statements of Financial Condition
                           December 31, 1995 and 1994
                   (amounts in thousands except share amounts)




                                                   1995        1994
     Assets
Cash and cash equivalents                    $  227,185  $  215,363
Securities available for sale,
 at fair value                                  629,395      65,763
Securities held to maturity                     300,460   1,159,538
Loans                                         5,777,051   4,955,678
  Allowance for loan losses                      38,842      35,373
  Net loans                                   5,738,209   4,920,305

Federal Home Loan Bank stock, at cost            85,838      75,625
Accrued interest receivable                      44,291      37,783
Premises and equipment, net                      56,785      56,213
Cost of loan servicing rights acquired           59,018      29,062
Excess loan servicing fees capitalized           15,095      17,231
Other assets                                     40,444      38,780
     Total assets                            $7,196,720  $6,615,663


     Liabilities and Stockholder's Equity

Liabilities:
  Deposits                                   $4,210,502  $4,031,197
  Advances from Federal Home Loan Bank        1,710,955   1,504,874
  Securities sold under agreements to
   repurchase                                   570,648     498,077
  Collateralized mortgage obligations             8,531       9,918
  Senior and subordinated debt                   82,000      53,000
  Advances from borrowers for taxes and
   insurance                                    125,799     111,411
  Accrued interest payable                       47,566      25,746
  Other liabilities                             126,861     112,495
  Minority interest in subsidiary                 2,710       2,469
     Total liabilities                        6,885,572   6,349,187

Stockholder's Equity
  Common stock, $.01 par value, 10,000
   shares authorized, 100 shares issued
   and outstanding                                    -           -
  Additional paid in capital                    163,000     163,000
  Retained earnings                             146,714     104,506
  Unrealized gain (loss) on securities
   available for sale, net of taxes               1,434      (1,030)

     Total stockholder's equity                 311,148     266,476

     Total liabilities and
      stockholder's equity                   $7,196,720  $6,615,663



See accompanying notes to consolidated financial statements.





                         CTUS AND SUBSIDIARIES
        Consolidated Statement of Changes in Stockholder's Equity
                Years Ended December 31, 1995 and 1994
                        (amounts in thousands)



                              Common Stock            Net unrealized
                                       and             Gain(Loss) on
                                Additional                Securities
                                      Paid  Retained       Available
                                in Capital  Earnings        for Sale     Total

Balance, December 31, 1993        $163,000   $72,418        $     -   $235,418

Net income, 1994                         -    32,088              -     32,088

Net unrealized loss
 on securities available
 for sale, net of tax
 effect of $776                          -         -         (1,030)    (1,030)


Balance, December 31, 1994         163,000   104,506         (1,030)   266,476

Net income, 1995                         -    42,208              -     42,208

Net change in unrealized
 gain (loss) on securities
 available for sale, net of
 tax effect of $1,858                    -         -          2,464      2,464

Balance, December 31, 1995        $163,000  $146,714        $ 1,434   $311,148





See accompanying notes to consolidated financial statements.






                              CTUS AND SUBSIDIARIES
                        Consolidated Statements of Income
                     Years Ended December 31, 1995 and 1994
                             (amounts in thousands)


                                                 1995        1994
Interest income:
  Loans - interest and fees                  $396,178    $306,177
  Securities                                   67,492      70,462
  Cash equivalents                              7,569       7,715
  Other                                         9,964       9,848
     Total interest income                    481,203     394,202

Interest expense:
  Deposits                                    172,177     132,521
  Federal Home Loan Bank advances             100,183      76,793
  Securities sold under agreements
   to repurchase                               33,181      16,747
  Other borrowings                              9,330       7,052
     Total interest expense                   314,871     233,113

     Net interest income before provision     166,332     161,089

Provision for loan and mortgage-backed
 security losses                               15,756      18,054

     Net interest income after provision      150,576     143,035


Other operating income:
  Loan fees                                     5,166       4,246
  Loan servicing income, net                   11,376       9,741
  Customer service fees                        14,685      13,439
  Net gain (loss) on sale of mortgage loans
   and securities                               6,194        (433)
  Other                                         5,939       5,196
     Total other operating income              43,360      32,189


Other operating expenses:
  Employee compensation and benefits           59,206      55,687
  Office occupancy and equipment               23,048      20,256
  General and administrative                   25,520      27,763
  Marketing                                     3,800       4,033
  Deposit insurance premiums                   10,831      10,734
     Total other operating expenses           122,405     118,473

Minority interest in net income of
 subsidiary                                       280         252

  Income before taxes                          71,251      56,499

  Income taxes                                 29,043      24,411


  Net income                                 $ 42,208    $ 32,088



See accompanying notes to consolidated financial statements.




                    CTUS AND SUBSIDIARIES
             Consolidated Statements of Cash Flows
             Years Ended December 31, 1995 and 1994
                     (amounts in thousands)


                                                1995         1994
Cash flows from operating activities:
  Net income                             $    42,208    $  32,088
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
     Depreciation, amortization and
      accretion                               22,325       20,491
     Provision for loan and mortgage-
      backed security losses                  15,756       18,054
     Deferred income taxes                    (4,991)      11,076
     Net (gain) loss on sale of mortgage
      loans and securities                    (6,194)         433
     Loan fees and discounts deferred - net  (13,710)      (8,295)
     Decrease(Increase) in mortgage loans
      held for sale - net                    (77,920)     105,865
     Net change in:
        Other assets and accrued interest
          receivable                          (8,172)       2,884
        Other liabilities and accrued
         interest payable                     41,178      (65,614)
        Other items                              788       (3,420)
        Net Cash provided by operating
         activities                           11,268      113,562

Cash flows from investing activities:
  Proceeds from sales of portfolio loans      84,665       59,348
  Proceeds from sales of securities
   available for sale                        143,028      160,634
  Principal payments of loans for
   portfolio                                 835,279      803,849
  Investments in loans                    (1,659,142)  (1,676,813)
  Purchases of securities available
   for sale                                  (49,000)     (13,688)
  Purchases of securities held to
    maturity                                 (20,000)    (168,145)
  Increase in servicing rights               (36,132)     (16,594)
  Purchase of FHLB stock, net                (10,213)      (3,635)
  Purchases of premises and
    equipment, net                           (10,311)     (10,744)
  Proceeds from maturities of and
    principal collected on securities        224,250      332,408
     Net cash used by investing
      activities                            (497,576)    (533,380)

Cash flows from financing activities:
  Deposit acquisitions                             -       25,065
  Increase in deposits                       179,305       77,490
  Proceeds from FHLB advances              2,242,489    1,985,180
  Payments on FHLB advances               (2,038,236)  (1,882,000)
  Increase in securities sold under
   agreement to repurchase                    72,571      199,391
  Increase in subordinated debt               29,000            -
  Net increase (decrease) in advances
   from borrowers for taxes and insurance     14,388          (56)
  Decrease in collateralized mortgage
   obligations                                (1,387)      (2,634)
Net cash provided by financing
 activities                                  498,130      402,436
  Net increase(decrease) in cash and
   cash equivalents                           11,822      (17,382)
Cash and cash equivalents at
 beginning of year                           215,363      232,745
Cash and cash equivalents at
 end of year                             $   227,185   $  215,363

Supplemental disclosure of cash flow
 information:
  Cash paid during the year for:
     Interest                            $   293,023   $  246,577
     Income taxes                             22,595        9,795

Non cash investing activities:
  Change in net unrealized gain (loss)
   on securities available for sale      $     2,464   $    1,030
  Transfer of foreclosed real estate          19,547       32,600




See accompanying notes to consolidated financial statements.





                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements

                        December 31, 1995 and 1994



(1)  Summary of Significant Accounting Policies

     (a)  Basis of Presentation

          CTUS, a unitary thrift holding company (the "Company"), is the parent of First Federal Savings and Loan Association of Rochester and subsidiaries (the "Subsidiary") and is owned by CT Financial Services, Inc. (the "Parent") through a subsidiary of the parent, CT North America Financial Holdings.

     (b)  Principles of Consolidation

          The consolidated financial statements include the accounts of the Company and its Subsidiary. All significant intercompany accounts and transactions have been eliminated.

     (c)  Cash Equivalents

          Cash equivalents consist of federal funds sold, certificates of deposits and funds due from banks. For purposes of the statements of cash flows, all highly liquid debt instruments with original maturities of three months or less are considered cash equivalents.

     (d)  Securities

          Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Statement requires classification of securities into three categories: trading, available for sale, or held to maturity. The Company classifies its debt securities as either available for sale or held to maturity, as the Company does not hold any securities considered to be trading.

          Held to maturity securities are those that the Company has the positive intent and ability to hold to maturity. All other securities not classified as held to maturity are classified as available for sale.

          Available for sale securities are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as a separate component of stockholder's equity until realized.

          A decline in the fair value of any available for sale or held to maturity security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

          Interest income includes interest earned on the securities and the amortization of premiums and accretion of discounts of the related held to maturity securities as an adjustment to yield using the effective interest method. Realized gains or losses on securities sold are recognized on the trade date using the specific identification method.




                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements


(1)  Summary of Significant Accounting Policies

     (e)  Loans

          Loans are stated at the principal amount outstanding adjusted for unearned discounts, unamortized premiums and net deferred fees. Loan origination fees and certain direct origination costs are deferred and amortized over the contractual life of the related loans using the interest method.

     (f)  Mortgage Banking Activities

          Mortgage loans held for sale are recorded at the lower of aggregate cost or estimated market value. Net unrealized losses are recognized through a valuation allowance by charges to earnings.

          Gains and losses on loan sales are recognized on trade date and are determined by the difference between net sales proceeds and the carrying value of the mortgage loans sold. When servicing is retained, an additional gain or loss may be recognized based upon the net present value of expected amounts to be received or paid resulting from the difference between the contractual interest rates received from the borrowers and the rates paid to the buyers excluding a normal loan servicing fee, securitization fees and costs, and considering estimated prepayments on such loans. The resulting excess loan interest income (excess loan servicing fees capitalized) is amortized over the estimated remaining life of the loans using the interest method.

          The cost of acquiring the right to service mortgage loans is capitalized and amortized in proportion to and over the period of estimated net servicing income based on the interest method.

          Fees related to the servicing of mortgage loans for the benefit of others are determined on the basis of loans serviced and are recorded as income when payments are received.

          Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65, was issued in May 1995. The Statement requires mortgage banking enterprises to recognize as separate assets the rights to service mortgage loans for others, however those rights are acquired, eliminating the previously existing accounting distinction between servicing rights acquired through purchase transactions and those acquired through loan originations. The provisions of the Statement will be applied prospectively beginning in fiscal 1996. The expected impact to the financial statements in 1996 is not material.




                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements



(1)  Summary of Significant Accounting Policies

     (g)  Allowance for Loan Losses

          The Company's provision for loan losses charged to operations is based upon management's evaluation of the loan portfolio. The allowance for loan losses is maintained at an amount management deems adequate to provide for potential loan losses considering the character of the loan portfolio, economic conditions, analysis of specific loans and historical loss experience. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for loan losses.
          Such agencies may require the Company to recognize additions to the allowance based on their judgements about information available to them at the time of their examination.

          The accrual of interest on impaired loans is discontinued when loans are contractually ninety days past due or in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Income is subsequently recognized only to the extent cash payments are received and the principal balance is expected to be recovered. Such loans are restored to an accrual status only if the loan is brought contractually current and the borrower has demonstrated the ability to make future payments of principal and interest.

          The Company adopted the provisions of Statement of Financial Accounting Standards No. 114, Accounting for Creditors for Impairment of a Loan as amended by FASB Statement No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures in 1995. The Statement provides guidance in defining and measuring loan impairment. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts of principal and interest under the original terms of the agreement. Accordingly, the Company measures certain impaired commercial mortgage loans based on the present value of expected future cash flows, discounted at the loan's effective interest rate or, at the loan's observable market price or fair value of collateral. The Statement does not apply to large groups of small balance, homogeneous loans that are collectively evaluated for impairment. The Statement did not have a material impact on the Company's 1995 consolidated financial statements.

     (h)  Premises and Equipment

          Premises and equipment are recorded at acquired cost less accumulated depreciation. Depreciation and amortization are calculated primarily using the straight-line method over the estimated useful lives of the depreciable asset. The lives used to compute depreciation and amortization are 30 to 50 years for buildings, the lesser of the lease term or estimated useful life for leasehold improvements, and 5 to 10 years for equipment.




                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements



(1)  Summary of Significant Accounting Policies

     (i)  Foreclosed Real Estate

          Foreclosed real estate represents property acquired through, or in lieu of, foreclosure. At acquisition, foreclosed real estate is valued at the lower of fair value or the carrying amount, including related costs incurred to acquire the property at acquisition. Subsequent to acquisition, foreclosed real estate is carried at the lower of the carrying amount or fair value less estimated costs to sell. Foreclosed real estate is included in other assets.


     (j)  Financial Instruments

          The Company holds various derivative financial instruments to hedge exposure to fluctuating interest rates. The Company is not an issuer of any financial instrument derivatives.

          Interest-Rate Exchange Agreements. Interest-rate exchange agreements (swaps) used in asset/liability management activities are accounted for using the accrual method. Net interest income (expense) resulting from the differential between exchanging floating and fixed-rate interest payments is recorded on a current basis. Gains or losses, if any, on terminated swaps used in asset/liability management activities are deferred and amortized into interest income or expense over the original maturity period of the swap.

          Interest Rate Caps. Premiums paid for interest rate caps are capitalized and amortized into interest expense over the contractual terms of the cap. Interest received under the terms of the caps is accrued and recorded as a reduction of interest expense.

          Options. Option premiums paid are capitalized and amortized to income over the exercise period of the option, while realized gains on exercised options are deferred and amortized over the term of the expected benefit.

          Other Off-Balance-Sheet Instruments. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and forward commitments to sell securitized loans. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

          Although off-balance sheet derivative financial instruments do not expose the Company to credit risk equal to the notional amount, the Company is exposed to credit risk to the extent of the fair value gain of an off-balance sheet derivative financial instrument if the counterparty fails to perform. The Company minimizes the credit risk in these instruments by dealing only with highly rated counterparties who have credit ratings of investment grade as rated by the major rating agencies. Each transaction is specifically approved for applicable credit exposure.






                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements



(1)  Summary of Significant Accounting Policies


     (k)  Securities Sold under Agreements to Repurchase

          The Company enters into sales of mortgage-backed securities under agreements to repurchase. These agreements are financing transactions, and as a result, sales proceeds are treated as borrowings and reflected as liabilities in the consolidated statements of financial condition. The amount of the securities underlying the agreements remains in the asset account. The securities underlying the agreements were delivered to dealers who arranged the transactions. The dealers may have sold, loaned or otherwise disposed of the securities to other parties in the normal course of their operations, and have agreed to return substantially identical securities to the Company at the maturity of these agreements.

     (l)  Income Taxes

          Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     (m)  Other Standards

          The Company maintains compensation plans which provide for grants of stock options and restricted stock to officers. As described in Note 16, the Company currently follows Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees in accounting for its plans. In October 1995, the FASB issued Statement No. 123 entitled Accounting for Stock-Based Compensation which encourages, but does not require, companies to use a fair value based method of accounting for stock-based employee compensation plans. Under this method, compensation cost is measured as of the date stock awards are granted based on the fair value rather than the intrinsic value of the award, and such cost is recognized over the service period, which is usually the vesting period. If a company elects to continue using the intrinsic value based method under Opinion 25, pro forma disclosures of net income and net income per share are required, as if the fair value based method had been applied. The Company's current policy substantially complies with the requirements of Statement 123.

     (n)  Reclassifications

          Reclassifications are made to prior year financial statements whenever necessary to conform with the current year presentation.







                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements


(2)  Cash and cash equivalents


     Cash and cash equivalents as of December 31, 1995 and 1994 follows
     (amounts in thousands):

                                                1995         1994
     Federal funds sold-overnight           $ 77,025     $ 20,679
     Federal funds sold-term                  65,800       22,000
     Time deposits                                 -       85,000
     Other interest bearing accounts          26,813       24,726
                                             169,638      152,405
     Cash                                     57,547       62,958
                                            $227,185     $215,363



(3)  Securities


     The amortized costs and estimated fair values of securities as of December 31, 1995 and 1994 follows (amounts in thousands):

                                                  Gross         Gross
                                  Amortized   Unrealized   Unrealized    Estimated
               1995                    Cost        Gains       Losses   Fair Value
    Securities held to maturity:
      Mortgage-backed
       securities:
        FHLMC                      $128,064       $  797       $  249     $128,612
        FNMA                         54,685          141          152       54,674
        GNMA                            207           17            -          224
        Conventional                 67,478            8        1,448       66,038
      U.S. Treasury bills             4,964           12            -        4,976
      U.S. Treasury notes            45,038          199           10       45,227
      U.S. Government
       and agency bonds                  24            -            -           24

        Total securities held
         to maturity               $300,460       $1,174       $1,859     $299,775

    Securities available for sale:
      Debt securities:
       Mortgage-backed
        securities:
        Conventional               $ 94,145       $1,255       $    -     $ 95,400
        FHLMC                       285,877        2,047          728      287,196
        FNMA                        201,919          870        1,362      201,427
        GNMA                         15,705          210            -       15,915
       U.S. Treasury notes           29,018          224            -       29,242
        Total debt securities       626,664        4,606        2,090      629,180

      Equity securities:
       Other securities                 215            -            -          215

        Total securities
       available for sale          $626,879       $4,606       $2,090     $629,395





                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements



(3) Securities, Continued
                                                    Gross        Gross
                                   Amortized   Unrealized   Unrealized    Estimated
              1994                      Cost        Gains       Losses   Fair Value
    Securities held to maturity:
      Mortgage-backed
       securities:
        FHLMC                     $  542,148         $116      $21,550   $  520,714
        FNMA                         312,260           76       21,097      291,239
        GNMA                          15,722           33          605       15,150
        Conventional                 211,274          251        3,270      208,255
      U.S. Treasury bills             18,147            -           97       18,050
      U.S. Treasury notes             59,963            -        1,184       58,779
      U.S. Government
       and agency bonds                   24            -            -           24

        Total securities
       held to maturity           $1,159,538         $476      $47,803   $1,112,211

    Securities available for sale:
      Debt securities:
       Mortgage-backed
        securities:
        FHLMC                     $    8,687         $  -      $   422   $    8,265
        FNMA                          13,326           40          255       13,111
        GNMA                          45,346           61        1,230       44,177

        Total debt securities         67,359          101        1,907       65,553
      Equity securities:
       Other securities                  210            -            -          210

        Total securities
       available for sale         $   67,569         $101      $ 1,907   $   65,763



     Under the one-time opportunity allowed by the Financial Accounting Standards Board ("FASB") to reassess the designation of securities, the Company transferred securities with an amortized cost of $684,823,465 and a fair value of $690,293,630 from held to maturity to available for sale in November 1995. As provided in the FASB guidance, the one-time transfer does not call into question management's ability and intent to hold securities to maturity.





                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements



(3) Securities, Continued

    Proceeds from the sale of securities available for sale for the years ended December 31, 1995 and 1994 were $143,028,000 and $160,634,000, respectively. Gross gains and (gross losses) realized on these sales of securities available for sale were $3,974,000 and $(0), respectively, for the year ended December 31, 1995 and $216,000 and $(77,000), respectively, for the year ended December 31, 1994.

    GNMA, FHLMC and FNMA mortgage-backed certificates with a carrying value of $545,910,000 and $490,780,000 at December 31, 1995 and 1994 were sold under  agreements to repurchase (See Note 10).

    FHLMC mortgage-backed certificates with a carrying value of $9,230,000 and $11,054,000 at December 31, 1995 and 1994 were pledged as collateral for the collateralized mortgage obligations issued by the Company (See
    Note 11).



    The amortized cost and estimated fair value of debt securities at December 31, 1995 by contractual maturity follows (amounts in thousands):


                                  Held to Maturity         Available for Sale

                               Amortized   Estimated    Amortized    Estimated
                                    Cost  Fair Value         Cost   Fair Value
     One year or less           $ 34,903    $ 35,086     $  4,635      $ 4,883
     After one year
      through five years         134,951     135,191      151,782      153,283
     After five years
      through ten years           44,223      44,043      189,945      188,207
     After ten years              86,383      85,454      280,302      282,807
                                $300,460    $299,775     $626,664     $629,180




                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements



(4)  Loans


     A summary of loans as of December 31, 1995 and 1994 follows (amounts in thousands):


                                                         1995           1994
    Mortgage loans:
      Conventional:
       one to four family residential-fixed        $  199,878     $  151,647
       one to four family residential-variable      4,697,820      3,980,857
       commercial and construction                    401,125        357,777
      FHA insured and VA guaranteed                   106,015        106,609

               Total mortgage loans                 5,404,838      4,596,890

    Other loans:
      Second mortgage                                 220,952        232,892
      Home improvement                                  7,557          9,773
      Student                                          82,629         72,281
      Other consumer                                   23,117         19,594

               Total other loans                      334,255        334,540

               Total loans                          5,739,093      4,931,430

      Allowance for loan losses                       (38,842)       (35,373)
      Unearned net loan premiums and fees              37,958         24,248

               Loans, net                          $5,738,209     $4,920,305


    The interest rates on adjustable-rate residential mortgage loans held in the Company's portfolio generally float at designated spreads above indices based on U.S. Treasury securities. The loans are generally subject to caps on increases in the rate of interest. Adjustable-rate loans may provide for initial rates of interest below the rates that would prevail if the market rate indices used for repricing were applied initially. Adjustable-rate mortgages pose potential additional risks, primarily because as interest rates rise, the mortgage payments by the borrowers rise as a result of periodic repricing, increasing the potential for default.





                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements



(4) Loans, Continued



    The following summarizes activity in the allowance for loan losses for the years ended December 31, 1995 and 1994 (amounts in thousands):

                                              1995          1994
    Balance, beginning of year            $ 35,373      $ 48,461
    Provision for loan losses               15,336        16,211
    Loans charged-off                      (14,020)      (21,482)
    Reduction for non-performing
     loan sale                                   -        (9,919)
    Recoveries                               2,153         2,102

    Balance, end of year                   $38,842       $35,373


    In 1994, the Company sold $40,862,800 of non-performing loans and foreclosed real estate. Cash proceeds of the sale were $27,929,400 and related valuation allowances at sale date were $9,919,000. The remaining $3,014,400 loss was charged to earnings.

    The principal balance of residential mortgage loans not accruing interest as of December 31, 1995 and 1994 amounted to $32,857,000 and $19,761,000. The effect on interest income for non-accrual residential loans was $2,942,000 and $2,267,000 for the years ended December 31, 1995 and 1994.

    Impaired commercial mortgage loans were $4,536,000 at December 31, 1995 and the total allowance for loan losses related to these loans was $2,797,000. Commercial mortgage loans with modified payment terms were immaterial at December 31, 1995 and 1994. The effect on interest income of impaired loans was not material to the consolidated financial statements in 1995 and 1994. The Company is not committed to lend additional funds to these borrowers.

    As of December 31, 1995, approximately 28.6% of the outstanding principal balance of the Company's residential mortgage loan portfolio was located in New York State, 10.2% in New Jersey, and 9.4% in Maryland. The balance was secured by properties located in 45 states, with no other state or territory accounting for 8.5% or more of the portfolio. As of December 31, 1995, approximately 83.5% of the outstanding principal balance of the Company's portfolio of multi-family, commercial and construction mortgage loans was secured by properties located in New York State, and 10.2% in New Jersey. The balance was secured by properties located in 18 states, with no other state accounting for 2% or more of the portfolio.





                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements



(4) Loans, Continued


    Total non-performing mortgage loans (including residential, commercial, and construction real estate loans) by geographic region as of December
    31, 1995 and 1994 follows (amounts in thousands):

                                   1995                   1994
                             Amount       %         Amount       %
    New York                $20,678    55.3%       $14,243    62.4%
    New Jersey                5,011    13.4          4,040    17.7
    Connecticut               4,151    11.1          3,515    15.4
    All other states          7,553    20.2          1,028     4.5

        Total               $37,393   100.0%       $22,826   100.0%


(5) Mortgage Banking Activities

    Mortgage loans includes loans held for sale (which are principally residential loans) of $95,974,000 and $18,054,000 as of December 31, 1995 and 1994. Proceeds from the sale of loans held for sale were $439,714,000 and $508,516,000 for the years ended December 31, 1995 and
    1994. Net gain(loss) on sales of loans was $2,220,000 and $(572,000) for the years ended December 31, 1995 and 1994. No significant income statement impact is anticipated from the disposition of the loans held for sale.

    Loans serviced for others, amounting to $6.1 billion and $3.8 billion at December 31, 1995 and 1994 are not included in the consolidated financial statements. Custodial escrow balances maintained in connection with the foregoing loan servicing were $87,143,932 and $67,162,515 at December 31, 1995 and 1994.


    The following analysis reflects the changes in loan servicing rights acquired (purchased) and excess loan servicing fees capitalized
    (retained) balances for the years ended December 31, 1995 and 1994
    (amounts in thousands):

                                         Purchased      Retained
      Balance December 31, 1993           $ 19,242       $18,250
       Additions                            14,187         2,407
       Amortization                         (4,367)       (3,426)
      Balance December 31,1994              29,062        17,231
       Additions                            35,444           688
       Amortization                         (5,488)       (2,824)
      Balance December 31, 1995            $59,018       $15,095





                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements



(5) Mortgage Banking Activities, Continued

    In June 1995, the Company, through the Subsidiary, acquired the outstanding common stock of Sibley Mortgage Corporation (Sibley) for $20 million in cash. Sibley's primary business was the origination, purchase, sale and servicing of residential and multi-family loans. The acquisition was recorded using the purchase method of accounting. Accordingly, purchased mortgage servicing rights of $14.3 million and goodwill of $4.2 million were recorded. Goodwill is being amortized on a straight-line method over 10 years.


(6) Accrued Interest Receivable


    Accrued interest receivable as of December 31, 1995 and 1994 follows
    (amounts in thousands):


                                              1995          1994
        Loans                              $37,003       $29,657
        Securities                           6,171         7,066
        Other assets                         1,117         1,060
                                           $44,291       $37,783



(7) Premises and Equipment


        A summary of premises and equipment as of December 31, 1995 and 1994 follows (amounts in thousands):

                                              1995          1994
        Land                              $  3,369      $  3,408
        Office buildings                    30,117        27,933
        Furniture and equipment             41,575        35,365
        Leasehold improvements              15,272        13,227
                                            90,333        79,933
        Less accumulated depreciation
         and amortization                  (33,548)      (23,720)
                                          $ 56,785      $ 56,213


    Depreciation and amortization expense was $9,361,000 and $7,675,000 for the years ended December 31, 1995 and 1994.



                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements


(8)     Deposits


    A summary of deposits and interest rates as of December 31, 1995 and 1994 follows (amounts in thousands):


                                       1995                    1994
                                          Year End                Year End
                                          Interest                Interest
                                  Amount      Rate        Amount      Rate
    Demand deposits
     and NOW accounts         $  389,423      .78%    $  386,995      .95%

    Passbook, statement
     and club accounts         1,048,225     2.95      1,222,444     2.85
    Insured money market
     funds                       509,021     3.71        502,697     3.04
                               1,557,246     3.20      1,725,141     2.91

    Certificates of
     deposit maturing:
        12 months or less      1,842,879     5.89      1,477,253     4.67
        13-24 months             201,238     5.97        200,834     5.48
        25 months or longer      219,716     6.21        240,974     5.86
                               2,263,833     5.93      1,919,061     4.90
                              $4,210,502     4.44%    $4,031,197     3.67%


    Jumbo certificates of deposit were $210,961,000 and $156,883,000 at December 31, 1995 and 1994.



    Interest expense on deposits for the years ended December 31, 1995 and 1994 follows (amounts in thousands):


                                              1995           1994
    Demand deposits and NOW accounts      $  3,444       $  3,904
    Passbook statement and club accounts    33,286         40,198
    Insured money market funds              17,793         15,995
    Certificates of deposit                119,488         71,474
    Interest on Swaps, net                  (1,834)           950

                                          $172,177       $132,521




                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements


(9) Advances From Federal Home Loan Bank

    Advances from the Federal Home Loan Bank of New York as of December 31,
    1995 and 1994 consisted of the following (amounts in thousands):

                          1995                           1994
                           Weighted Average               Weighted Average
    Due Date        Amount    Interest Rate        Amount    Interest Rate
      1995      $        -           -%        $  516,043        5.43%
      1996         889,742        5.97            573,784        5.98
      1997         378,161        6.25            354,669        5.82
      1998         352,174        6.68             25,000        5.51
      1999           8,500        7.94              8,500        7.94
      2000          50,000        6.07                  -           -
      2001          25,518        6.95             25,518        6.95
      2002             702        2.67                702        2.67
      2005           5,500        6.35                  -           -
      2006             256        6.02                256        6.02
      2007             402        6.45                402        6.45
                $1,710,955                     $1,504,874


    The Company has pledged qualifying collateral, primarily mortgage loans, with a market value of at least 110% of the amount of the advances. The Company has an available line of credit with Federal Home Loan Bank of New York equal to 30% of total assets exclusive of withdrawal advances. The Company is required to hold stock in the Federal Home Loan Bank of New York in an amount equal to the greater of 5% of the outstanding advance balance or 1% of eligible mortgage loans.


(10)  Securities Sold Under Agreement to Repurchase

    Securities sold under agreements to repurchase as of December 31, 1995 and 1994 were $570,648,000 and $498,077,000, respectively. These securities are collateralized by mortgage-backed securities with a fair value of $545,227,000 and $465,985,000 at December 31, 1995 and 1994.

    The securities sold under agreements to repurchase had a weighted average borrowing rate of 6.04% and 4.15% for the years ended Decem-
    ber 31, 1995 and 1994. Such borrowings had an average outstanding balance of approximately $545,928,000 and $403,766,000 for the years ended December 31, 1995 and 1994 with the maximum amounts outstanding at any month end during these periods of approximately $611,883,000 and
    $524,641,000.   All such borrowings mature within one year.




                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements


(11)  Collateralized Mortgage Obligations

    In April and August 1986, First Federal Capital Corporation, a wholly owned subsidiary of the Subsidiary issued collateralized mortgage bonds
    ("Bonds") of $12,496,000 and $19,542,000. The Bonds are general obligations of the corporation and are collateralized by a pledge of FHLMC mortgage-backed certificates with a carrying value of $9,230,000 and $11,054,000 at December 31, 1995 and 1994. All payments received on the pledged mortgage-backed securities, net of certain costs, must be applied to repay the Bonds. It is expected that the actual life of the Bonds will be less than their stated maturity. A schedule of the Bonds outstanding as of December 31, 1995 and 1994 follows (amounts in thousands):

                                1995                   1994
                                    Stated                Stated
    Maturity               Amount     Rate       Amount     Rate
    January, 2000         $ 2,864     7.33%      $3,780     7.33%
    September, 2002         3,231     7.89        3,959     7.89
    October, 2006           2,436     7.27        2,179     7.27
                          $ 8,531                $9,918



(12)  Senior and Subordinated Debt


    Senior and subordinated debt is comprised of three notes payable to CT
    North America L.L.C., amounts outstanding as of December 31, 1995 and
    1994 follow (amounts in thousands):

                                                          1995      1994
    Floating Rate Unsecured Senior Capital
     Note due April 25, 1997.  Interest only
     payable semi-annually, based on the
     current six month LIBOR rate plus 4.5%            $25,000   $25,000

    Fixed Rate Unsecured Subordinated Capital
     Note due March 25, 2003.  Interest only
     payable semi-annually.  Interest fixed at
     8.25%. Obligation is subordinate to obligation
     under Floating Rate Unsecured Senior
     Capital Note                                       28,000    28,000

    Floating Rate Unsecured Subordinated
     Capital Note due March 10, 2005.
     Interest only payable semi-annually, based
     on the current six month Libor rate plus 1.0%.     29,000         -
                                                       $82,000   $53,000




    The Company may redeem all or part of the outstanding principal amount of the notes at specific redemption prices, plus accrued interest as follows:

                                Redemption Price as of % of Principal
                                $25,000            $29,000           Fixed
     Year of Redemption    Floating Rate Note  Floating Rate Note  Rate Note
    1995                         100.5%             102.0%           100.0%
    1996                         100.0              101.0            100.0
    1997 and thereafter          100.0              100.0            100.0



                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements



(13)  Income Taxes


    Tax Provision

    Income taxes for the years ended December 31, 1995 and 1994 were allocated as follows (amounts in thousands):

                                              1995         1994
      Taxes charged to operations          $29,043      $24,411

      Taxes charged to stockholder's
        equity, for net unrealized gain
       (loss) on certain securities          1,858         (776)
                                           $30,901      $23,635


    The components of the provision for income tax expense (benefit) charged to operations for the years ended December 31, 1995 and 1994 are as follows (amounts in thousands):

                                              1995         1994
      Current:
        Federal                            $25,196      $ 9,531
        State and local                      8,838        3,804
                                            34,034       13,335
      Deferred:
        Federal                             (4,290)       7,918
        State and local                       (701)       3,158
                                            (4,991)      11,076
                                           $29,043      $24,411

    Reconciliation of Expected Federal Statutory Rate to Actual Rate


    The provision for federal income taxes from continuing operations is based on income before taxes at the statutory rate of 35% for the years ended December 31, 1995 and 1994 adjusted for the following differences
    (amounts in thousands):


                                              1995       1994
      Income tax at statutory rate         $24,938    $19,774

      Increase (Reduction) in income
        taxes resulting from:
          State and local income taxes,
            net of Federal benefit           5,289      4,525
          Change in valuation allowance
            for deferred tax assets         (1,164)      (291)
          Other differences                    (20)       403
      Provision for income taxes           $29,043    $24,411




                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements


(13)  Income Taxes, Continued


    Deferred Taxes

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1995 and 1994 are presented below.

                                                   1995       1994
      Deferred tax assets:
         Loan valuation allowance              $ 18,743   $ 16,913
         Intangible asset amortization            3,092      5,770
         Compensation and benefits                5,001      3,990
         Purchase accounting - discounts          4,116      2,933
         Net unrealized loss on securities
          available for sale                          -        776
         Fixed assets                             1,331      1,900

      Total gross deferred assets                32,283     32,282
         Less valuation allowance               (16,747)   (17,911)
            Net deferred tax assets              15,536     14,371

      Deferred tax liabilities:
         Tax bad debt reserve                    10,844      9,784
         Deferred origination income                544        994
         Loan servicing rights                    2,849      2,217
         Purchase accounting - premiums           9,477     12,375
         Net unrealized gain on securities
           available for sale                     1,082          -
         Other                                    2,222      3,613

      Total gross deferred tax liabilities       27,018     28,983

      Net deferred tax liability, included in
        other liabilities                       $11,482    $14,612


    The net change in the valuation allowance for deferred tax assets was a decline of $1,164,000 and $291,000 for the years ended December 31, 1995 and 1994, respectively.

    Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the continuing need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible.






                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements


(14)  Financial Instruments

    a)   Interest Rate Swaps


      Interest rate swaps entitle the Company to receive variable interest payments based on specified spreads over various London Interbank Bid and Offer Rates (LIBOR), in exchange for fixed interest payments.
      The following summarizes the terms and characteristics of interest rate swaps as of December 31, 1995 and 1994 (dollar amounts in thousands):

                                         1995           1994
      Carrying amount (including
        accrued interest)               $(822)       $(1,142)
      Fair value                          242          2,514
      Hedged item                  3 Month CD's   3 Month CD's
      Notional amount                 $85,000        $200,000
      Original term to maturity         3 yrs.     2 to 3 yrs.
      Weighted average maturity      3 months            1 yr.
      Weighted average interest
        rate receivable                  5.81%          5.69%
      Weighted average interest
        rate payable                     4.69%          4.42%


      Net interest (income) expense from interest rate swaps for the years ended December 31, 1995 and 1994 was $(1,834,478) and $949,792 which is included in interest expense on deposits.


    b)   Interest Rate Caps


      Interest Rate Caps entitle the Company to receive interest payments in exchange for payment of a premium, provided the 3 month LIBOR rate exceeds the cap rate. The following summarizes the terms and characteristics of the cap agreements as of December 31, 1995 and 1994 (dollar amounts in thousands):

                                              1995       1994
      Carrying amount
        (including accrued interest)      $  5,329   $  5,782
      Fair value                             2,663     15,756
      Notional amount                      550,000    312,500
      Weighted cap rate                       5.56%      4.81%
      Weighted term to maturity               1 yr.      2 yr.


      The Company recognized interest income of $4,408,000 for the year ended December 31, 1995 and $2,375,000 in 1994. Amortized premiums for the years ended December 31, 1995 and 1994 were $4,333,000 and $2,957,000. The income received and amortized premium expense were included in interest expense on FHLB advances.





                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements



(14)  Financial Instruments, Continued


    c)   Put Options

      The Company purchases put options on Eurodollar futures contracts, in order to offset for the potential effect of rising rates on interest margin. Eurodollar futures are indexed to LIBOR. The following summarizes the terms and characteristics of the put options as of December 31, 1995 and 1994 (dollar amounts in thousands):

                                        1995                  1994
      Carrying amount                   $917                $   985
      Fair value                         148                 13,808
      Instrument underlying
        put option                Eurodollar futures    Eurodollar futures
      Contract amount                 $1,875,000           $4,700,000
      Option expiration dates       March 17, 1997      December 18, 1995
      Strike price                  92.25 to 95.75       92.50 to 94.50


      The amount of option premiums amortized and charged to income for the years ended December 31, 1995 and 1994 was $6,512,000 and $8,586,000.
      Amortized gains from sold option contracts were $3,685,000 in 1995 and $5,400,000 in 1994 and were offset against interest expense on FHLB advances. Unamortized premiums at December 31, 1995 and 1994 were $928,000 and $3,678,000. Unamortized gains at December 31, 1995 and 1994 were $11,000 and $2,693,000.


    d)   Call Options

      The Company purchases call options on Eurodollar futures contracts and Treasury Notes, in order to offset for the potential effect of falling rates on interest margin. Eurodollar futures are indexed to LIBOR. The following summarizes the terms and characteristics of the call options as of December 31, 1995 (dollar amounts in thousands):

                                        1995                  1994
      Carrying amount (including
        net deferred gains)           $  (812)                $489
      Fair value                        3,364                  183
      Instrument underlying       Eurodollar futures    Eurodollar futures
        call option               and Treasury Notes
      Contract amount                $1,432,000             $5,850,000
      Option expiration dates       June 17, 1996         March 18, 1995
      Strike price                  93.25 to 95.50        93.75 to 94.75


      The amount of option premiums amortized and charged to income for the years ended December 31, 1995 and 1994 was $992,000 and $244,000.
      Amortized gains from sold option contracts in 1995 and 1994 were $1,211,000 and $0. Unamortized premiums at December 31, 1995 and 1994 were $728,000 and $489,000. Unamortized gains at December 31, 1995 and 1994 were $1,540,000 and $0.




                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements



(15)  Employee Benefits

    a)   Retirement Plans

      The Company has a non-contributory defined benefit pension plan covering substantially all employees. The plan provides pension benefits that are based on each employee's years of service and average compensation prior to retirement. The Company's funding policy is to contribute annually at least the minimum required by law. Plan assets are invested in the general account and certain separate accounts of The New England Company and Morgan Stanley.


      For the years ended December 31, 1995 and 1994, the net pension cost is summarized as follows (amounts in thousands):

                                              1995         1994
         Service cost                      $ 1,042       $1,357
         Interest cost                       2,498        2,301
         Return on plan assets              (2,415)      (2,156)
         Net amortization and
            deferral                          (115)        (174)

         Net periodic pension cost         $ 1,010      $ 1,328




      The following schedule reconciles the funded status of the plan as of December 31, 1995 and 1994 (amounts in thousands):

                                              1995                 1994
      Estimated fair value of plan
       assets                                    $ 32,296              $ 31,748
      Benefit obligations:
        Vested benefit obligation      (25,215)              (24,337)
        Accumulated benefit
         obligation                    (25,827)              (24,830)
        Projected benefit obligation              (32,068)              (32,318)
      Unrecognized net loss                         4,434                 3,906
      Unrecorded prior service cost                  (705)                 (833)
      Remaining unrecognized net
       transition asset                              (111)                 (238)

         Net pension asset
            recognized in the
            consolidated statement
            of financial condition
            as of December 31, 1995
            and 1994                              $ 3,846               $ 2,265



                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements



(15)  Employee Benefits, Continued

    a)   Retirement Plans, Continued


      Certain assumptions utilized in the calculation summarized on the previous page are as follows:

                                                 1995       1994
      Assumed discount rate                      8.25%      7.50%
      Assumed rate of compensation increase      6.00       6.00
      Expected long term rate of return on
         plan assets                             8.25       7.50


      The Company also has a 401(K) Salary Reduction Profit Sharing Plan in which substantially all employees are eligible to participate. Total expense for this plan was $746,734 and $722,844 for the years ended December 31, 1995 and 1994.

      The Company maintains certain non qualified retirement plans (i.e., Supplemental Employee Retirement Plan and Directors Retirement Plan) for key officers and directors. Certain of these plans are funded annually, and the net periodic pension cost recorded for these plans was $304,672 and $242,808 for the years ended December 31, 1995 and 1994.

    b)   Post Retirement Benefits

      The Company sponsors a defined benefit post retirement medical plan that covers all of its full time employees. All employees who retire from the Company's defined benefit pension plan who have attained age 55 with 5 years of service are eligible. Employees are required to contribute a portion of the premium based on their age and service at retirement. Spouses pay the full premium. The plan is not funded. Upon adoption of SFAS No. 106, the Company recorded the entire accumulated post retirement benefit obligation on May 1, 1991.




                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements



(15)  Employee Benefits, Continued

    b)   Post Retirement Benefits, Continued


      Net periodic postretirement benefit cost for the years ended December
      31, 1995 and 1994 included the following components (amounts in thousands):

                                                  1995       1994
      Service cost - benefits
        attributed to service
        during the period                        $ 472      $ 498
      Interest cost                                519        527
      Net amortization and
        deferral                                   (95)       (36)
      Net periodic postretirement
        benefit cost                             $ 896      $ 989


      The following table sets forth the plan's funded status reconciled with the amount shown in the Company's financial statements at December 31, 1995 and 1994 (amounts in thousands):

                                                  1995       1994
      Accumulated postretirement benefit
        obligation:
           Retired employees                   $(5,123)   $(2,067)
           Active employees                     (1,544)    (5,329)
           Total                                (6,667)    (7,396)
      Plan assets at fair value                      -          -
      Unfunded accumulated benefit obligation
         in excess of plan assets               (6,667)    (7,396)
      Unrecognized net gain                     (1,464)       (80)
      Unrecognized prior service cost             (473)      (509)
      Accrued postretirement medical
         benefit cost                          $(8,604)   $(7,985)


      For measurement purposes, a 12.75% annual rate of increase in the per capita cost of health care benefits for retirees was assumed for 1995. The rate was assumed to decrease gradually to 6.00% by 2006 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation at December 31, 1995 by $780,000, and the net periodic postretirement benefit cost by $126,000 for the year then ended.

      The weighted average discount rate used in determining the accumulated postretirement obligation was 8.25% for 1995 and 7.50% for 1994.



                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements



(16)  Stock Option Plans and Stock Grant


    On May 8, 1991, the Subsidiary adopted a Non-qualified Stock Option Plan
    (the "Plan") for its officers. On that date, options were granted to purchase 1,004,900 shares of common stock at an exercise price equal to the net book value per share at date of grant. The plan provides for subsequent additional awards of stock options based on a formula linked to compensation increases. The basis of subsequent options purchased is based on the net book value per share at date of grant. Subsequent to exercise, the optionee may sell the shares back to the Subsidiary at a price equal to the current net book value per share. The right to exercise options granted is phased in over a seven year vesting schedule. As of December 31, 1995, 979,590 share options were outstanding and become exercisable according to the following schedule:

         Date of Exercisability     Aggregate Number Exercisable
               May 8, 1995                   602,100
               May 8, 1996                   749,610
               May 8, 1997                   895,245
               May 8, 1998                   927,900
               May 8, 1999                   951,735
               May 8, 2000                   969,255
               May 8, 2001                   979,590



    The following is a summary of the changes in options outstanding during 1995 and 1994:

                                            Weighted
                                             Average  Redemption
                                Number  Option Price       Price
                             of Shares     per share   per share
    Outstanding at
      December 31, 1993      1,050,000       $ 10.41      $13.54
    Granted                     82,200         13.92           -
    Exercised                 (49,495)         10.52       16.02
    Terminated                (80,550)         11.95           -
    Outstanding at
      December 31, 1994      1,002,155         10.57       14.93
    Granted                     73,700          5.49           -
    Exercised                 (43,295)         11.68       15.57
    Terminated                (52,970)         12.31           -
    Outstanding at
      December 31, 1995        979,590         10.79       16.84


    On May 8, 1991 the Subsidiary also issued 199,487 shares of common stock to senior officers, at the book value per share at date of grant. The grantee may sell the stock back to the Subsidiary at a price equal to current net book value per share. The initial cost of the stock grant was included as a merger cost and represents the initial minority interest. Shares issued and outstanding at December 31, 1995 and 1994 were 156,758 and 156,558 respectively.

    The cost of both plans is recognized based on the increased value of all shares granted. The increased value of both plans, which has been recorded as compensation expense, was $1,917,594 for the year ended December 31, 1995 and $1,333,696 for 1994.




                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements


(17)  Commitments and Contingencies


    At December 31, 1995 and 1994, the Company had commitments outstanding generally for up to 90 days, to originate and purchase loans and commitments to sell loans as follows (amounts in thousands):

                                               1995          1994
      Commitments outstanding to
         originate and purchase loans      $330,030      $200,695
      Commitments to sell loans             164,319        36,025
      Commitments to purchase
         mortgage-backed securities          25,000             -
      Commitment to purchase
         interest rate caps                       -         4,946


    Substantially all commitments to originate and purchase loans (net of commitments to sell loans) are for adjustable rate loans with the initial interest rate fixed at the commitment date.

    Under pending federal legislation, is the proposed one-time special assessment to recapitalize the SAIF insurance fund. If enacted in its current form, the assessment is estimated to be between 75 to 80 basis points of SAIF insured deposits held as of March 31, 1995. Based upon these rates the Company's pre-tax expense would be approximately $31.4 million to $33.5 million. There is no assurance that this pending legislation will be enacted into law, therefore, the FASB has stated that the charge to earnings must be recorded in the period it is enacted. Accordingly, the Company has made no accrual for this potential obligation.

    On February 6, 1995, the Superintendent of Banks for the State of New York seized Nationar, a check-clearing and trust company, freezing all of Nationar's assets. On that date, the Company had items in process of approximately $2,900,000 with Nationar. Based on information set forth in certain publicly available documents, which by their terms are preliminary, management believes that there is a reasonable likelihood that the Company will not recover all of its items in process owed by Nationar. In accordance with the Company's normal procedures for monitoring asset quality, the Company has established a valuation allowance of approximately $200,000 against the items in process with Nationar at December 31, 1995. The foregoing event has not had any material effect on the Company's ability to meet their liquidity needs. Management has taken all steps necessary to recover the amounts owed the Company by Nationar.


    The Company leases certain premises and equipment under various non-
    cancelable operating lease agreements.  At December 31, 1995, the total future minimum rental commitments, exclusive of amortization of premiums arising from recapitalization, are as follows (amounts in thousands):
                      1996           $ 3,933
                      1997             3,687
                      1998             3,216
                      1999             2,889
                      2000             2,511
                  Later Years         12,109


    The total rental expense was $7,187,442 for the year ended December 31, 1995 and $6,902,963 for 1994.

    In the conduct of business, the Company is involved in various litigation matters. Management of the Company, based on its review with counsel of the development of these matters, is of the opinion that the ultimate disposition of these litigation matters should not have a materially adverse effect on the financial position of the Company.




                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements



(18)  Fair Values of Financial Instruments

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

    Securities

    Fair values for securities are based on quoted market prices or dealer quotes, where available. Where quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

    Loans

    The fair values of adjustable rate residential real estate loans are determined using an option based pricing model. The cash flows are discounted using a rate comprised of an option adjusted spread and the appropriate term rate. The option adjusted spread includes an additional spread over that of ARM securities to compensate for the added risk associated with whole loans.

    The fair values of fixed rate residential, second mortgage loans, consumer loans and commercial mortgages are estimated using a discounted cash flow approach, using the appropriate index plus a spread.

    Delinquent loans (not in foreclosure) are valued using the method noted above and loans delinquent more than 30 days but less than 91 days delinquent, are reduced by an allocated amount of required general valuation allowances. The fair value of loans currently in foreclosure is estimated to approximate carrying value, as such loans are generally carried at net realizable value.

    Excess Servicing Rights

    Fair value is estimated by discounting the excess net servicing income to be received over the estimated servicing term using a current market rate.

    Deposits

    The fair value of demand deposits, passbook savings accounts, and certain money market accounts is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using a discounted cash flow approach that applies current market rates (prevailing CD rates) to a schedule of aggregated expected monthly maturities on time deposits.

    Advances from Federal Home Loan Bank

    The carrying value of variable rate advances approximates fair value. The fair value of fixed rate advances is estimated using a discounted cash flow approach, that applies the current incremental advance borrowing rate.




                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements



(18)  Fair Values of Financial Instruments, Continued

    Collateralized Mortgage Obligations

    The fair value of these instruments is estimated using a discounted cash flow approach that applies current market rates for similarly traded instruments.

    Senior and Subordinated Debt

    The carrying value of the variable rate instrument, which reprices every six months, approximates fair value. The fair value of the fixed rate instrument is estimated using a discounted cash flow approach that applies a current market rate for similar securities.

    Interest rate swaps, caps and options

    The fair value of interest rate swaps and interest rate caps are obtained from dealer quotes. These values represent current settlement prices. The fair value of options is also obtained from dealer quotes.

    Other Financial Instruments

    Based on the characteristics of cash and cash equivalents, FHLB stock, accrued interest receivable and payable, securities sold under agreements to repurchase, advances from borrowers for taxes and insurance and the commitments to purchase or sell loans and securities, the carrying value approximates fair value.





                           CTUS AND SUBSIDIARIES
                Notes to Consolidated Financial Statements



(18)  Fair Values of Financial Instruments, Continued


    The following table presents the carrying value and the estimated fair values of the forementioned Company's financial instruments as of December 31, 1995 and 1994 are as follows (amounts in thousands):


                                          1995                     1994
                                                  (2)                       (2)
                                 Carrying        Fair      Carrying        Fair
                                   Amount       Value        Amount       Value
    Financial Assets:
      Securities               $  929,855  $  929,170    $1,225,301  $1,177,974
      Loans, net of
       loss allowances          5,738,209   5,908,304     4,920,305   4,965,878
      Excess loan servicing
       fees capitalized            15,095      18,745        17,231      21,600

    Financial Liabilities:
      Deposits                  4,210,502   4,221,482     4,031,197   3,983,676
      Advances from Federal
       Home Loan Bank           1,710,955   1,723,322     1,504,874   1,476,262
      Collateralized mortgage
       obligations                  8,531      10,467         9,918      10,368


    Off-balance sheet financial
     instruments:  (1)




      Interest rate swaps:
        Net receivable                277         272           979         979
        Net payable                (1,099)        (30)       (2,121)      1,535

      Interest rate caps            5,329       2,663         5,782      15,756
      Option premiums                 105       3,512         1,474      13,991



    (1) Amounts reflected under "carrying amount" represent accruals or deferred income (expense) arising from those unrecognized financial instruments.

    (2) Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.





                                                               Exhibit 23




                        Independent Auditors' Consent


The Board of Directors
CTUS:


We consent to the inclusion of our report dated January 12, 1996, with respect to the consolidated statements of financial condition of CTUS and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholder's equity, and cash flows for the years then ended, which report appears in the Form 8-K of HSBC Americas, Inc. dated October 22, 1996. Our report refers to the adoption of Statements of Financial Accounting Standards (SFAS) Nos. 114 and 118 on January 1, 1995 and SFAS No. 115 on January 1, 1994.


                                           /s/ KPMG Peat Marwick LLP

Rochester, New York
October 22, 1996